Filed Pursuant to Rule 424(b)(2)

Registration No. 333-230656

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)(3)
Equity Units
Stock Purchase Contracts
Common Stock, no par value
Remarketable Senior Notes
Total	$2,600,000,000	$337,480

(1)

Represents an aggregate amount of $1,300,000,000 of the Equity Units (Stock Purchase Units) offered hereby, assuming exercise in full of the underwriters’ option to purchase additional Equity Units, and an aggregate amount of $1,300,000,000 of the common stock for which consideration will be received upon settlement of the purchase contracts.

(2)	Calculated in accordance with Rules 457(i), 457(o) and 457(r) under the Securities Act of 1933, as amended.

(3)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-230656) as amended in accordance with Rules 456(b), 457(i), 457(o) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 1, 2019)

DTE Energy Company

23,000,000 Equity Units

(Initially Consisting of 23,000,000 Corporate Units)

This is an offering of Equity Units (“Equity Units”) by DTE Energy Company (“DTE Energy”). Each Equity Unit will have a stated amount of $50 and initially will be in the form of a Corporate Unit (“Corporate Unit”) consisting of a purchase contract issued by DTE Energy to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of DTE Energy’s 2019 Series F 2.25% remarketable senior notes due 2025, which we refer to as the Notes.

We will apply to list the Corporate Units on the New York Stock Exchange, or NYSE, and expect trading to commence within 30 days of the date of initial issuance of the Corporate Units under the symbol “DTP” but there is no guarantee that such listing will be approved. Prior to this offering, there has been no public market for the Corporate Units.

Shares of our common stock trade on the NYSE under the symbol “DTE.” On October 29, 2019, the last sale price of the shares as reported on the NYSE was $126.59 per share.

Investing in the Equity Units involves risks. Please read “Risk Factors ” beginning on page S-28 of this prospectus supplement.

	Per Corporate Unit	Total
Public offering price	$50.00	$1,150,000,000
Underwriting discounts and commissions	$1.25	$28,750,000
Proceeds, before expenses, to us	$48.75	$1,121,250,000

We have granted the underwriters the option to purchase from us, within the 13-day period beginning on, and including, the initial closing date for this offering, up to an additional 3,000,000 Corporate Units, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Corporate Units to purchasers in book-entry form only through The Depository Trust Company on or about November 1, 2019.

Joint Book-Running Managers

Barclays	BofA Securities	J.P. Morgan	Wells Fargo Securities

Citigroup			Scotia Howard Weil

Senior Co-Managers

BMO Capital Markets	BNP PARIBAS	BNY Mellon Capital Markets, LLC

Fifth Third Securities	KeyBanc Capital Markets	Mizuho Securities	Morgan Stanley

MUFG	SunTrust Robinson Humphrey	TD Securities	US Bancorp

Co-Managers

Comerica Securities	PNC Capital Markets LLC	The Williams Capital Group, L.P.

The date of this prospectus supplement is October 29, 2019.

(continued from cover)

•

The purchase contract will obligate you to purchase from DTE Energy, on November 1, 2022 (or if such day is not a business day, on the following business day), for a price of $50 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments as described herein:

•

if the applicable market value, which is the average volume-weighted average price of our common stock on each trading day during the 20 consecutive scheduled trading day period ending on the third scheduled trading day prior to November 1, 2022, subject to adjustment as described herein if a market disruption event occurs, equals or exceeds $157.50, 0.3175 shares of our common stock;

•

if the applicable market value is less than $157.50 but greater than $126.00, a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share; and

•	if the applicable market value is less than or equal to $126.00, 0.3968 shares of our common stock.

•

DTE Energy will pay you quarterly contract adjustment payments at a rate of 4.00% per year on the stated amount of $50 per Equity Unit, or $2.00 per year, in respect of each purchase contract, subject to our right to defer these payments, as described in this prospectus supplement. No deferral period will extend beyond the purchase contract settlement date. The contract adjustment payments are payable quarterly on February 1, May 1, August 1 and November 1 of each year (except that if such date is not a business day, contract adjustment payments will be payable on the following business day, without adjustment), commencing on February 1, 2020. The contract adjustment payments will be subordinated to all of our existing and future “Senior Indebtedness” (as defined under “Description of Debt Securities—General—Subordinated Debt Securities” in the accompanying prospectus), and will be structurally subordinated to all liabilities of our subsidiaries.

•

The Notes will initially bear interest at a rate of 2.25% per year. The Notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be structurally subordinated to all liabilities of our subsidiaries.

•

The Notes will be remarketed in 2022 as described in this prospectus supplement. In connection with the remarketing, we may elect to (i) shorten the maturity of the Notes to a date not earlier than November 1, 2024, (ii) remarket the Notes as either fixed-rate or floating-rate notes and (iii) modify certain other terms of the Notes. Following any successful remarketing of the Notes, the interest rate on the Notes will be reset, interest will be payable on a semi-annual basis (except in the case when the Notes are remarketed as floating-rate notes), and we will cease to have the ability to redeem the Notes at our option, all as described under “Description of the Purchase Contracts—Remarketing.”

•

Your ownership interest in the Notes (or after a successful optional remarketing, your related ownership interest in the Treasury portfolio or, in certain circumstances, cash) or the Treasury securities, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

•

Other than during a blackout period (as defined under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note”) or after a successful remarketing of the Notes, you can create Treasury Units (“Treasury Units”) from Corporate Units by substituting Treasury securities for your pledged ownership interest in the Notes comprising a part of the Corporate Units. You can also recreate Corporate Units from Treasury Units by substituting an undivided beneficial ownership interest in the Notes for the Treasury securities previously pledged and comprising a part of your Treasury Units.

•

If there is a successful optional remarketing of the Notes and, at such time, you hold Corporate Units, your applicable ownership interest in the Treasury portfolio purchased with the proceeds from the remarketing (or, in certain circumstances, cash) will be used to satisfy your payment obligation under the purchase contract. If there is a successful final remarketing of the Notes and you hold Corporate Units, the proceeds from the remarketing will be used to satisfy your payment obligation under the purchase contract, unless you have elected to settle with separate cash.

This prospectus supplement and the accompanying prospectus and any free writing prospectus that we file with the Securities and Exchange Commission (“SEC”) contain and incorporate by reference information you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement.

Unless noted otherwise, references in this prospectus supplement to “DTE Energy,” “we,” “us,” or “our” refer to DTE Energy Company and its consolidated subsidiaries.

Prospectus Supplement

Prospectus

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We maintain a website at http://www.dteenergy.com, that contains information about us. The information on our website is not incorporated by reference into this prospectus supplement and you should not consider it part of this prospectus supplement.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. The following information is incorporated by reference into this prospectus supplement:

•

Annual Report on Form 10-K for the year ended December  31, 2018 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2019 annual meeting of shareholders filed on March 14, 2019);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and

•	Current Reports on Form 8-K filed on February 4, 2019, April 16, 2019 (two filed), May 2, 2019, May 3, 2019, May 14, 2019, June 20, 2019, June 24, 2019, July 8, 2019, and October 18, 2019.

Additionally, any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus supplement and before the completion of this offering will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Each of these documents is available from the SEC’s website described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning DTE Energy Investor Relations at:

DTE Energy Company

Attention: Investor Relations, 1150 WCB

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 235-8030

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or the date of any document incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the SEC, listed above under “Where You Can Find More Information,” which filings are incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about DTE Energy Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

DTE Energy Company

DTE Energy Company (“DTE Energy”) is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy related businesses.

DTE Electric is a Michigan public utility engaged in the generation, purchase, distribution and sale of electricity to approximately 2.2 million customers in southeastern Michigan.

DTE Gas is a Michigan public utility engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipelines, Power and Industrial Projects and Energy Trading. Gas Storage and Pipelines owns natural gas storage fields, lateral and gathering pipeline systems, compression and surface facilities, and has ownership interests in interstate pipelines serving the Midwest, Ontario and Northeast markets. Power and Industrial Projects is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial, and institutional customers; produce reduced emissions fuel; and sell electricity and gas from renewable energy projects. Energy Trading focuses on physical and financial power and gas marketing and trading, structured transactions, enhancement of returns from its asset portfolio, and optimization of contracted natural gas pipeline transportation and storage positions.

The mailing address of DTE Energy’s principal executive offices is One Energy Plaza, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

Recent Developments

Gas Storage and Pipeline Asset Purchase

On October 17, 2019, DTE Energy executed an agreement (the “Agreement”) to purchase a midstream gathering and lateral system in the Haynesville shale formation of Louisiana (the “Transaction”).

Under the terms of the Agreement, DTE Energy will acquire 100 percent of the assets from Momentum Midstream, an independent midstream company, and Indigo Natural Resources, the primary gas producer supplying the system. Assets that are part of the acquisition include an existing gathering system and a pipeline under construction. The combined purchase price for the assets to be acquired by DTE Energy is approximately $2.65 billion. These assets will become part of DTE Energy’s non-regulated Gas Storage and Pipeline business which currently owns and manages a network of natural gas gathering, transmission and storage facilities across the Midwest, Appalachia, Northeast and Ontario.

The Transaction is expected to be completed in December 2019, subject to various customary conditions, including, among others, the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period.

DTE Energy intends to use the proceeds from the sale of the Equity Units, as well as the proceeds from offerings of common stock and senior notes described under “—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering,” to finance the Transaction.

Concurrent Common Stock Offering and Anticipated Senior Notes Offering

We are offering, by means of a separate prospectus supplement, 2,400,000 shares of the Company’s common stock, without par value. We also anticipate offering, by means of a separate prospectus supplement, $800,000,000 aggregate principal amount of the Company’s senior notes. This offering of Equity Units is not contingent on the offering of common stock or on the offering senior notes, and neither the offering of common stock nor the offering of senior notes is contingent upon this offering of Equity Units. We plan to use the proceeds from this offering, together with the proceeds of the offerings of common stock and senior notes, to fund a portion of the consideration for the Transaction and pay certain fees and expenses relating to the Transaction. See “Use of Proceeds” in this prospectus supplement.

The foregoing description and other information regarding the common stock offering and the senior notes offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any common stock offered in the common stock offering or any senior notes offered in the senior notes offering.

The Offering

In this offering summary, “DTE Energy,” “we,” “us,” “our” and the “Company” refer only to DTE Energy Company and any successor obligor, and not to any of its subsidiaries.

What are Equity Units?

Equity Units may be either Corporate Units or Treasury Units, as described below. The Equity Units will initially consist of 23,000,000 Corporate Units (or 26,000,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50. You can create Treasury Units from Corporate Units that you own as described below under “How can I create Treasury Units from Corporate Units?” You can also recreate Corporate Units from Treasury Units that you own as described below under “How can I recreate Corporate Units from Treasury Units?”

What are the components of a Corporate Unit?

Each Corporate Unit initially consists of a contract to purchase DTE Energy’s common stock in the future and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of DTE Energy’s 2019 Series F 2.25% Remarketable Senior Notes due 2025 (the “Notes”). The undivided beneficial ownership interest in the Notes corresponds to $50 principal amount of the Notes. Initially, the Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. You will own the undivided beneficial ownership interest in the Notes comprising part of each of your Corporate Units, but the Notes will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

Upon a successful optional remarketing (as defined under “What is an optional remarketing?”), the Notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below under “What is the Treasury portfolio?” Once replaced, the applicable ownership interest in the Treasury portfolio will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

What is a purchase contract?

Each purchase contract, whether part of a Corporate Unit or Treasury Unit, that is a component of an Equity Unit obligates you to purchase, and obligates us to sell, on November 1, 2022, or if such day is not a business day, the following business day (which we refer to as the “purchase contract settlement date”), for $50 in cash, a number of shares of our common stock equal to the “settlement rate.” You may satisfy your obligation to purchase our common stock under the purchase contracts as described under “How can I satisfy my obligation under the purchase contracts?” below.

The settlement rate will be calculated (subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-dilution Adjustments” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) as follows:

•

if the applicable market value (as defined below) of our common stock is equal to or greater than the “threshold appreciation price” of $157.50, the settlement rate will be 0.3175 shares of our common stock (we refer to this settlement rate as the “minimum settlement rate”);

•

if the applicable market value of our common stock is less than the threshold appreciation price but greater than the “reference price” of $126.00, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share; and

•

if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 0.3968 shares of our common stock (we refer to this settlement rate as the “maximum settlement rate”).

“Applicable market value” means the average volume-weighted average price, or VWAP, of our common stock on each trading day during the 20 consecutive scheduled trading day period ending on the third scheduled trading day immediately preceding the purchase contract settlement date (the “market value averaging period”). The “VWAP” of our common stock means, for the relevant trading day, the per share VWAP on the principal exchange or quotation system on which our common stock is listed or admitted for trading as displayed under the heading Bloomberg VWAP on Bloomberg page “DTE <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). A “trading day” means, for purposes of determining a VWAP or closing price, a day (i) on which the principal exchange or quotation system on which our common stock is listed or admitted for trading is scheduled to be open for business and (ii) on which there has not occurred or does not exist a market disruption event, as defined in “Description of the Purchase Contracts—Purchase of Common Stock.” The threshold appreciation price is $157.50, which is approximately equal to $50 divided by the minimum settlement rate, and represents appreciation of approximately 25% over the reference price.

If 20 trading days for our common stock have not occurred during the market value averaging period, all remaining trading days will be deemed to occur on the third scheduled trading day immediately prior to the purchase contract settlement date and the VWAP of our common stock for each of the remaining trading days will be the VWAP of our common stock on that third scheduled trading day or, if such day is not a trading day, the closing price, as defined in “Description of the Purchase Contracts—Purchase of Common Stock,” as of such date.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount of cash equal to the percentage of a whole share represented by such fractional share, multiplied by the closing price of our common stock on the trading day immediately preceding the purchase contract settlement date (or the trading day immediately preceding an early settlement date, in the case of early settlement). If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Can I settle the purchase contract early?

Prior to the purchase contract settlement date, subject to certain blackout periods (as described herein), you can settle a purchase contract by paying $50 in cash per Corporate Unit or Treasury Unit (and, under certain circumstances, accrued and unpaid contract adjustment payments payable on the next contract adjustment payment date). If you settle a purchase contract early, your pledged ownership interest in the Notes, the applicable ownership interests in the Treasury portfolio or the Treasury securities underlying the relevant Treasury Unit will be released to you and 0.3175 shares of our common stock, subject to adjustments, will be issued to you pursuant to the purchase contract (subject to adjustment as described below under “Description of the Purchase Contracts—Anti-dilution Adjustments”), subject to the provisions described below under “What happens if there is early settlement upon a fundamental change?” with respect to early settlements upon a fundamental change. You may only elect early settlement in integral multiples of 20 Corporate Units or 20 Treasury Units; provided that if the Treasury portfolio has replaced the Notes as a component of the Corporate Units as a result of a successful optional remarketing, holders of Corporate Units may settle early only in integral multiples of 32,000 Corporate Units. See “Description of the Purchase Contracts—Early Settlement.”

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act, in effect and an available prospectus covering any securities deliverable upon settlement of a purchase contract. We have agreed that, if such a registration statement is required, we will use our commercially reasonable efforts to have a registration statement in effect on the applicable early settlement date and to provide a prospectus in connection therewith, covering any securities to be delivered in respect of the purchase contracts being settled, subject to certain exceptions. In the event that you seek to exercise your early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, your exercise of such right will be void unless and until such a registration statement is effective. For so long as there is a material business transaction or development that has not yet been publicly disclosed, we will not be required to file such registration statement or provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so.

What is the Treasury portfolio?

Upon a successful optional remarketing, the Notes will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the principal amount of the Notes underlying the undivided beneficial ownership interests in the Notes included in the Corporate Units on the optional remarketing date; and

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of the Corporate Units on the purchase contract settlement date on the principal amount of the Notes underlying the undivided beneficial ownership interests in the Notes included in the Corporate Units on the optional remarketing date.

If, on the optional remarketing date, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio have a yield that is less than zero, then the cash proceeds from the remarketing (and not the U.S. Treasury securities) will be substituted for the Notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts. In addition, in such case, references to “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

What is a Treasury Unit?

A Treasury Unit is a unit created from a Corporate Unit by substituting the pledged undivided beneficial ownership interest in the Notes that secure a holder’s obligation under the purchase contract with a sufficient amount of Treasury securities. A Treasury Unit consists of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on October 31, 2022 (for example, CUSIP No. 9128203T2), which we refer to as a “Treasury security.” The ownership interest in the Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Each holder of Corporate Units will have the right, at any time prior to a successful remarketing and other than during a blackout period, to substitute Treasury securities which must be purchased in the open market at the expense of the Corporate Unit holder (unless otherwise owned by the holder) for the related undivided beneficial ownership interest in Notes held by the collateral agent. The Treasury securities must have an aggregate principal amount at maturity equal to the aggregate principal amount of the Notes underlying such holder’s Corporate Units. Because Treasury securities and the Notes are issued in minimum denominations of $1,000, holders of Corporate Units may only make these substitutions in integral multiples of 20 Corporate Units. Each of these substitutions will create Treasury Units, and the Notes underlying the holder’s Corporate Units will be released upon substitution to the holder and will be tradable separately from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Each holder of Treasury Units will have the right, at any time prior to a successful remarketing and other than during a blackout period, to recreate Corporate Units, by substituting for the related Treasury securities held by the collateral agent Notes having an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. Because Treasury securities and the Notes are issued in minimum denominations of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. Each of these substitutions will recreate Corporate Units and the applicable Treasury securities will be released to the holder and will be tradable separately from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Subject to any deferral as described under “Are payments subject to deferral?” below, holders of Corporate Units will be entitled to receive:

•	quarterly cash payments consisting of their pro rata share of interest payments on the Notes, at the rate of 2.25% per year, and

•	quarterly contract adjustment payments at the rate of 4.00% per year on the stated amount of $50 per Corporate Unit until the earliest of the occurrence of:

•	a termination event,

•	the purchase contract settlement date;

•	the fundamental change early settlement date (in the case of early settlement upon a fundamental change); or

•

the most recent contract adjustment payment date on or before any early settlement with respect to the related purchase contracts (in the case of early settlement other than upon a fundamental change).

Our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our Senior Indebtedness (as defined under “Description of Debt Securities—General—Subordinated Debt Securities” in the accompanying prospectus), including the Notes.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

Subject to any deferral as described under “Are payments subject to deferral?” below, holders of Treasury Units will be entitled to receive quarterly contract adjustment payments from us at the rate of 4.00% per year on the stated amount of $50 per Treasury Unit. There will be no interest payments in respect of the interest in Treasury securities that is a component of the Treasury Units. To the extent that such holders of Treasury Units continue to hold the Notes that were released to them when they created the Treasury Units, such holders will continue to receive the scheduled interest payments on their separate Notes, subject to any modifications made thereto pursuant to a successful remarketing.

Are payments subject to deferral?

We have the right to defer all or part of the contract adjustment payments but not beyond the purchase contract settlement date (or, with respect to an early settlement upon a fundamental change, not beyond the fundamental change early settlement date or, with respect to an early settlement other than upon a fundamental change, not beyond the contract adjustment payment date immediately preceding the early settlement date).

Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate equal to 6.25% per annum (which is equal to the rate of total distributions on the Corporate Units), compounded on each contract adjustment payment date, to, but excluding, the contract adjustment payment date on which such deferred contract adjustment payments are paid. We refer to additional contract adjustment payments that accrue on deferred contract adjustment payments as “compounded contract adjustment payments.” We may pay any deferred contract adjustment payments (including compounded contract adjustment payments thereon) on any scheduled contract adjustment payment date.

If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments (including compounded contract adjustment payments thereon) have been paid, we generally will not declare or pay dividends or distributions on, or redeem, purchase or acquire or make a liquidation payment with respect to, any shares of our capital stock, or make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that upon a liquidation ranks on parity with, or junior to, the contract adjustment payments, or make any guarantee payments under any guarantee by us of securities of any of our subsidiaries if our guarantee ranks on parity with, or junior to, the contract adjustment payments, in each case, subject to the exceptions set forth under “Description of the Purchase Contracts—Contract Adjustment Payments.”

We do not have the right to defer payments of interest on the Notes.

What are the payment dates for the Corporate Units and Treasury Units?

Subject to any deferral as described under “Are payments subject to deferral?” above, the payments described above in respect of the Equity Units will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (except that if any such date is not a business day, interest and contract adjustment payments will be payable on the following business day, without adjustment for such delay), commencing February 1, 2020. We will make these payments to the person in whose name the Equity Unit is registered on the close of business on the record date, subject to certain exceptions described in this prospectus supplement. The “record date” means the 15th day of the calendar month immediately preceding the month in which the relevant payment date falls (whether or not a business day).

What is a remarketing?

We refer to each of an “optional remarketing” and a “final remarketing” as a “remarketing.” In a remarketing, the Notes that are a part of Corporate Units (except, with respect to a final remarketing, where the holder has elected to settle the purchase contract through payment of separate cash) and any separate Notes which were formerly part of Corporate Units but are now held by a holder as a separate security (the “separate

Notes”) whose holders have elected to participate in the remarketing will be remarketed as described below under “What is an optional remarketing?” or, if no optional remarketing has occurred or is successful, in a final remarketing as described below under “What is a final remarketing?”

In consultation with the remarketing agent and without the consent of any holders of Notes, we may elect in connection with a remarketing (but will not be required to elect) to:

•	move up the maturity date of the Notes to a date earlier than November 1, 2025 but not earlier than November 1, 2024;

•	reset the interest rate on the Notes as described below and under “When will the interest rate on the Notes be reset and what is the reset rate?” below; and/or

•	remarket the Notes as fixed-rate notes or floating-rate notes.

All such modifications will take effect only if the remarketing is successful, without the consent of holders, on the settlement date of the remarketing, and will apply to all Notes, whether or not included in the remarketing. If we conduct an optional remarketing that is not successful, we may make different elections for the final remarketing period.

In order to remarket the Notes, the remarketing agent, in consultation with us, may reset the interest rate on the Notes (either upward or downward) or, if the Notes are remarketed as floating-rate notes, determine the interest rate spread applicable to the Notes, in order to produce the required price in the remarketing, as discussed under “What is an optional remarketing?” and “What is a final remarketing?” The Notes will not be redeemable at our option after a successful remarketing (in which case the provisions described under “Description of the Remarketable Senior Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the Notes).

During the applicable blackout period relating to a remarketing:

•	you may not settle a purchase contract early;

•	you may not create Treasury Units; and

•	you may not recreate Corporate Units from Treasury Units.

We have agreed to enter into a remarketing agreement with one or more remarketing agents, which we refer to as the remarketing agent, no later than 20 days prior to the first day of the final remarketing period or, if we elect to conduct an optional remarketing, no later than 20 days prior to the first day of the optional remarketing period. We will separately pay a fee to the remarketing agent for its services. The holders of the Notes included in any remarketing will not be responsible for such fee.

What is an optional remarketing?

Unless a termination event has occurred, we may elect, at our option, to remarket the Notes over a period selected by us that begins on or after July 28, 2022 (the second business day immediately preceding the interest payment date prior to the purchase contract settlement date) and ends any time on or before October 13, 2022 (the eighth calendar day prior to the beginning of the final remarketing period). In any optional remarketing, the aggregate principal amount of the Notes that are a part of Corporate Units and any separate Notes whose holders have elected to participate in the optional remarketing will be remarketed. We refer to this period as the “optional remarketing period,” a remarketing that occurs during the optional remarketing period as an “optional remarketing” and the date the Notes are priced in an optional remarketing as the “optional remarketing date.” If we elect to conduct an optional remarketing, the remarketing agent will use its commercially reasonable efforts to obtain a price for the Notes that results in proceeds of at least 100% of the aggregate of the price of the Treasury portfolio described above under “What is the Treasury portfolio?”, which we refer to as the “Treasury portfolio purchase price,” and the separate Notes purchase price as defined under “Description of the Remarketable Senior Notes—Remarketing of Notes That Are Not Included in Corporate Units.” We will request that The Depository Trust Company, or DTC, which we refer to as the “depository,” notify its participants holding Corporate Units, Treasury Units and separate Notes of our election to conduct an optional remarketing no later than five business days prior to the first day of the optional remarketing period.

An optional remarketing will be considered successful if the remarketing agent is able to remarket the Notes for a price of at least 100% of the Treasury portfolio purchase price and the separate Notes purchase price.

Following a successful optional remarketing, on the optional remarketing settlement date (as defined below), the portion of the remarketing proceeds equal to the Treasury portfolio purchase price will, except as described in the following paragraph, be used to purchase the Treasury portfolio and the remaining proceeds attributable to the Notes underlying the Corporate Units will be remitted to the purchase contract agent for distribution pro rata to the holders of such Corporate Units on the optional remarketing settlement date. The portion of the proceeds attributable to the separate Notes sold in the remarketing will be remitted to the custodial agent for distribution on the optional remarketing settlement date pro rata to the holders of such separate Notes.

Following a successful optional remarketing, each Corporate Unit holder’s applicable ownership interest in the Treasury portfolio or cash will be substituted for the holder’s undivided beneficial ownership interest in the Notes as a component of the Corporate Units, and the portion of the Treasury portfolio described in the first bullet under “What is the Treasury portfolio?” or such cash will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation under the related purchase contract. On the purchase contract settlement date, for each Corporate Unit, $50 of the proceeds from the Treasury portfolio will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contract and the proceeds from the portion of the Treasury portfolio described in the second bullet under “What is the Treasury portfolio?”, which will equal the interest payment (assuming no reset of the interest rate) that would have been paid on the Notes that were components of the Corporate Units at the time of the remarketing, will be paid on the purchase contract settlement date to the Corporate Unit holders.

If we elect to conduct an optional remarketing and that remarketing is successful:

•

settlement with respect to the remarketed Notes will occur on the third business day following the optional remarketing date, unless the remarketed Notes are priced after 4:30 p.m. New York time on the optional remarketing date, in which case settlement will occur on the fourth business day following the optional remarketing date (we refer to such settlement date as the “optional remarketing settlement date”);

•

the interest rate on the Notes will be reset or, if we remarketed the Notes as floating-rate notes, the interest rate spread will be determined, by the remarketing agent in consultation with us on the optional remarketing date and will become effective on the optional remarketing settlement date;

•	except in the case when the Notes are remarketed as floating-rate notes, interest on the Notes will be payable semi-annually;

•

the Notes will cease to be redeemable at our option, and the provisions described under “Description of the Remarketable Senior Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the Notes;

•	the other modifications to the terms of the Notes, as described under “What is a remarketing?” above will become effective;

•

after the optional remarketing settlement date, your Corporate Units will consist of a purchase contract and the applicable ownership interest in the Treasury portfolio or cash, as described above; and

•	you may no longer create Treasury Units, recreate Corporate Units from Treasury Units or cash settle your obligation under the purchase contract.

If we do not elect to conduct an optional remarketing, or no optional remarketing succeeds for any reason, the Notes will continue to be a component of the Corporate Units or will continue to be held separately and the remarketing agent will use its commercially reasonable efforts to remarket the Notes during the final remarketing period, as described under “What is a final remarketing?” below.

At any time and from time to time during the optional remarketing period prior to the announcement of a successful optional remarketing, we have the right to postpone any remarketing in our sole and absolute discretion.

What is a final remarketing?

Unless a termination event or a successful optional remarketing has previously occurred, we will remarket the Notes during the five business day period ending on, and including, October 27, 2022 (the third business day immediately preceding the purchase contract settlement date). We refer to such period as the “final remarketing period,” the remarketing during this period as the “final remarketing” and the date the Notes are priced in the final remarketing as the “final remarketing date.” In the final remarketing, the aggregate principal amount of the Notes that are a part of Corporate Units (except where the holder thereof has elected to settle the purchase contract through payment of separate cash) and any separate Notes whose holders have elected to participate in the final remarketing will be remarketed. The remarketing agent will use its commercially reasonable efforts to obtain a price for the Notes that results in proceeds of at least 100% of the aggregate principal amount of all the Notes offered in the remarketing. We will request that the depository notify its participants holding Corporate Units, Treasury Units and separate Notes of the final remarketing no later than seven days prior to the first day of the final remarketing period. We have the right to postpone the final remarketing in our sole and absolute discretion on any day prior to the last three business days of the final remarketing period.

A remarketing during the final remarketing period will be considered successful if the remarketing agent is able to remarket the Notes for at least 100% of the aggregate principal amount of all the Notes offered in the remarketing.

Upon a successful final remarketing, settlement with respect to the remarketed Notes will occur on the purchase contract settlement date. On the final remarketing date, if applicable, the interest rate on the Notes remarketed as fixed-rate notes will be reset or, if the Notes are remarketed as floating-rate notes, the interest rate spread will be determined, by the remarketing agent in consultation with us, and, in each case, will become effective on the purchase contract settlement date.

Following a successful final remarketing, the collateral agent will remit the portion of the proceeds equal to the total principal amount of the Notes underlying the Corporate Units to us to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts. Any excess proceeds attributable to Notes underlying Corporate Units that were remarketed will be remitted to the purchase contract agent for distribution pro rata to the holders of such Notes. Proceeds from the final remarketing attributable to the separate Notes remarketed will be remitted to the custodial agent for distribution pro rata to the holders of the separate Notes that were remarketed.

What happens if the Notes are not successfully remarketed?

If, in spite of using its commercially reasonable efforts, the remarketing agent cannot remarket the Notes during the final remarketing period at a price at least equal to 100% of the aggregate principal amount of Notes offered in the remarketing, a condition precedent set forth in the remarketing agreement has not been fulfilled or a successful remarketing has not occurred for any other reason, in each case resulting in a “failed remarketing,” holders of all Notes will have the right to put their Notes to us for an amount equal to the principal amount of their Notes. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the Notes underlying the Corporate Units unless, prior to 4:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, the holder provides written notice of an intention to settle the related purchase contracts with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the securities intermediary $50 in cash per purchase contract. This settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. Unless a holder of Corporate Units has elected to settle the related purchase contracts with separate cash, and delivered the separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the holder will be deemed to have elected to apply the proceeds of the put price against the holder’s obligations to us under the related purchase contracts, thereby satisfying the holder’s obligations in full, and the Notes underlying such Corporate Units will be delivered to us and cancelled.

Do I have to participate in the remarketing?

No. You may elect not to participate in any remarketing and to retain the Notes underlying the undivided beneficial ownership interests in Notes comprising part of your Corporate Units by (1) creating Treasury Units at any time other than during a blackout period, (2) settling the related purchase contracts early at any time other than during a blackout period or (3) in the case of a final remarketing, notifying the purchase contract agent prior to 4:00 p.m., New York City time, on the second business day immediately prior to the first day of the final remarketing period of your intention to settle your obligation under the related purchase contracts on the purchase contract settlement date in cash, and delivering such cash payment required under the purchase contracts to the securities intermediary on or prior to 4:00 p.m., New York City time, on the business day immediately prior to the first day of the final remarketing period. You can only elect to satisfy your obligation in cash in increments of 20 Corporate Units. See “Description of the Purchase Contracts—Notice to Settle with Cash.”

Which provisions will govern the Notes following the remarketing?

The remarketed Notes will be governed by the indenture under which they were issued as part of the Corporate Units. However, in connection with the remarketing we may shorten the maturity of the Notes and we may remarket the Notes as fixed-rate or floating-rate Notes, and we will cease to have the ability to redeem the Notes at our option, all without the consent of any holders of Notes and as described under “What is a remarketing?” above.

If I am holding separate Notes, can I still participate in a remarketing of the Notes?

Yes. If you hold separate Notes, you may elect to have your Notes remarketed by the remarketing agent along with the Notes underlying the Corporate Units as described under “Description of the Remarketable Senior Notes—Remarketing of Notes That Are Not Included in Corporate Units.” You may also participate in any remarketing by recreating Corporate Units at any time prior to the remarketing, other than during a blackout period.

How can I satisfy my obligation under the purchase contracts?

You may satisfy your obligation under the purchase contracts as follows:

•	on an early settlement date as described under “Can I settle the purchase contract early?” above and under “What happens if there is early settlement upon a fundamental change?” below;

•	on the purchase contract settlement date if you own Corporate Units:

•

through the automatic application of the portion of the proceeds of a successful remarketing during the final remarketing period equal to the principal amount of the Notes underlying the Corporate Units, as described under “What is a final remarketing?” above; or

•

in the case of a successful optional remarketing, through the automatic application of the portion of the proceeds from the Treasury portfolio or cash equal to the principal amount of the Notes if the Treasury portfolio or cash has replaced the Notes as a component of the Corporate Units as a result of a successful optional remarketing, as described under “What is an optional remarketing?” above; or

•

through cash settlement as described under “Do I have to participate in the remarketing?” above or through exercise of the put right or cash settlement as described under “What happens if the Notes are not successfully remarketed?” above; or

•	on the purchase contract settlement date if you own Treasury Units through the automatic application of the proceeds of the interest in Treasury securities.

In addition, the purchase contract and pledge agreement that governs the Equity Units provides that your obligation under the purchase contract will be terminated without any further action or notice upon the occurrence of a termination event, as defined under “Description of the Purchase Contracts—Termination.”

If you settle a purchase contract early (other than pursuant to your fundamental change early settlement right), you will be entitled to receive any accrued and unpaid contract adjustment payments (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the contract adjustment payment date immediately preceding the early settlement date; provided that, under certain circumstances, you will be required to pay all contract adjustment payments payable on the contract adjustment payment date next succeeding the early settlement date to us in order to exercise the early settlement right. If you settle a purchase contract early pursuant to your fundamental change early settlement right, you will be entitled to receive any accrued and unpaid contract adjustment payments (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the fundamental change early settlement date, unless the date on which the fundamental change early settlement right is exercised occurs following any record date and prior to the related scheduled contract adjustment payment date, and we are not deferring the related contract adjustment payment, in which case we will instead pay accrued and unpaid contract adjustment payments to the holder of the purchase contract as of such record date.

If the purchase contracts are terminated as a result of a termination event, you will not have any right to receive accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon). See “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Termination.”

What interest payments will I receive on the Notes or on the undivided beneficial ownership interests in the Notes?

The Notes will bear interest at the rate of 2.25% per year from the original issuance date to the purchase contract settlement date or, if earlier, the optional remarketing settlement date, payable quarterly in arrears on

February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2020 (except that if any such date is not a business day, interest will be payable on the following business day, without adjustment for such delay). On and after the purchase contract settlement date or, if earlier, the optional remarketing settlement date, interest on each Note will be payable at the relevant reset rate (as defined under “When will the interest rate on the Notes be reset and what is the reset rate?”), or if the interest rate has not been reset, at the initial interest rate of 2.25% per year. Except in the case where the Notes are remarketed as floating-rate notes or in the case of a failed remarketing, following the purchase contract settlement date or, if applicable, the optional remarketing settlement date, interest on the Notes will be payable semi-annually. See “What is a remarketing?” above.

When will the interest rate on the Notes be reset and what is the reset rate?

The interest rate on the Notes may be reset in connection with a successful remarketing as described above under “What is an optional remarketing?” and “What is a final remarketing?” The “reset rate” or, if we elect to remarket the Notes as floating-rate notes, the “reset spread,” will be the interest rate or spread determined by the remarketing agent, in consultation with us, as the rate or spread, as the case may be, the Notes should bear in order for the remarketing agent to remarket the Notes on the remarketing date for a price of at least 100% of the Treasury portfolio purchase price plus the separate Notes purchase price, if any, in the case of an optional remarketing, or at least 100% of the aggregate principal amount of the Notes being offered in the remarketing, in the case of a final remarketing. In any case, the reset rate of Notes remarketed as fixed-rate notes or, if we elect to remarket the Notes as floating-rate notes, the applicable interest rate index plus the reset spread, as applicable, may be higher or lower than the initial interest rate on the Notes depending on the results of the remarketing and market conditions at that time. The interest rate on the Notes will not be reset if there is not a successful remarketing and the Notes will continue to bear interest at the initial interest rate. The reset rate or, if we elect to remarket the Notes as floating-rate notes, the applicable interest rate index plus the reset spread, will not exceed the maximum rate permitted by applicable law.

When may the Notes be redeemed?

We may redeem the Notes at our option only if there has been a failed final remarketing. In that event, any Notes that remain outstanding after the purchase contract settlement date will be redeemable on or after November 1, 2024 at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date.

What happens if there is early settlement upon a fundamental change?

If we are involved in a transaction that constitutes a fundamental change (as defined below) prior to the 20th business day preceding the purchase contract settlement date, you will have the right, other than during a blackout period and subject to certain conditions, to accelerate and settle a purchase contract early at the settlement rate determined as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” plus an additional make-whole amount of shares, or the “make-whole shares,” so long as at such time, if required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be issued and delivered in connection with such fundamental change early settlement. We refer to this right as the “fundamental change early settlement right.”

A “fundamental change” means (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock; (2) (A) we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any other similar transaction or series of related transactions, in each case, in which 90% or more of the outstanding shares of our common stock are exchanged for or converted into cash, securities or other property, greater than 10% of the value of which consists of cash, securities or other property that is not (or will not be upon or immediately following the effectiveness of such consolidation, merger or other transaction) common stock listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or (B) the consummation of any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; (3) our common stock ceases to be listed on at least one of the NYSE, the NASDAQ Global Select Market and the NASDAQ Global Market (or any of their respective successors); or (4) our shareholders approve our liquidation, dissolution or termination.

We will provide each of the holders of Equity Units with a notice of the completion of a fundamental change within 10 business days after the effective date of such fundamental change. The notice will specify (1) a date (subject to postponement, as described below, the “fundamental change early settlement date”), which will be at least 10 days after the date of the notice but no later than the earlier of 20 days after the date of the notice and one business day prior to the purchase contract settlement date, on which date we will deliver shares of our common stock to holders who exercise the fundamental change early settlement right, (2) the date by which holders must exercise the fundamental change early settlement right, (3) the applicable settlement rate and number of make-whole shares, (4) the amount and kind (per share of common stock) of the cash, securities and other consideration receivable upon settlement and (5) the amount of accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon), if any, that will be paid upon settlement to holders exercising the fundamental change early settlement right. To exercise the fundamental change early settlement right with respect to any purchase contracts, you must deliver to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, during the period beginning on the date we deliver notice to holders that a fundamental change has occurred and ending at 4:00 p.m., New York City time, on the third business day before the fundamental change early settlement date (such period, subject to extension as described below, the “fundamental change exercise period”), payment of $50 for each purchase contract being settled in immediately available funds.

If you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date for each purchase contract with respect to which you have elected fundamental change early settlement, a number of shares (or exchange property units, if applicable) equal to the settlement rate described above, plus the number of make-whole shares determined by reference to the table set forth under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.” In addition, on the fundamental change early settlement date, we will pay you the amount of any accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the fundamental change early settlement date, unless the date on which the fundamental change early settlement right is exercised occurs following any record date and prior to the related scheduled contract adjustment payment date, and we are not deferring the related contract adjustment payment, in which case we will instead pay all accrued and unpaid contract adjustment payments to the holder as of such record date. The Notes or applicable ownership interests in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be, with respect to which you are effecting a fundamental change early settlement, will be released from the pledge under the purchase contract and pledge agreement and delivered to you on the fundamental change early settlement date. If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and be subject to normal settlement on the purchase contract settlement date.

We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect throughout the fundamental change exercise period a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the fundamental change early settlement, subject to certain exceptions. In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective or a blackout period is continuing, the holder’s exercise of such right will be void unless and until the registration statement is effective and no blackout period is continuing. The fundamental change exercise period will be extended by the number of days during such period on which no such registration statement is effective or a blackout period is continuing (provided that the fundamental change exercise period will not be extended beyond the fourth business day preceding the purchase contract settlement date) and the fundamental change early settlement date will be postponed to the third business day following the end of the fundamental change exercise period. If, but for the proviso contained in the immediately preceding sentence, the fundamental change early settlement date would occur on or after the purchase contract settlement date, we will deliver to any holder of purchase contracts on the purchase contract settlement date the applicable number of make-whole shares in addition to a number of shares equal to the settlement rate, determined as if the applicable market value were equal to the relevant “stock price.”

Unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as a result of a successful optional remarketing, holders of Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the Notes as a component of Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 32,000 Corporate Units.

A holder of Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

What is the ranking of the Notes?

The Notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Description of the Remarketable Senior Notes—Ranking.”

How will the Notes be evidenced?

The Notes that form a part of the Corporate Units will be issued in fully registered form and will be registered in the name of the purchase contract agent. The Notes that do not form a part of the Corporate Units will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.

In a few special situations described in “Description of the Remarketable Senior Notes—Book Entry Issuance—The Depository Trust Company,” a book-entry security representing the Notes will terminate and interests in it will be exchanged for physical certificates representing the Notes.

What are the U.S. federal income tax consequences related to the Equity Units and Notes?

Although the Internal Revenue Service (the “IRS”) has issued a Revenue Ruling addressing the treatment of units similar to the Equity Units, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Equity Units or instruments similar to the Equity Units for U.S. federal income tax purposes. Accordingly, no assurance can be given that the conclusions in the Revenue Ruling would apply to the Equity

Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are not entirely clear. In addition, there can be no assurance that the IRS or a court will agree with the characterization of the Notes as indebtedness for U.S. federal income tax purposes.

The terms of the Equity Units are similar to the units considered in the Revenue Ruling noted above, although they vary in some respects. Based on that Revenue Ruling, although the matter is not free from doubt, (i) a beneficial owner of Equity Units will be treated for U.S. federal income tax purposes as separately owning the purchase contract and the undivided beneficial ownership interests in the Notes, the Treasury portfolio or the Treasury securities constituting the Equity Unit, as applicable and (ii) the Notes will be treated as indebtedness for U.S. federal income tax purposes. For a more comprehensive discussion of the Revenue Ruling, please see “Material United States Federal Income Tax Consequences.” By purchasing the Corporate Units, you will be deemed to have agreed to treat the Equity Units in that manner for all U.S. federal income tax purposes. In addition, you must allocate the purchase price of the Corporate Units between the Notes and the purchase contract in proportion to their respective fair market values, which will establish your initial tax basis in the Notes and the purchase contract. With respect to each Corporate Unit purchased in the offering, you will be deemed to have agreed to allocate $50 to the undivided beneficial ownership interest in the Notes and $0 to the purchase contract.

We intend to treat the Notes as “variable rate debt instruments” that are subject to applicable U.S. Treasury regulations that apply to “reset bonds.” Under this treatment, you will be required to take into account interest payments on the Notes at the time they are paid or accrued in accordance with your regular method of accounting for tax purposes. However, there are no U.S. Treasury regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, and therefore the U.S. federal income tax treatment of the Notes is unclear. Under possible alternative characterizations of the Notes, you may be required to accrue interest income in amounts that exceed the stated interest on the Notes and/or treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a Note. See “Material United States Federal Income Tax Consequences—U.S. Holders—Notes—Interest Income and Original Issue Discount.”

If the Treasury portfolio has replaced the Notes as a component of the Corporate Units as a result of a successful optional remarketing, a beneficial owner of Corporate Units generally will be required to include in gross income its allocable share of any interest payments made with respect to such owner’s applicable ownership interest in the Treasury portfolio, and, if appropriate, “original issue discount” or acquisition discount (as described under “Material United States Federal Income Tax Consequences”) on the applicable ownership interest in the Treasury portfolio.

We intend to treat contract adjustment payments as taxable ordinary income to a U.S. holder when received or accrued, in accordance with the U.S. holder’s regular method of tax accounting. We intend to treat any contract adjustment payments paid to a non-U.S. holder (as defined under “Material United States Federal Income Tax Consequences”) as payments generally subject to U.S. federal withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or such payments are taxable as “effectively connected income” to a non-U.S. holder.

For a more comprehensive discussion of the U.S. federal income tax consequences of an investment in the Equity Units, please see “Material United States Federal Income Tax Consequences.” Prospective investors in Equity Units should consult their tax advisors regarding the particular tax consequences to them of the purchase, ownership and disposition of Equity Units (including the application and effects of any state, local, or foreign and other tax laws).

Are there limitations on the purchase, holding or disposition of the Corporate Units with assets of, or on behalf of, an employee benefit plan?

Yes. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and other federal, state, local and foreign laws that are substantively similar or are of similar effect (“Similar Law”) impose restrictions (and in some instances, excise taxes and other liabilities) on the purchase, holding and disposition of Corporate Units (and the securities underlying the Corporate Units) by employee benefit plans and other arrangements that are subject to those laws. Corporate Units (and the securities underlying the Corporate Units) may be purchased with assets of, or on behalf of, an employee benefit plan subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code and/or Similar Law. An investing fiduciary that proposes to cause an employee benefit plan, or to act on behalf of an employee benefit plan, to purchase Corporate Units (and the securities underlying the Corporate Units) should consult its own counsel regarding the potential applicability of ERISA, the Code and/or Similar Law to such investment, the potential consequences in its specific circumstances, and whether any exemption or exemptions would be applicable and should determine on its own whether all conditions of such exemption or exemptions have been satisfied. See “ERISA Considerations.”

What are the uses of proceeds from the offering?

We estimate the net proceeds from the sale of the Equity Units in this offering will be approximately $1.119 billion (approximately $1.265 billion if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the proceeds from the offerings of common stock and senior notes described in “—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering”, together with cash on hand and short-term debt, to fund a portion of the cash consideration payable in connection with the Transaction. Any proceeds not used for the Transaction will be used for general corporate purposes. The consummation of this offering is not conditioned on the closing of the Transaction or the offerings of common stock or senior notes. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “—Recent Developments” in this prospectus supplement.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in money market funds primarily invested in securities issued by the U.S. government or its agencies.

What are the risks relating to the Equity Units?

See “Risk Factors” and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus, including the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, each as amended, before you make an investment decision pursuant to this prospectus supplement and the accompanying prospectus.

The Offering—Explanatory Diagrams

The following diagrams illustrate some of the key features of the purchase contracts and the undivided beneficial ownership interests in Notes, Corporate Units and Treasury Units.

Corporate Units

A Corporate Unit consists of two components as described below:

Purchase Contract	1/20 Ownership Interest in a Note(2)
(Owed to Holder) Our Common Stock at Purchase Contract Settlement Date (November 1, 2022) + Contract Adjustment Payments 4.00% per annum paid quarterly(1)	(Owed to Holder) Interest 2.25% per annum paid quarterly(3) (following a successful remarketing as fixed-rate notes, interest will be payable semi-annually)

(Owed to DTE Energy) $50 at Purchase Contract Settlement Date (November 1, 2022)	(Owed to Holder) $50 at maturity November 1, 2025(4)

(1)	Contract adjustment payments may be deferred as described under “Description of the Purchase Contracts—Contract Adjustment Payments” below.

(2)	Each owner of an undivided beneficial ownership interest in Notes will be entitled to 1/20, or 5%, of each interest payment paid in respect of a $1,000 principal amount Note.

(3)	In connection with a successful remarketing of the Notes where the Notes are remarketed as floating-rate notes, interest on the Notes will continue to be payable quarterly.

(4)

Notes will be issued in minimum denominations of $1,000, except in limited circumstances following a termination event. Each undivided beneficial ownership interest in Notes represents a 1/20, or 5%, undivided beneficial ownership interest in a Note having a principal amount of $1,000.

The holder of a Corporate Unit owns the 1/20, or 5%, undivided beneficial ownership interest in a Note having a principal amount of $1,000 that forms a part of the Corporate Unit, but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract.

If the Treasury portfolio has replaced the Notes as a result of a successful optional remarketing, the applicable ownership interests in the Treasury portfolio or cash, as applicable, will replace the Notes as a component of the Corporate Unit.

Treasury Units

A Treasury Unit consists of two components as described below:(1)

Purchase Contract	1/20 Ownership Interest in Treasury Security
(Owed to Holder) Our Common Stock at Purchase Contract Settlement Date (November 1, 2022) + Contract Adjustment Payments 4.00% per annum paid quarterly(2)

(Owed to DTE Energy) $50 at Purchase Contract Settlement Date (November 1, 2022)	(Owed to Holder) $50 at maturity (October 31, 2022)

(1)

Treasury Units may only be created in integral multiples of 20 Corporate Units. As a result, the creation of 20 Treasury Units will release $1,000 principal amount of the Notes held by the collateral agent. During a blackout period or following a successful remarketing, you may not create Treasury Units or recreate Corporate Units.

(2)	Contract adjustment payments may be deferred as described under “Description of the Purchase Contracts—Contract Adjustment Payments” below.

The holder of a Treasury Unit owns the 1/20, or 5%, undivided beneficial ownership interest in the Treasury security that forms a part of the Treasury Unit, but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, the purchase contracts require us to make contract adjustment payments as shown in the diagrams on the preceding pages.

Value of Shares Delivered Upon Settlement of a Purchase Contract	Number of Shares Delivered Upon Settlement of a Purchase Contract

(1)	The “reference price” is $126.00.

(2)	The “threshold appreciation price” is $157.50, which is approximately equal to $50 divided by the minimum settlement, and represents appreciation of approximately 25% over the reference price.

(3)	If the applicable market value of our common stock is less than or equal to the reference price of $126.00, 0.3968 shares of our common stock (subject to adjustment).

(4)

If the applicable market value of our common stock is greater than the reference price and less than the threshold appreciation price of $157.50, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value, rounded to the nearest ten thousandth of a share (subject to adjustment).

(5)

If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be 0.3175 shares (subject to adjustment).

(6)

The “applicable market value” means the average VWAP of our common stock on each trading day during the 20 consecutive scheduled trading day period ending on the third scheduled trading day immediately preceding the purchase contract settlement date (subject to adjustment as described in this prospectus supplement if a market disruption event occurs).

The Notes

The Notes have the terms described below:

Note
(Owed to Holder) Interest 2.25% per annum paid quarterly(1) (following a successful remarketing as fixed-rate notes, interest will be payable at a reset rate and will be payable semi-annually)

(Owed to Holder) $1,000 at Maturity (November 1, 2025)(2)

(1)	In connection with a successful remarketing of the Notes where the Notes are remarketed as floating-rate notes, interest on the Notes will continue to be payable quarterly.

(2)

In connection with a remarketing, we may shorten the maturity of the Notes to a date no earlier than November 1, 2024 and we may remarket the Notes as fixed-rate notes or floating-rate notes, and we will cease to have the ability to redeem the Notes at our option, all as described under “Description of the Purchase Contracts—Remarketing.” Following a failed remarketing, we may redeem the Notes on or after November 1, 2024.

Transforming Corporate Units into Treasury Units and Notes

(1)

Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a Note having a principal amount of $1,000.

(2)

Notes will be issued in minimum denominations of $1,000 and integral multiples thereof, except in limited circumstances following a termination event. In connection with a remarketing, we may shorten the maturity of the Notes to a date no earlier than November 1, 2024 and we may remarket the Notes as fixed-rate notes or floating-rate notes, and we will cease to have the ability to redeem the Notes at our option, all as described under “Description of the Purchase Contracts—Remarketing.” Following a failed remarketing, we may redeem the Notes on or after November 1, 2024.

(3)	In connection with a successful remarketing of the Notes where the Notes are remarketed as floating-rate notes, interest on the Notes will continue to be payable quarterly.

(4)	Contract adjustment payments may be deferred as described under “Description of the Purchase Contracts—Remarketing.”

The diagram above describes each of a Corporate Unit, a Treasury Unit and a separate Note.

•	Because the Notes and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 20 Corporate Units.

•

To create 20 Treasury Units, a holder separates 20 Corporate Units into their two components—20 purchase contracts and a Note having a principal amount of $1,000—and then combines the purchase contracts with a Treasury security having a principal amount at maturity of $1,000 that matures on October 31, 2022.

•

The Note, which is no longer a component of Corporate Units, is released from the pledge under the purchase contract and pledge agreement and delivered to the holder and is tradable as a separate security.

•	A holder owns the Treasury security that forms a part of the 20 Treasury Units but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

•	The Treasury security together with the 20 purchase contracts constitute 20 Treasury Units.

•	During a blackout period or following a successful remarketing, you may not create Treasury Units or recreate Corporate Units.

•

Unless a blackout period is occurring or there has been a successful remarketing, the holder can also transform 20 Treasury Units and a Note having a principal amount of $1,000 into 20 Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released from the pledge under the purchase contract and pledge agreement and delivered to the holder and will be tradable as a separate security.

Illustrative Remarketing Timeline

The following timeline is for illustrative purposes only. The dates in this timeline are based on the time periods set forth in the purchase contract and pledge agreement and the form of remarketing agreement that will be an exhibit to the purchase contract and pledge agreement. This timeline assumes that we will elect to conduct an optional remarketing during the maximum permissible optional remarketing period.

Date	Event
July 21, 2022 (five business days prior to the first day of the optional remarketing period)	We will, or we will request that the depository, notify holders of Corporate Units, Treasury Units and separate Notes of our election to conduct an optional remarketing. Such notice will specify the first day of the optional remarketing period and the procedures to be followed in the optional remarketing.

July 26, 2022 (two business days prior to the beginning of the optional remarketing period)	Last day prior to the optional remarketing to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units (holders may once again be able to create and recreate units if the optional remarketing is not successful);

•  Last day prior to the optional remarketing for holders of Corporate Units to settle the related purchase contracts early (holders may once again be able to settle early if the optional remarketing is not successful or after the blackout period has concluded for such optional remarketing); and

• Last day for holders of separate Notes to give notice of their election or to revoke their election to participate in the optional remarketing.

July 28, 2022 to October 13, 2022	Optional remarketing period:

•  if the optional remarketing is successful, we will issue a press release on the business day after the optional remarketing date, the remarketing agent will purchase the Treasury portfolio and the settlement date for the optional remarketing will occur on the third business day following the optional remarketing date (unless the remarketed Notes are priced after 4:30 p.m. New York time on the optional remarketing date, in which case settlement will occur on the fourth business day following the optional remarketing date); and

• if the optional remarketing is not successful, we will issue a press release at the end of the optional remarketing period.

No later than October 14, 2022 (seven calendar days prior to the first day of the final remarketing period)	If there has not been a successful optional remarketing, we will request that the depository notify its participants holding Corporate Units, Treasury Units and separate Notes of the final remarketing. Such notice will specify the final remarketing period and the procedures to be followed in the final remarketing.

October 14, 2022 (seven calendar days prior to the first day of the final remarketing period)	First day for holders of Corporate Units to give notice of election to settle purchase contracts with separate cash.

October 19, 2022 (two business days prior to the first day of the final remarketing period)	Last day to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units if no successful optional remarketing has occurred;

•  Last day for holders of Corporate Units to give notice of election to settle the related purchase contracts with separate cash on the purchase contract settlement date (holders may once again be able to settle the related purchase contracts with separate cash on the purchase contract settlement date if the final remarketing is not successful);

• Last day for holders of separate Notes to give notice of their election or to revoke their election to participate in the final remarketing; and
• Last day for holders of Corporate Units or Treasury Units to settle the related purchase contracts early.

October 20, 2022 (one business day prior to the first day of the final remarketing period)	Last day for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash on the purchase contract date to pay the purchase price (holders may once again be able to settle the related purchase contracts with separate cash on the purchase contract settlement date if the final remarketing is not successful).

October 21, 2022 to October 27, 2022 (final remarketing period)	If there has not been a successful optional remarketing, we will attempt a remarketing during the final remarketing period. We may elect to postpone the final remarketing on any day other than one of the last three business days of the final remarketing period.

October 28, 2022 (two business days prior to the purchase contract settlement date)	If the final remarketing has not been successful, last day for holders of Corporate Units to elect to settle the related purchase contracts with separate cash on the purchase contract settlement date.

October 31, 2022 (one business day prior to the purchase contract settlement date)	If the final remarketing has not been successful, last day for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash on the purchase contract settlement date to pay the purchase price.

November 1, 2022 (or if such day is not a business day, the following business day)	Purchase contract settlement date and settlement date for any successful final remarketing of the Notes.

RISK FACTORS

In considering whether to invest in our Equity Units, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the captions “Risk Factors” in Item 1A of Part I and “Forward-Looking Statements” preceding Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

The Corporate Units consist of a purchase contract to acquire our common stock and an interest in Notes issued by us. When considering an investment in our Corporate Units, you are making an investment decision with respect to our common stock and the Notes as well as the Corporate Units. You can create Treasury Units from Corporate Units by substituting Treasury securities for the Notes; you would be making an investment decision with respect to our common stock and the Notes as well as the Treasury Units in such case. You should carefully review the information in this prospectus supplement and the accompanying prospectus about these securities.

Risk Related to the Transaction

This offering is not contingent upon the completion of the Transaction. If the Transaction is not completed, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not contingent upon the completion of the Transaction. Accordingly, your purchase of Corporate Units in this offering may be an investment in DTE Energy on a stand-alone basis without any of the anticipated benefits of the Transaction. We will have broad discretion to use the net proceeds of this offering if the Transaction does not occur. If for any reason the proposed Transaction is not consummated, then we expect to use the net proceeds of this offering for general corporate purposes.

Risks Related to Investing in the Equity Units

You assume the risk that the market value of our common stock may decline.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average VWAP of our common stock on each trading day of the 20 consecutive scheduled trading day period ending on the third scheduled trading day immediately preceding the purchase contract settlement date (subject to adjustment as described herein if a market disruption event occurs), which we refer to as the applicable market value. There can be no assurance that the market value of common stock you receive on the purchase contract settlement date will be equal to or greater than the effective price per share you paid for our common stock. If the applicable market value of the common stock is less than the reference price of $126.00, the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value on the purchase contract settlement date is the same as the applicable market value of the common stock) will be less than the effective price per share you paid for the common stock. Accordingly, you assume the risk that the market value of our common stock may decline, and that the decline could be substantial.

In addition, because the number of shares delivered to you on the purchase contract settlement date will be based upon the applicable market value, which is in turn calculated on the basis of the average of the VWAP per share of our common stock on each trading day of the 20 consecutive scheduled trading day period ending on the third scheduled trading day immediately preceding the purchase contract settlement date (subject to adjustment as described herein if a market disruption event occurs), the shares of common stock you receive on the purchase contract settlement date may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the purchase contract settlement date or the average VWAP of our common stock over a different period of days.

The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less, because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value on the purchase contract settlement date is the same as the applicable market value of the common stock) will only exceed the effective price per share you paid for our common stock if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 25% over the reference price). If the applicable market value of our common stock exceeds the reference price but does not exceed the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 80% of the value of the shares of common stock you could have purchased with $50.00 at the closing price of our common stock on the date of the pricing of the Equity Units.

The trading prices for the Corporate Units and Treasury Units are expected to be affected by, among other things, the trading prices of our common stock, the general level of interest rates and our credit quality.

The trading prices of Corporate Units, which we will apply to list on the NYSE, and Treasury Units in the secondary market are expected to be affected by, among other things, the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors herein and in our Annual Report on Form 10-K for the year ended December 31, 2018, as well as under “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement, many of which events and factors are beyond our control. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, Notes and our common stock.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends or increase our dividends on shares of our common stock in the future.

Holders of shares of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend on a number of factors including our cash requirements and the ability of our subsidiaries to pay dividends, make other distributions and repay funds owed from time to time to us. See “Description of Capital Stock—Common Stock—Dividends” in the accompanying prospectus. There can be no assurance that we will continue to pay dividends or increase our dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior.

In addition, DTE Energy has certain securities with respect to which it has the right to defer interest payments. Should DTE Energy exercise this right, it cannot declare or pay dividends on any of its capital stock during the deferral period.

If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock, such as voting rights and rights to receive dividends or other distributions on our common stock. However, you will be subject to all changes affecting our common stock. You will only be entitled to rights with respect to our common stock if and when we deliver shares of common stock in exchange for Corporate Units or Treasury Units on the purchase contract settlement date, or on the settlement date for any early settlement, as the case may be, and the applicable record date, if any, for the exercise of those rights or the receipt of those dividends or distributions occurs after that date.

The delivery of make-whole shares upon a fundamental change early settlement may not adequately compensate you.

If a fundamental change (as defined below under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) occurs prior to the 20th business day preceding the purchase contract settlement date and you exercise your fundamental change early settlement right, you will be entitled to receive additional value in respect of make-whole shares unless the stock price (as defined under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” below), is in excess of $400.00 per share (subject to adjustment). A description of how the number of make-whole shares will be determined is set forth under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change—Calculation of Make-Whole Shares.” Although the make-whole shares are designed to compensate you for the lost value of your Equity Units as a result of the fundamental change, this feature may not adequately compensate you for such loss.

In addition, in the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective or a blackout period is continuing, the holder’s exercise of such right will be void unless and until the registration statement is effective. For so long as there is a material business transaction or development that has not yet been publicly disclosed (but in no event for a period longer than 90 days), we will not be required to file such registration statement or provide such a prospectus, and the fundamental change early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so.

The Equity Units provide limited fixed settlement rate adjustments, and an event could occur that adversely affects the value of the Equity Units or our common stock but that does not result in an adjustment to the fixed settlement rates.

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date, or as a result of early settlement of a stock purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other events. We will not adjust the number of shares of common stock that you are to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, for other events, including without limitation issuances and purchases of our common stock in connection with dividend reinvestment plans, employee stock option grants, ordinary dividends, offerings of common stock by us for cash or in connection with an acquisition, third-party tender and exchange offers and share issuances pursuant to options and other convertible securities outstanding on the date we issue the Equity Units. See “Description of the Purchase Contracts—Anti-dilution Adjustments.” There can be no assurance that an event that adversely affects the value of the Equity Units or our common stock, but does not result in an adjustment to the settlement rate, will not occur. Further, other than as described under “Underwriting,” we are not restricted from issuing additional common stock during the term of the stock purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and the Equity Units. If we issue additional shares of common stock, those issuances may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares holders are to receive on the purchase contract settlement date to the price of our common stock, those issuances may adversely affect the trading prices of the Equity Units.

The secondary market for the Corporate Units, Treasury Units or Notes may be illiquid.

It is not possible to predict how Corporate Units, Treasury Units or Notes will trade or whether a market for them will be liquid or illiquid. There is currently no market for our Corporate Units, Treasury Units or Notes. We will apply to list the Corporate Units on the NYSE under the symbol “DTP” and expect trading to commence within 30 days of the date of initial issuance of the Corporate Units, although there is no guarantee that the Corporate Units will be approved for listing. If the Treasury Units or the Notes are separately traded to a sufficient extent that applicable exchange listing or quotation system requirements are met, we may endeavor to list the Treasury Units or the Notes on the same exchange or quotation system as the Corporate Units. However, there can be no assurance that we will list the Treasury Units or the Notes. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the Notes, your ability to sell these securities or whether a trading market, if one develops, will continue. In addition, in the event a sufficient number of holders of Equity Units were to convert their Treasury Units to Corporate Units or their Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units, if approved for listing, will not be de-listed from the NYSE or that trading in the Corporate Units will not be suspended as a result of holders’ elections to create Treasury Units, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE.

Any adverse rating of the Corporate Units may cause their trading price to fall.

We intend to seek a rating on the Corporate Units from Moody’s Investors Service, Inc., Standard and Poor’s Ratings Services LLC, a division of S&P Global Inc. and Fitch Ratings, but other rating agencies may decide to rate the Corporate Units. If a rating agency were to lower its rating on the Corporate Units below the rating initially assigned to the Corporate Units or otherwise announce its intention to put the Corporate Units on credit watch, or if the Corporate Units were no longer rated, the trading price of the Corporate Units could decline. In connection with the Transaction, Moody’s Investors Service, Inc. has placed our securities under review for downgrade.

Your rights to the pledged securities will be subject to our security interest and may be affected by a bankruptcy proceeding.

Although you will be the beneficial owner of the undivided beneficial ownership interests in Notes, Treasury securities or applicable ownership interests in the portion of the Treasury portfolio described in the first bullet under “Prospectus Supplement Summary—The Offering—What is the Treasury portfolio?”, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the effectiveness of such termination and the delivery of the pledged securities to you may be contested or delayed as a result of the imposition of the automatic stay under Section 362 of the U.S. Bankruptcy Code or by exercise of the bankruptcy court’s power under Section 105(a) of the U.S. Bankruptcy Code, and claims arising out of the Notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

Upon a successful remarketing of the Notes, the terms of your Notes will be modified even if you elect not to participate in the remarketing.

When we attempt to remarket the Notes, the remarketing agent will agree to use its commercially reasonable efforts to sell the Notes included in the remarketing. In connection with a remarketing, we may shorten the maturity of the Notes to a date no earlier than November 1, 2024 and we may remarket the Notes as fixed-rate notes or floating-rate notes, and we will cease to have the ability to redeem the Notes at our option, all as described under “Description of the Purchase Contracts—Remarketing.” If the remarketing is successful, the modified terms will apply to all the Notes, even if they were not included in the remarketing. However, holders of the Notes must elect to participate in the remarketing before knowing what the modified terms of the Notes will be. Whenever we remarket the Notes, we will notify holders of Corporate Units, Treasury Units and separate Notes of such remarketing. You may determine that the revised terms of the Notes you receive are not as favorable to you as you would deem appropriate, and the modified terms may be less favorable to you than the initial terms of the Notes. For example, the interest rate on the Notes may be reduced in connection with the remarketing.

The purchase contract and pledge agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

The purchase contract and pledge agreement among us, the purchase contract agent and the collateral agent will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the purchase contract agent and collateral agent will not be required to qualify as a trustee under the Trust Indenture Act. You will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement, the purchase contracts or the purchase contract agent. The Notes constituting a part of the Corporate Units will be issued pursuant to an indenture that has been qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the ownership interests in Notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The trading price of the Corporate Units or any separate Notes may not fully reflect the value of their accrued but unpaid interest.

The Corporate Units and any separate Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes.

You may not be able to exercise your rights to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act is in effect and a prospectus is available covering the shares of common stock and other securities, if any, deliverable upon early settlement of a purchase contract.

The early settlement rights under the purchase contracts are subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect on the applicable early settlement date. If such registration statement is so required, we have agreed to use our commercially reasonable efforts to have a registration statement in effect on the applicable early settlement date and have an available prospectus in connection therewith covering the shares of common stock and other securities, if any, deliverable upon settlement of the purchase contract, subject to certain exceptions. In the event that a holder seeks to exercise its early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right will be void unless and until such a registration statement is effective.

The indenture under which the Notes will be issued does not limit our incurrence of unsecured indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture.

The indenture pursuant to which the Notes will be issued will limit our incurrence of Secured Debt (as defined, and more fully described, in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitation on Secured Debt”), but neither we nor any of our subsidiaries are otherwise restricted from incurring additional debt or other liabilities under such indenture. As of September 30, 2019, we had $5.2 billion principal amount of outstanding indebtedness on an unconsolidated basis that would rank on parity with the Notes and $1.2 billion principal amount of outstanding indebtedness that would rank junior to the Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities, including pursuant to the Transaction (see “Prospectus Supplement Summary—Recent Developments”). In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

There are no financial covenants in the indenture. Except for the covenants described under “Description of the Remarketable Senior Notes—Consolidation, Merger or Sale” and “Description of Debt Securities—Covenants—Limitation on Secured Debt” in the accompanying prospectus, there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction including one that may or may not result in a change of control of the Company.

The contract adjustment payments are subordinated to our existing and future Senior Indebtedness and the Notes and contract adjustment payments are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

The Notes and the contract adjustment payments will be obligations exclusively of DTE Energy and will not be guaranteed by any of our subsidiaries. The contract adjustment payments are subordinated to our existing and future Senior Indebtedness (as defined under “Description of Debt Securities—General—Subordinated Debt Securities” in the accompanying prospectus), including the Notes, and because DTE Energy is a holding company, the Notes and contract adjustment payments will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The indenture under which the Notes will be issued will not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.

As of September 30, 2019, we had $5.2 billion principal amount of outstanding indebtedness on an unconsolidated basis that would rank on parity with the Notes and $1.2 billion principal amount of outstanding indebtedness that would rank junior to the Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities, including pursuant to the Transaction (see “Prospectus Supplement Summary—Recent Developments”).

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the Notes or the purchase contracts or to provide us with funds to meet our respective payment obligations on the Notes or purchase contracts. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the Notes or purchase contracts to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of September 30, 2019, our subsidiaries have approximately $8.8 billion principal amount of indebtedness, which would be senior to our rights as creditors of those companies.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Equity Units.

We expect that many investors in, and potential purchasers of, the Equity Units will employ, or seek to employ, an arbitrage strategy with respect to the Equity Units. Investors would typically implement such a strategy by selling short the common stock underlying the Equity Units and dynamically adjusting their short position while continuing to hold the Equity Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Equity Units to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Equity Units.

We may defer contract adjustment payments under the purchase contracts, and this may have an adverse effect on the trading prices of the Equity Units.

We may at our option defer the payment of all or part of the contract adjustment payments under the purchase contracts. If we exercise our right to defer contract adjustment payments, the market price of the Equity Units is likely to be adversely affected. As a result of the existence of our deferral rights, the market price of the Equity Units may be more volatile than would otherwise be the case. In addition, there is a risk that we may not be able to pay such deferred contract adjustment payments (including compounded contract adjustment payments thereon) in the future. If we make such a deferral you may be required to continue to recognize income for U.S. federal income tax purposes in respect of the purchase contracts in advance of your receipt of any corresponding cash payments.

Other tax treatments of the Notes are possible.

We intend to treat the Notes as “variable rate debt instruments” that are subject to applicable U.S. Treasury regulations that apply to “reset bonds.” Under this treatment, except as described above, you will be required to take into account interest payments on the Notes at the time the interest is paid or accrued in accordance with your regular method of tax accounting. However, because the U.S. Treasury regulations that apply to “reset bonds” may not apply to the Notes, and because there are no rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, alternative characterizations of the Notes are possible. For example, the Notes could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In that event, you would generally be required to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be higher than the stated interest rate on the Notes, regardless of your regular method of tax accounting, and (2) treat any gain recognized on a sale, exchange, redemption or other taxable disposition of a Note as ordinary income. See “Material United States Federal Income Tax Consequences—U.S. Holders—Notes—Interest Income and Original Issue Discount.”

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are not entirely clear.

Although the IRS has issued a Revenue Ruling addressing the treatment of units similar to the Equity Units, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Equity Units or instruments similar to the Equity Units for U.S. federal income tax purposes. Accordingly, no complete assurance can be given that the conclusions in the Revenue Ruling would apply to the Equity Units. As a result, the U.S. federal income tax consequences of the ownership and disposition of the Equity Units are not entirely clear. In addition, there can be no assurance that the IRS or a court will agree with the characterization of the Notes as indebtedness for U.S. federal income tax purposes. You should consult with your tax advisors regarding the tax consequences of an investment in the Equity Units. See “Material United States Federal Income Tax Consequences.”

Under certain circumstances, you may be treated as receiving a taxable distribution on our common stock even though you do not receive any actual distribution.

For U.S. federal income tax purposes, you may be treated as receiving a constructive distribution from us with respect to the purchase contract if (1) the fixed settlement rates are adjusted (or fail to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. For example, if the fixed settlement rates are adjusted as a result of a distribution that is taxable to the holders of our common stock, such as a cash dividend, you may be deemed to have received a “constructive distribution” of our stock. Thus, under certain circumstances, an adjustment to the fixed settlement rates might give rise to a taxable deemed dividend to you even though you do not actually receive any cash or other distribution in connection with such adjustment. If you are a non-U.S. holder (as defined under “Material United States Federal Income Tax Consequences”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax. See “Material United States Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to Settlement Rate” and “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Dividends and Constructive Dividends.”

We will report contract adjustment payments as ordinary income and we will withhold tax on contract adjustment payments made to non-U.S. holders.

We intend to treat contract adjustment payments as taxable ordinary income to a U.S. holder (as defined under “Material United States Federal Income Tax Consequences”) when received or accrued, in accordance with the U.S. holder’s regular method of tax accounting. We intend to treat any contract adjustment payments paid to a non-U.S. holder (as defined under “Material United States Federal Income Tax Consequences”) as payments generally subject to withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax and the holder satisfies the relevant certification requirements or such payments are “effectively connected income” of such non-U.S. holder. See “Material United States Federal Income Tax Consequences—U.S. Holders—Contract Adjustment Payments” and “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Contract Adjustment Payments.” Persons considering the purchase of Equity Units should consult their tax advisors concerning the possible alternative characterization and tax treatment of Equity Units and the contract adjustment payments.

Non-U.S. holders may be subject to U.S. federal income tax in connection with a sale, exchange or other disposition of the purchase contracts or our common stock.

We believe that we have not been, are not and will not become a USRPHC (as defined under “Material United States Federal Income Tax Consequences”). However, because the determination whether DTE Energy is a USRPHC depends on the fair market value of DTE Energy’s U.S. real property relative to the fair market value of its worldwide real property interests and other business assets, there can be no assurance that DTE Energy is not currently or will not in the future become a USRPHC. As a result, non-U.S. holders of the purchase contracts or our common stock may be subject to United States federal income tax in respect of payments in connection with a sale, exchange or other disposition of the purchase contracts or our common stock. Certain exceptions to this tax may apply if our common stock or the purchase contracts are regularly traded on an established securities market, as discussed in “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Sale, Exchange, or Other Disposition of Equity Units, Applicable Ownership Interests in Notes, Purchase Contracts, Treasury Securities, the Applicable Ownership Interest in the Treasury Portfolio or DTE Energy Common Stock.” We expect that our common stock will be regularly traded on an established securities market, but this cannot be assured. We do not know if the purchase contracts will be regularly traded on an established securities market. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Equity Units in this offering will be approximately $1.119 billion (approximately $1.265 billion if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the proceeds from the offerings of common stock and senior notes described in “Prospectus Summary—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering”, together with cash on hand and short-term debt, to fund a portion of the cash consideration payable in connection with the Transaction. Any proceeds not used for the Transaction will be used for general corporate purposes. However, the consummation of this offering is not conditioned on the closing of the Transaction or the offerings of common stock or senior notes. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “Prospectus Supplement Summary—Recent Developments” in this prospectus supplement.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in money market funds primarily invested in securities issued by the U.S. government or its agencies.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the Notes in proportion to their respective fair market values at the time of issuance. The present value of the contract adjustment payments will be initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted over the life of the purchase contract by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of shares of our common stock. The $50 that we receive will be credited to shareholders’ equity.

Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the threshold appreciation price of $157.50.

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the Equity Units. It is possible that our accounting for the purchase contracts and the Notes could be affected by any new accounting rules that might be issued by these groups.

DESCRIPTION OF THE EQUITY UNITS

In this Description of the Equity Units, “DTE Energy,” “we,” “us,” “our” and the “Company” refer only to DTE Energy Company and any successor obligor, and not to any of its subsidiaries.

The following is a summary of some of the terms of the Equity Units. This summary, together with the summaries of the terms of the purchase contracts, the purchase contract and pledge agreement and the Notes set forth under the captions “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Remarketable Senior Notes” in this prospectus supplement, contain a description of the material terms of the Equity Units, but are only summaries and are not complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, the base indenture (as defined under “Description of the Remarketable Senior Notes—Ranking”), the supplemental indenture (as defined under “Description of the Remarketable Senior Notes—Ranking”), the Notes and the form of remarketing agreement, which has been attached as an exhibit to the purchase contract and pledge agreement, including the definitions of certain terms used therein, which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

We will issue the Equity Units under the purchase contract and pledge agreement among us and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “purchase contract agent”), collateral agent (the “collateral agent”), custodial agent (the “custodial agent”) and securities intermediary. The Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 23,000,000 Corporate Units (or 26,000,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Each Corporate Unit offered will consist of:

•	a purchase contract under which

•

the holder will agree to purchase from us, and we will agree to sell to the holder, on November 1, 2022 (or if such day is not a business day, the following business day), which we refer to as the “purchase contract settlement date,” or earlier upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate described under “Description of the Purchase Contracts—Purchase of Common Stock,” “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” as the case may be, plus, in the case of an early settlement upon a fundamental change, the number of make-whole shares; and

•

we will pay the holder quarterly contract adjustment payments at the rate of 4.00% per year on the stated amount of $50, or $2.00 per year, subject to our right to defer such contract adjustment payments as described under “Description of the Purchase Contracts—Contract Adjustment Payments,” and

either:

•

a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount 2019 Series F 2.25% Remarketable Senior Note due 2025 issued by us, and under which we will pay to the holder 1/20, or 5%, of the interest payment on a $1,000 principal amount Note at the initial rate of 2.25%, or $22.50 per year per $1,000 principal amount of Notes, or

•	following a successful optional remarketing, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the “Treasury portfolio.”

“Applicable ownership interest” means, with respect to the Treasury portfolio,

(1)

a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to the purchase contract settlement date; and

(2)

for the scheduled interest payment occurring on the purchase contract settlement date, a .028125% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio in connection with a successful optional remarketing have a yield that is less than zero, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in clauses (1) and (2) above. If the provisions set forth in this paragraph apply, references to “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

So long as the Equity Units are in the form of Corporate Units, the related undivided beneficial ownership interest in the Note or the applicable ownership interest in the Treasury portfolio described in clause (1) of the definition of “applicable ownership interest” above (or $50 in cash, if the immediately preceding paragraph applies), as the case may be, will be pledged to us through the collateral agent to secure the holders’ obligations to purchase our common stock under the related purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for a Note

Each holder of 20 Corporate Units may create, at any time other than after a successful remarketing or during a blackout period (as defined below), 20 Treasury Units by substituting for a Note a zero-coupon U.S. Treasury security (for example, CUSIP No. 9128203T2) with a principal amount at maturity equal to $1,000 and maturing on October 31, 2022, which we refer to as a “Treasury security.” This substitution would create 20 Treasury Units and the Note would be released from the pledge under the purchase contract and pledge agreement and delivered to the holder and would be tradable and transferable separately from the Treasury Units. Because Treasury securities and Notes are issued in integral multiples of $1,000, holders of Corporate Units may make the substitution only in integral multiples of 20 Corporate Units. After a successful remarketing, holders may not create Treasury Units from Corporate Units or recreate Corporate Units from Treasury Units.

Each Treasury Unit will consist of:

•	a purchase contract under which

•

the holder will agree to purchase from us, and we will agree to sell to the holder, on the purchase contract settlement date, or earlier upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate, plus, in the case of an early settlement upon a fundamental change, the number of make-whole shares; and

•

we will pay the holder quarterly contract adjustment payments at the rate of 4.00% per year on the stated amount of $50, or $2.00 per year, subject to our right to defer the contract adjustment payments; and

•	a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security.

The term “blackout period” means the period (1) if we elect to conduct an optional remarketing, from 4:00 p.m., New York City time, on the second business day (as defined below) immediately preceding the first day of the optional remarketing until the settlement date of such optional remarketing or the date we announce that such remarketing was unsuccessful and (2) after 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the final remarketing period.

The term “business day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in the City of New York, New York are generally authorized or required by law, regulation or executive order to remain closed.

The Treasury Unit holder’s beneficial ownership interest in the Treasury security will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts.

To create 20 Treasury Units, a holder is required to:

•

deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000 that matures on October 31, 2022, which must be purchased in the open market at the expense of the Corporate Unit holder, unless otherwise owned by the holder; and

•

transfer to the purchase contract agent 20 Corporate Units, accompanied by a notice stating that the holder of the Corporate Units has deposited a Treasury security with the collateral agent, and requesting that the purchase contract agent instruct the collateral agent to release the related Note.

If the Corporate Units are in global form, a holder is required to comply with applicable depository procedures for the creation of Treasury Units.

Upon receiving instructions from the purchase contract agent and receipt of the Treasury security, the collateral agent will release the related Note from the pledge and deliver it to the purchase contract agent on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 20 Corporate Units;

•	transfer the related Note to the holder; and

•	deliver 20 Treasury Units to the holder.

If the Corporate Units are in global form, the purchase contract agent will transfer the related Notes and deliver Treasury Units in accordance with applicable depository procedures.

The Treasury security will be substituted for the Note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The Note thereafter will trade and be transferable separately from the Treasury Units.

Holders who create Treasury Units will be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the collateral agent) attributable to such collateral substitution. See “Certain Provisions of the Purchase Contract and Pledge Agreement—Miscellaneous.”

Recreating Corporate Units

Each holder of 20 Treasury Units will have the right, at any time, other than during a blackout period or after a successful remarketing, to substitute for the related Treasury security held by the collateral agent a Note having a principal amount equal to $1,000. This substitution would recreate 20 Corporate Units and the applicable Treasury security would be released from the pledge under the purchase contract and pledge agreement and delivered to the holder and would be tradable and transferable separately from the Corporate Units. Because Treasury securities and Notes are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 20 Treasury Units. After a successful remarketing, holders may not recreate Corporate Units from Treasury Units.

To recreate 20 Corporate Units, a holder is required to:

•

deposit with the collateral agent a Note having a principal amount of $1,000, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder; and

•

transfer to the purchase contract agent 20 Treasury Units, accompanied by a notice stating that the holder of the Treasury Units has deposited a Note having a principal amount of $1,000 with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

If the Treasury Units are in global form, a holder is required to comply with applicable depository procedures to recreate Corporate Units.

Upon receiving instructions from the purchase contract agent and receipt of the Note having a principal amount of $1,000, the collateral agent will promptly release the related Treasury security from the pledge and promptly instruct the securities intermediary to transfer such Treasury security to the purchase contract agent for distribution to the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 20 Treasury Units;

•	transfer the related Treasury security to the holder; and

•	deliver 20 Corporate Units to the holder.

If the Treasury Units are in global form, the purchase contract agent will transfer the related Treasury security and deliver the Corporate Units in accordance with applicable depository procedures.

The $1,000 principal amount Note will be substituted for the Treasury security and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The Treasury security thereafter will trade and be transferable separately from the Corporate Units.

Holders who recreate Corporate Units will be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the collateral agent) attributable to the collateral substitution. See “Certain Provisions of the Purchase Contract and Pledge Agreement—Miscellaneous.”

Payments on the Equity Units

Holders of Corporate Units and Treasury Units will receive quarterly contract adjustment payments payable by us at the rate of 4.00% per year on the stated amount of $50 per Equity Unit. We will make all contract adjustment payments on the Corporate Units and the Treasury Units quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (except that if any such date is not a business day, contract adjustment payments will be payable on the following business day, without adjustment), commencing February 1, 2020. Unless the purchase contracts have been terminated (as described under “Description of the Purchase Contracts—Termination” below), we will make such contract adjustment payments until the earliest of the purchase contract settlement date, the fundamental change early settlement date (in the case of a fundamental change early settlement, as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” below) and the most recent contract adjustment payment date on or before any other early settlement with respect to the related purchase contracts (in the case of an early settlement as described under “Description of the Purchase Contracts—Early Settlement” below). If the purchase contracts have been terminated, our obligation to pay the contract adjustment payments, including any accrued and unpaid contract adjustment payments and deferred contract adjustment payments (including compounded contract adjustment payments thereon), will cease. In addition, holders of Corporate Units will receive quarterly cash distributions consisting of their pro rata share of interest payments on the Notes (or distributions on the applicable ownership interest in the Treasury portfolio, as applicable), equivalent to the rate of 2.25% per year. There will be no interest payments in respect of the Treasury securities that are a component of the Treasury Units, but to the extent that such holders of Treasury Units continue to hold the Notes that were delivered to them when they created the Treasury Units, such holders will continue to receive the scheduled interest payments on their separate Notes for as long as they hold the Notes.

We have the right to defer payment of quarterly contract adjustment payments as described under “Description of the Purchase Contracts—Contract Adjustment Payments.”

Listing

We will apply to list the Corporate Units on the NYSE and expect trading to commence within 30 days of the initial issuance of the Corporate Units under the symbol “DTP.” Except in connection with early settlement, fundamental change early settlement, a termination event or settlement on the purchase contract settlement date with separate cash, unless and until substitution has been made as described in “—Creating Treasury Units by Substituting a Treasury Security for a Note” or “—Recreating Corporate Units,” neither the Note or applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The Note or applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. In addition, if Treasury Units or Notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may endeavor to cause the Treasury Units or Notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the NYSE. However, there can be no assurance that we will list the Treasury Units or the Notes.

Ranking

The Notes, which are included in the Equity Units, will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be issued under our base indenture and the supplemental indenture (each as defined under “Description of the Remarketable Senior Notes—Ranking”).

Our obligations with respect to contract adjustment payments will be subordinate in right of payment to our existing and future Senior Indebtedness (as defined under “Description of Debt Securities—General—Subordinated Debt Securities” in the accompanying prospectus), including the Notes.

The Notes and our obligations with respect to contract adjustments payments will be structurally subordinated to existing or future preferred stock and indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the Notes or the purchase contracts or to provide us with funds to meet our respective payment obligations on the Notes or purchase contracts. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the Notes or purchase contracts to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of September 30, 2019, our subsidiaries have approximately

$8.8 billion principal amount of indebtedness, which would be senior to our rights as creditors of those companies.

Voting and Certain Other Rights

Prior to the delivery of shares of common stock under each purchase contract, such purchase contract shall not entitle the holder of the Corporate Units or Treasury Units to any rights of a holder of shares of our common stock, including, without limitation, the right to vote or receive any dividends or other payments or distributions or to consent to or to receive notice as a shareholder or other rights in respect of our common stock.

Agreed U.S. Federal Income Tax Treatment

Each beneficial owner of an Equity Unit, by purchasing a Corporate Unit, will be deemed to have agreed (unless otherwise required by any taxing authority) (1) to be treated as the owner of each of the purchase contract, the related Note and the applicable ownership interests in the Treasury portfolio or Treasury security, as the case may be, for U.S. federal, state and local income tax purposes, (2) to treat the Note as indebtedness for all U.S. federal, state and local tax purposes, and (3) to allocate, as of the issue date, 100% of the purchase price paid for the Corporate Units to its ownership interest in the Notes and 0% to each purchase contract, which will establish its initial tax basis in each purchase contract as $0 and the beneficial owner’s initial tax basis in the Note as $50. This position will be binding on each beneficial owner of each Equity Unit, but not on the IRS. See “Material United States Federal Income Tax Consequences.”

Repurchase of the Equity Units

We may purchase from time to time any of the Equity Units that are then outstanding by tender, in the open market, by private agreement or otherwise, subject to compliance with applicable law.

DESCRIPTION OF THE PURCHASE CONTRACTS

In this Description of the Purchase Contracts, “DTE Energy,” “we,” “us,” “our” and the “Company” refer only to DTE Energy Company and any successor obligor, and not to any of its subsidiaries.

The following is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract and pledge agreement among us, the purchase contract agent, the collateral agent, the custodial agent and the securities intermediary. The summaries of the purchase contracts and the purchase contract and pledge agreement contain a description of the material terms of the contracts but are only summaries and are not complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, the base indenture (as defined under “Description of the Remarketable Senior Notes—Ranking”), the supplemental indenture (as defined under “Description of the Remarketable Senior Notes— Ranking”), the Notes and the form of remarketing agreement, including the definitions of certain terms used therein, which have been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Purchase of Common Stock

Each purchase contract that is a component of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and us to issue and deliver, on November 1, 2022 (or if such day is not a business day, the following business day) (the “purchase contract settlement date”), for $50 in cash a number of shares of our common stock equal to the settlement rate (together with cash, if applicable, in lieu of any fractional shares of common stock in the manner described below), in each case, unless the purchase contract terminates prior to that date or is settled early at the holder’s option. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the “settlement rate”) will be determined as follows, subject to adjustment as described under “—Anti-dilution Adjustments” below:

(1)

If the applicable market value of our common stock is equal to or greater than the “threshold appreciation price” of $157.50, the settlement rate will be 0.3175 shares of our common stock (we refer to this settlement rate as the “minimum settlement rate”).

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount of $50 (the “stated amount”), assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(2)

If the applicable market value of our common stock is less than the threshold appreciation price but greater than the “reference price” of $126.00, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share.

Accordingly, if the applicable market value of our common stock is less than the threshold appreciation price, but greater than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(3)	If the applicable market value of our common stock is less than or equal to the reference price of $126.00, the settlement rate will be 0.3968 shares of our common stock, which is approximately equal to the stated amount divided by the reference price (we refer to this settlement rate as the “maximum settlement rate”).

Accordingly, if the applicable market value of our common stock is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the market price of the common stock is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

The threshold appreciation price is $157.50, which is approximately equal to $50 divided by the minimum settlement rate, and represents appreciation of approximately 25% over the reference price.

If you elect to settle your purchase contract early in the manner described under “—Early Settlement,” the number of shares of our common stock issuable upon settlement of such purchase contract will be 0.3175, the minimum settlement rate, subject to adjustment as described under “—Anti-dilution Adjustments.” If you elect to settle your purchase contract early upon a fundamental change, the number of shares of our common stock issuable upon settlement will be determined as described under “—Early Settlement Upon a Fundamental Change.” We refer to the minimum settlement rate and the maximum settlement rate as the “fixed settlement rates.”

The “applicable market value” means, as determined by us, the average volume-weighted average price, or VWAP, of our common stock on each trading day during the 20 consecutive scheduled trading day period ending on the third scheduled trading day immediately preceding the purchase contract settlement date (the “market value averaging period”). The “VWAP” of our common stock means, for the relevant trading day, the per share VWAP on the principal exchange or quotation system on which our common stock is listed or admitted for trading as displayed under the heading Bloomberg VWAP on Bloomberg page DTE <EQUITY> AQR (or its equivalent successor if that page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

A “trading day” means, for purposes of determining a VWAP or closing price, a day (i) on which the principal exchange or quotation system on which our common stock is listed or admitted for trading is scheduled to be open for business and (ii) on which there has not occurred or does not exist a market disruption event.

A “market disruption event” means any of the following events:

•

any suspension of, or limitation imposed on, trading by the principal exchange or quotation system on which our common stock is listed or admitted for trading during the one-hour period prior to the close of trading for the regular trading session on such exchange or quotation system (or for purposes of determining VWAP any period or periods prior to 1:00 p.m. New York City time aggregating one half hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock or in futures or options contracts relating to our common stock on the relevant exchange or quotation system; or

•

any event (other than a failure to open or, except for purposes of determining VWAP, a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the principal exchange or quotation system on which our common stock is listed or admitted for trading (or for purposes of determining VWAP any period or periods prior to 1:00 p.m. New York City time aggregating one half hour or longer) in general to effect transactions in, or obtain market values for, our common stock on the relevant exchange or quotation system or futures or options contracts relating to our common stock on any relevant exchange or quotation system; or

•

the failure to open of the principal exchange or quotation system on which futures or options contracts relating to our common stock are traded or, except for purposes of determining VWAP, the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

If a market disruption event occurs on any scheduled trading day during the market value averaging period, we will notify investors on the calendar day on which such event occurs.

If 20 trading days for our common stock have not occurred during the market value averaging period, all remaining trading days will be deemed to occur on the third scheduled trading day immediately prior to the purchase contract settlement date and the VWAP of our common stock for each of the remaining trading days will be the VWAP of our common stock on that third scheduled trading day or, if such day is not a trading day, the closing price as of such day.

The “closing price” per share of our common stock means, on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the principal U.S. securities exchange on which our common stock is listed, or if our common stock is not so listed on a U.S. securities exchange, the average of the last quoted bid and ask prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if those bid and ask prices are not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to the percentage of a whole share represented by such fractional share, multiplied by the closing price of our common stock on the trading day immediately preceding the purchase contract settlement date (or the trading day immediately preceding an early settlement date, in the case of early settlement). If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Unless:

•

a holder has settled early the related purchase contracts by delivery of cash to the purchase contract agent in the manner described under “—Early Settlement” or “—Early Settlement Upon a Fundamental Change”;

•	a holder of Corporate Units has settled the related purchase contracts with separate cash in the manner described under “—Notice to Settle with Cash”; or

•	an event described under “—Termination” has occurred;

then, on the purchase contract settlement date,

•

in the case of Corporate Units where there has not been a successful optional or final remarketing, the holder will be deemed to have exercised its put right as described under “—Remarketing” (unless it shall have elected not to exercise such put right by delivering cash as described thereunder) and to have elected to apply the proceeds of the put price to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts;

•

in the case of Corporate Units where the Treasury portfolio or cash has replaced the Notes as a component of the Corporate Units following a successful optional remarketing, the portion of the proceeds of the applicable ownership interests in the Treasury portfolio when paid at maturity or an amount of cash equal to the stated amount of $50 per Corporate Unit will be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units;

•

in the case of Corporate Units where the Notes have been successfully remarketed during the final remarketing period, the portion of the remarketing proceeds sufficient to satisfy the holder’s obligation to purchase our common stock under the related purchase contracts will be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units; and

•

in the case of Treasury Units, the proceeds of the related Treasury securities, when paid at maturity, will be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Treasury Units.

The common stock will then be issued and delivered to the holder or the holder’s designee on the purchase contract settlement date. We will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of our common stock pursuant to the purchase contracts, unless any such tax is due because the holder requests such shares to be issued in a name other than such holder’s name.

Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

By purchasing a Corporate Unit or a Treasury Unit, a holder will be deemed to have, among other things:

•

irrevocably appointed the purchase contract agent as its attorney-in-fact to enter into and perform the related purchase contract and the purchase contract and pledge agreement in the name of and on behalf of such holder;

•

agreed to be bound by the terms and provisions of the Corporate Units or Treasury Units, as applicable, including, but not limited to, the terms of the related purchase contract and the purchase contract and pledge agreement, for so long as the holder remains a holder of Corporate Units or Treasury Units;

•

consented to and agreed to be bound by the pledge of such holder’s right, title and interest in and to its undivided beneficial ownership interest in Notes, the portion of the Treasury portfolio (or cash) described in the first clause of the definition of “applicable ownership interest,” or the Treasury securities, as applicable, and the delivery of such collateral by the purchase contract agent to the collateral agent; and

•

agreed to the satisfaction of the holder’s obligations under the purchase contracts with the proceeds of the pledged undivided beneficial ownership in the Notes, Treasury portfolio (or cash), Treasury securities or put price, as applicable, in the manner described above.

Remarketing

We have agreed to enter into a remarketing agreement with one or more remarketing agents, the “remarketing agent,” no later than 20 days prior to the first day of the final remarketing period or, if we elect to conduct an optional remarketing, no later than 20 days prior to the first day of the optional remarketing period.

During a blackout period that relates to each remarketing period:

•	you may not settle a purchase contract early;

•	you may not create Treasury Units; and

•	you may not recreate Corporate Units from Treasury Units.

We refer to each of an “optional remarketing” and a “final remarketing” as a “remarketing.” In a remarketing, the Notes that are a part of Corporate Units whose holder has not elected to settle the purchase contract through payment of separate cash (in the case of a final remarketing), and any separate Notes whose holders have elected to participate in the remarketing, as described under “Description of the Remarketable Senior Notes—Remarketing of the Notes That Are Not Included in Corporate Units,” will be remarketed.

In consultation with the remarketing agent and without the consent of any holders of Notes, we may elect in connection with a remarketing (but shall not be required to elect) to:

•	move up the maturity date of the Notes to a date earlier than November 1, 2025, but not earlier than November 1, 2024;

•	reset the interest rate on the Notes as described below and under “Description of the Remarketable Senior Notes—Interest Rate Reset” below; and

•

remarket the Notes as fixed-rate notes or floating-rate notes and, in the case of floating-rate notes, provide that the interest on the Notes will be equal to an interest rate index determined by us plus a spread determined by the remarketing agent, in consultation with us, in which case interest on the Notes may be calculated on the basis of a 365 day year and the actual number of days elapsed (or such other basis as is customarily used for floating-rate notes bearing interest at a rate based on such interest rate index).

All such modifications will take effect only if the remarketing is successful, without the consent of holders, on the settlement date of the remarketing, and will apply to all Notes, whether or not included in the remarketing. See “Description of the Remarketable Senior Notes—Remarketing.” If we conduct an optional remarketing that is not successful, we may make different elections for the final remarketing period.

In order to remarket the Notes, the remarketing agent, in consultation with us, may reset the interest rate on the Notes (either upward or downward) or, if the Notes are remarketed as floating-rate notes, determine the interest rate spread applicable to the Notes, in order to produce the required price in the remarketing, as discussed under “—Optional Remarketing” and “—Final Remarketing” below. The Notes will not be redeemable at our option after a successful remarketing (in which case the provisions described under “Description of the Remarketable Senior Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the Notes).

We will use commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, with regard to the full amount of the Notes to be remarketed will be effective under the securities laws in a form that may be used by the remarketing agent in connection with the remarketing (unless a registration statement is not required under the applicable laws and regulations that are in effect at that time or unless we conduct any remarketing in accordance with an exemption under the securities laws).

We will separately pay a fee to the remarketing agent for its services as remarketing agent. Holders whose Notes are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

Optional Remarketing

Unless a termination event has occurred, we may elect, at our option, to engage the remarketing agent pursuant to the terms of the remarketing agreement, to remarket the Notes over a period selected by us that begins on or after July 28, 2022 (the second business day immediately preceding the last interest payment date prior to the purchase contract settlement date) and ends any time on or before October 13, 2022 (the eighth calendar day immediately preceding the first day of the final remarketing period). We refer to this period as the “optional remarketing period,” a remarketing that occurs during the optional remarketing period as an “optional remarketing” and the date the Notes are priced in an optional remarketing as the “optional remarketing date.” In any optional remarketing, the aggregate principal amount of the Notes that are a part of Corporate Units and any separate Notes whose holders have elected to participate in the optional remarketing, as described under “Description of the Remarketable Senior Notes—Remarketing of the Notes That Are Not Included in Corporate Units,” will be remarketed. If we elect to conduct an optional remarketing, the remarketing agent will use its commercially reasonable efforts to obtain a price for the Notes that results in proceeds of at least 100% of the aggregate of the Treasury portfolio purchase price (as defined below) and the separate Notes purchase price (as defined below). To obtain that price, the remarketing agent may, in consultation with us, reset the interest rate on the Notes remarketed as fixed-rate notes, or determine the interest rate spread for the Notes remarketed as floating-rate notes, as described under “Description of the Remarketable Senior Notes—Interest Rate Reset.” We will request that the depository notify its participants holding Corporate Units, Treasury Units and separate Notes of our election to conduct an optional remarketing no later than five business days prior to the date we begin the optional remarketing. In such notice, we will set forth the dates of such optional remarketing, applicable procedures for holders of separate Notes to participate in the optional remarketing, the applicable procedures for holders of Corporate Units to create Treasury Units and for holders of Treasury Units to recreate Corporate Units, the applicable procedures for holders of Corporate Units to settle their purchase contracts early and any other applicable procedures, and any elections we have made in connection with such remarketing.

An optional remarketing on any remarketing date will be considered successful if the remarketing agent is able to remarket the Notes for a price of at least 100% of the Treasury portfolio purchase price and the separate Notes purchase price.

Following a successful optional remarketing of the Notes, on the optional remarketing settlement date (as defined below), the portion of the remarketing proceeds equal to the Treasury portfolio purchase price will, except as described below, be used to purchase the Treasury portfolio and the remaining proceeds attributable to the Notes underlying the Corporate Units will be remitted to the purchase contract agent for distribution pro rata to the holders of such Corporate Units. The portion of the proceeds attributable to the separate Notes sold in the remarketing will be remitted to the custodial agent for distribution on the optional remarketing settlement date pro rata to the holders of such separate Notes.

If we elect to conduct an optional remarketing and the remarketing is successful:

•

settlement with respect to the remarketed Notes will occur on the third business day following the optional remarketing date, unless the remarketed Notes are priced after 4:30 p.m. New York time on the optional remarketing date, in which case settlement will occur on the fourth business day following the optional remarketing date (we refer to such settlement date as the “optional remarketing settlement date”);

•

the interest rate on the Notes will be reset or, if we remarketed the Notes as floating-rate notes, the interest rate spread will be determined, by the remarketing agent in consultation with us on the optional remarketing date and will become effective on the optional remarketing settlement date;

•	except in the case when the Notes are remarketed as floating-rate notes, interest on the Notes will be payable semi-annually;

•

the Notes will cease to be redeemable at our option, and the provisions described under “Description of the Remarketable Senior Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the Notes;

•	the other modifications to the terms of the Notes, as described under “—Remarketing,” will become effective;

•

after the optional remarketing settlement date, your Corporate Units will consist of a purchase contract and the applicable ownership interest in the Treasury portfolio (or cash), as described herein; and

•

you may no longer create Treasury Units, recreate Corporate Units from Treasury Units or cash settle your obligation under the purchase contract (as described below under “—Notice to Settle with Cash”).

If we do not elect to conduct an optional remarketing during the optional remarketing period or no optional remarketing succeeds for any reason, the Notes will continue to be a component of the Corporate Units or will continue to be held separately and the remarketing agent will use its commercially reasonable efforts to remarket the Notes during the final remarketing period.

For the purposes of a successful optional remarketing, “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the quotation agent selected by us between 9:00 a.m. and 4:00 p.m., New York City time, on the optional remarketing date for the purchase of the Treasury portfolio for settlement on the optional remarketing settlement date; provided that if the Treasury portfolio consists of cash, “Treasury portfolio purchase price” means the amount of such cash.

Following a successful optional remarketing and receipt of the proceeds, the collateral agent will purchase, at the Treasury portfolio purchase price, a Treasury portfolio consisting of:

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the principal amount of the Notes underlying the undivided beneficial ownership interests in Notes included in the Corporate Units on the optional remarketing date; and

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of the Corporate Units on the purchase contract settlement date on the principal amount of the Notes underlying the undivided beneficial ownership interests in Notes included in the Corporate Units on the optional remarketing date.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio in connection with a successful optional remarketing have a yield that is less than zero, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in the bullet points above. If the provisions set forth in this paragraph apply, references in this prospectus supplement to a “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount in cash.

The applicable ownership interests in the Treasury portfolio will be substituted for the undivided beneficial ownership interests in Notes that are components of the Corporate Units and the portion of the Treasury portfolio described in the first bullet above will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the purchase contracts. On the purchase contract settlement date, for each Corporate Unit, $50 of the proceeds from the Treasury portfolio will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contract. In addition, proceeds from the portion of the Treasury portfolio described in the second bullet, which will equal the interest payment (assuming no reset of the interest rate) that would have been paid on the Notes that were components of the Corporate Units at the time of remarketing, will be paid on the purchase contract settlement date to the holders of the Corporate Units.

If we elect to remarket the Notes during the optional remarketing period and a successful remarketing has not occurred on or prior to October 13, 2022 (the last day of the optional remarketing period), we will cause a notice of the failed remarketing to be published no later than 9:00 a.m., New York City time, on the business day immediately following the last date of the optional remarketing period. This notice will be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. We will similarly cause a notice of a successful remarketing of the Notes to be published no later than 9:00 a.m., New York City time, on the business day immediately following the date of such successful remarketing.

On each business day during any optional remarketing period, we have the right in our sole and absolute discretion to determine whether or not an optional remarketing will be attempted. At any time and from time to time during the optional remarketing period prior to the announcement of a successful optional remarketing, we have the right to postpone any optional remarketing in our sole and absolute discretion.

Final Remarketing

Unless a termination event or a successful optional remarketing has previously occurred, we will remarket the Notes during the five business day period ending on, and including, October 27, 2022 (the third business day immediately preceding the purchase contract settlement date). We refer to this period as the “final remarketing period,” the remarketing during this period as the “final remarketing” and the date the Notes are priced in the final marketing as the “final remarketing date.” In the final remarketing, the aggregate principal amount of the Notes that are a part of Corporate Units whose holder has not elected to settle the purchase contract through payment of separate cash and any separate Notes whose holders have elected to participate in the final remarketing will be remarketed. The remarketing agent will use its commercially reasonable efforts to obtain a price for the Notes to be remarketed that results in proceeds of at least 100% of the principal amount of all the Notes offered in the remarketing. To obtain that price, the remarketing agent, in consultation with us, may reset the interest rate on the Notes if the Notes are remarketed as fixed-rate notes, or determine the interest rate spread on the Notes if the Notes are remarketed as floating-rate notes, as described under “Description of the Remarketable Senior Notes—Interest Rate Reset.” We will request that the depository notify its participants holding Corporate Units, Treasury Units and separate Notes of the final remarketing no later than seven days prior to the first day of the final remarketing period. In such notice, we will set forth the dates of the final remarketing period, applicable procedures for holders of separate Notes to participate in the final remarketing, the applicable procedures for holders of Corporate Units to create Treasury Units and for holders of Treasury Units to recreate Corporate Units, the applicable procedures for holders of Corporate Units to settle their purchase contracts early or settle with separate cash and any other applicable procedures, including the procedures that must be followed by a holder of separate Notes in the case of a failed remarketing if a holder of separate Notes wishes to exercise its right to put its Notes to us as described below and under “Description of the Remarketable Senior Notes—Put Option upon Failed Remarketing” and any elections we have made in connection with such remarketing. We have the right to postpone the final remarketing in our sole and absolute discretion on any day prior to the last three business days of the final remarketing period.

A remarketing during the final remarketing period will be considered successful if the remarketing agent is able to remarket the Notes for a price of at least 100% of the aggregate principal amount of all the Notes offered in the remarketing.

If the final remarketing is successful:

•	settlement with respect to the remarketed Notes will occur on the purchase contract settlement date;

•

the interest rate of the Notes will be reset or, if the Notes were remarketed as floating-rate notes, the interest rate spread will be determined, by the remarketing agent in consultation with us, and will become effective on the reset effective date, which will be the purchase contract settlement date, as described under “Description of the Remarketable Senior Notes—Interest Rate Reset” below;

•	except in the case when the Notes are remarketed as floating-rate notes, interest on the Notes will be payable semi-annually;

•

the Notes will cease to be redeemable at our option, and the provisions described under “Description of the Remarketable Senior Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the Notes;

•	the other modifications to the terms of the Notes, as described under “—Remarketing,” will become effective;

•

you may no longer (i) create Treasury Units, (ii) recreate Corporate Units from Treasury Units or (iii) cash settle your obligation under the purchase contract if such election was not made prior to 4:00 p.m., New York City time, on the second business day immediately prior to the first day of the final remarketing period (as described under “—Notice to Settle with Cash” below); and

•

the collateral agent will remit the portion of the proceeds it receives equal to the total principal amount of the Notes underlying the Corporate Units to us to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts, any excess proceeds attributable to Notes underlying Corporate Units that were remarketed will be remitted to the purchase contract agent for distribution pro rata to the holders of such Notes and proceeds from the final remarketing attributable to the separate Notes remarketed will be remitted to the custodial agent for distribution pro rata to the holders of the remarketed separate Notes.

Unless a termination event has occurred, a holder has effected an early settlement or a fundamental change early settlement, or there has been a successful optional remarketing, each Corporate Unit holder has the option at any time on or after the date we give notice of a final remarketing to notify the purchase contract agent at any time prior to 4:00 p.m., New York City time, on the second business day immediately prior to the first day of the final remarketing period of its intention to settle the related purchase contracts on the purchase contract settlement date with separate cash and to provide that cash on or prior to the business day immediately prior to the first day of the final remarketing period, as described under “—Notice to Settle with Cash.” The Notes of any holder of Corporate Units who has not given this notice or failed to deliver the cash will be remarketed during the final remarketing period. Separately, if the final remarketing is a failed remarketing (as defined below), holders of Corporate Units may also elect to settle their purchase contracts with separate cash prior to 4:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, as described below. In addition, holders of Notes that do not underlie Corporate Units may elect to participate in the remarketing as described under “Description of the Remarketable Senior Notes—Remarketing of Notes That Are Not Included in Corporate Units.”

If, in spite of using its commercially reasonable efforts, the remarketing agent cannot remarket the Notes during the final remarketing period at a price equal to or greater than 100% of the aggregate principal amount of the Notes offered in the remarketing, a condition precedent set forth in the remarketing agreement has not been fulfilled or a successful remarketing has not occurred for any other reason, in each case resulting in a “failed remarketing,” holders of all Notes will have the right to put their Notes to us for an amount equal to the principal amount of their Notes (the “put price”). The conditions precedent in the remarketing agreement will include, but not be limited to, the timely filing with the SEC of all material related to the remarketing required to be filed by us, the truth and correctness of certain representations and warranties made by us in the remarketing agreement, the furnishing of certain officer’s certificates to the remarketing agent, and the receipt by the remarketing agent of customary “comfort letters” from our auditors and opinions of counsel. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the Notes underlying such Corporate Units unless the holder has provided a written notice to the purchase contract agent of its intention to settle the purchase contract with separate cash as described below under “—Notice to Settle with Cash” prior to 4:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, and on or prior to the business day immediately preceding the purchase contract settlement date has delivered the $50 in cash per purchase contract. Settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. If a holder of Corporate Units elects to settle with separate cash, upon receipt of the required cash payment, the related Notes underlying the Corporate Units will be released from the pledge under the purchase contract and pledge agreement and delivered promptly to the purchase contract agent for delivery to the holder. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date. The cash received by the collateral agent upon this settlement with separate cash may be invested in permitted investments, as defined in the purchase contract and pledge agreement, and the portion of the proceeds equal to the aggregate purchase price of all purchase contracts of such holders will be paid to us on the purchase contract settlement date. Any excess funds received by the collateral agent in respect of any such permitted investments over the aggregate purchase price remitted to us in satisfaction of the obligations of the holders under the purchase contracts will be distributed to the purchase contract agent for ratable payment to the applicable holders who settled with separate cash. Unless a holder of Corporate Units has elected to settle the related purchase contracts with separate cash and delivered the separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the holder will be deemed to have elected to apply the put price against the holder’s obligations to pay the aggregate purchase price for the shares of our common stock to be issued under the related purchase contracts, thereby satisfying the obligations in full, and we will deliver to the holder our common stock pursuant to the related purchase contracts.

If a successful final remarketing has not occurred on or prior to October 27, 2022 (the last day of the final remarketing period), we will cause a notice of the failed remarketing of the Notes to be published no later than 9:00 a.m., New York City time, on the business day immediately following the last date of the final remarketing period. This notice will be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, other than during a blackout period. An early settlement may be made only in integral multiples of 20 Corporate Units or 20 Treasury Units; however, if the Treasury portfolio has replaced the Notes as a component of the Corporate Units following a successful optional remarketing, holders of Corporate Units may settle early only in integral multiples of 32,000 Corporate Units. In order to settle purchase contracts early, a holder of Equity Units must deliver to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, (1) a completed “Election to Settle Early” form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form and (2) a cash payment in immediately available funds in an amount equal to:

•	$50 times the number of purchase contracts being settled; plus

•

if the early settlement date occurs during the period from the close of business on any record date next preceding any contract adjustment payment date to the opening of business on such contract adjustment payment date, an amount equal to the contract adjustment payments payable on such contract adjustment payment date, unless we have elected to defer the contract adjustment payments payable on such contract adjustment payment date.

So long as you hold Equity Units as a beneficial interest in a global security certificate deposited with the depository, procedures for early settlement will also be governed by applicable depository procedures and standing arrangements between the depository and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under U.S. federal securities laws, we have a registration statement under the Securities Act in effect with respect to the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if such a registration statement is required, we will use our commercially reasonable efforts to (1) have a registration statement in effect covering those shares of common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, we will not be required to file such registration statement or provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right will be void unless and until such a registration statement is effective.

Upon early settlement, except as described below in “—Early Settlement Upon a Fundamental Change,” we will sell, and the holder will be entitled to buy, the minimum settlement rate of 0.3175 shares of our common stock (or in the case of an early settlement following a reorganization event, such number of exchange property units, as described under “—Reorganization Events” below) for each purchase contract being settled (regardless of the market price of our common stock on the date of early settlement), subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below. We will cause, on the third business day after the applicable early settlement date, (1) the shares of our common stock to be issued and (2) the related Notes or applicable ownership interests in the Treasury portfolio or Treasury securities, as the case may be, underlying the Equity Units and securing such purchase contracts to be released from the pledge under the purchase contract and pledge agreement, and delivered to the purchase contract agent for delivery to the holder. Upon early settlement, the holder will be entitled to receive any accrued and unpaid contract adjustment payments (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the contract adjustment payment date immediately preceding the early settlement date. The holder’s right to receive future contract adjustment payments will also terminate.

If the purchase contract agent receives a completed “Election to Settle Early” form (along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form) and payment of $50 for each purchase contract being settled (and, if required, an amount equal to the contract adjustment payments payable on the next contract adjustment payment date) prior to 4:00 p.m., New York City time, on any business day and all conditions to early settlement have been satisfied, then that day will be considered the early settlement date. If the purchase contract agent receives the foregoing at or after 4:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the early settlement date.

Early Settlement Upon a Fundamental Change

If a “fundamental change” (as defined below) occurs prior to the 20th business day preceding the purchase contract settlement date, then, following the fundamental change, each holder of a purchase contract, other than during a blackout period and subject to certain conditions described in this prospectus supplement, will have the right to accelerate and settle the purchase contract early on the fundamental change early settlement date (defined below) at the settlement rate determined as if the applicable market value equaled the stock price (as defined below), plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”). We refer to this right as the “fundamental change early settlement right.”

We will provide each of the holders and the purchase contract agent with a notice of the completion of a fundamental change within 10 business days after the effective date of a fundamental change. The notice will specify (1) a date (subject to postponement as described below, the “fundamental change early settlement date”), which will be at least 10 days after the date of the notice but no later than the earlier of 20 days after the date of such notice and one business day prior to the purchase contract settlement date, on which date we will deliver shares of our common stock to holders who exercise the fundamental change early settlement right, (2) the date by which holders must exercise the fundamental change early settlement right, (3) the applicable settlement rate and number of make-whole shares, (4) the amount and kind (per share of common stock) of the cash, securities and other consideration receivable by the holder upon settlement and (5) the amount of accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon), if any, that will be paid upon settlement to holders exercising the fundamental change early settlement right. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, during the period beginning on the date we deliver notice that a fundamental change has occurred and ending at 4:00 p.m., New York City time, on the third business day immediately preceding the fundamental change early settlement date (such period, subject to extension as described below, the “fundamental change exercise period”), the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of $50 for each purchase contract being settled in immediately available funds.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock;

(2)

(A) we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any other similar transaction or series of related transactions, in each case, in which 90% or more of the outstanding shares of our common stock are exchanged for or converted into cash, securities or other property, greater than 10% of the value of which consists of cash, securities or other property that is not (or will not be upon or immediately following the effectiveness of such consolidation, merger or other transaction) common stock listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (the “listed stock condition”) or (B) the consummation of any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries;

(3)	our common stock ceases to be listed on at least one of the NYSE, the NASDAQ Global Select Market and the NASDAQ Global Market (or any of their respective successors); or

(4)	our shareholders approve our liquidation, dissolution or termination.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change exercise period (or, in the case of a transaction that would have been a fundamental change but for the inapplicability of the listed stock condition in clause (2)(A) of the definition of “fundamental change,” following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

If you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date for each purchase contract with respect to which you have elected fundamental change early settlement, a number of shares (or exchange property units, if applicable) equal to the settlement rate described above plus the additional make-whole shares. In addition, on the fundamental change early settlement date, we will pay you the amount of any accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the fundamental change early settlement date, unless the date on which the fundamental change early settlement right is exercised occurs following any record date and prior to the related scheduled contract adjustment payment date, and we are not deferring the related contract adjustment payment, in which case we will instead pay all accrued and unpaid contract adjustment payments to the holder as of such record date. You will also receive on the fundamental change early settlement date the Notes or the applicable ownership interest in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be, with respect to which you are effecting a fundamental change early settlement, which, in each case, shall have been released from the pledge under the purchase contract and pledge agreement. If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and will be subject to normal settlement on the purchase contract settlement date.

We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect throughout the fundamental change exercise period a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the fundamental change early settlement (it being understood that for so long as there is a material business transaction or development that has not yet been publicly disclosed (but in no event for a period longer than 90 days), we will not be required to file such registration statement or provide such a prospectus, and the fundamental change early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective or a blackout period is continuing, the holder’s exercise of such right will be void unless and until such a registration statement is effective and no blackout period is continuing. The fundamental change exercise period will be extended by the number of days during such period on which no such registration statement is effective or a blackout period is continuing (provided that the fundamental change exercise period will not be extended beyond the fourth business day preceding the purchase contract settlement date) and the fundamental change early settlement date will be postponed to the third business day following the end of the fundamental change exercise period. If, but for the proviso contained in the immediately preceding sentence, the fundamental change early settlement date would occur on or after the purchase contract settlement date, we will deliver to any holder of purchase contracts on the purchase contract settlement date the applicable number of make-whole shares in addition to a number of shares equal to the settlement rate, determined as if the applicable market value were equal to the relevant stock price.

Unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as result of a successful remarketing, holders of Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the Notes as a component of Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 32,000 Corporate Units.

A holder of Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

Calculation of Make-Whole Shares. The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be calculated by us and will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (2) above where the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; or

•	otherwise, the average of the closing prices of our common stock over the 20 trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

	Stock Price on Effective Date
Effective Date	$45.00	$65.00	$85.00	$105.00	$126.00	$140.00	$157.50	$190.00	$225.00	$260.00	$295.00	$330.00	$365.00	$400.00
November 1, 2019	0.0933	0.0634	0.0450	0.0259	0.0000	0.0278	0.0518	0.0329	0.0231	0.0184	0.0156	0.0136	0.0120	0.0108
November 1, 2020	0.0632	0.0431	0.0312	0.0171	0.0000	0.0188	0.0414	0.0228	0.0153	0.0122	0.0105	0.0092	0.0081	0.0073
November 1, 2021	0.0321	0.0219	0.0164	0.0092	0.0000	0.0095	0.0283	0.0110	0.0073	0.0061	0.0053	0.0046	0.0041	0.0037
November 1, 2022	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices set forth in the second row of the table (i.e., the column headers) will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates in a manner inversely proportional to the adjustments to the fixed settlement rates.

Each of the make-whole share amounts in the table will be subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock prices and the two effective dates based on a 365-day year, as applicable;

•

if the stock price is in excess of $400.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table as described above), then the make-whole share amount will be zero; and

•

if the stock price is less than $45.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table as described above) (the “minimum stock price”), then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two effective dates on the table.

Notice to Settle with Cash

Unless a termination event has occurred, a holder effects an early settlement or a fundamental change early settlement with respect to the underlying purchase contract, or a successful remarketing has occurred, a holder of Corporate Units may settle the related purchase contract with separate cash by delivering the Corporate Unit certificate, if in certificated form, to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, with the completed “Notice to Settle with Cash” form at any time on or after the date we give notice of a final remarketing and prior to 4:00 p.m., New York City time on the second business day immediately preceding the first day of the final remarketing period. Separately, unless a termination event has occurred or a holder effects an early settlement or a fundamental change early settlement with respect to the underlying purchase contract, if there is a failed final remarketing, a holder of Corporate Units may settle the related purchase contract with separate cash (in lieu of exercising its put right with respect to the Notes as described in “Description of the Remarketable Senior Notes—Put Option upon Failed Remarketing” below) by delivering the Corporate Unit certificate, if in certificated form, to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, with the completed “Notice to Settle with Cash” form at any time on or after the date we give notice of the failed final remarketing and prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date.

Holders of Corporate Units may only cash-settle Corporate Units in integral multiples of 20 Corporate Units.

The holder must also deliver to the securities intermediary the required cash payment in immediately available funds. Such payment must be delivered prior to 4:00 p.m., New York City time, on the first business day immediately preceding the final remarketing period or, if such cash settlement is in connection with a failed final remarketing, on the first business day immediately preceding the purchase contract settlement date.

Upon receipt of the cash payment, the related Note will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate Units. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

If a holder of Corporate Units that has given notice of its election to settle with cash fails to deliver the cash by the applicable time and date specified above, such holder shall be deemed to have consented to the disposition of its Notes in the final remarketing, or to have exercised its put right (as described under “—Remarketing” above), in each case, as applicable.

Any cash received by the collateral agent upon cash settlement may, upon our written direction, be invested in permitted investments, as defined in the purchase contract and pledge agreement, and the portion of the proceeds equal to the aggregate purchase price of all purchase contracts of such holders will be paid to us on the purchase contract settlement date. Any excess funds received by the collateral agent in respect of permitted investments over the aggregate purchase price remitted to us in satisfaction of the obligations of the holders under the purchase contracts will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 4.00% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2020.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be the 15th day of the month immediately preceding the month in which the relevant payment date falls (whether or not a business day). These distributions will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under “Certain Provisions of the Purchase Contract and Pledge Agreement—Book-Entry System.”

If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay.

For the avoidance of doubt, subject to our right to defer contract adjustment payments, all record holders of purchase contracts on any record date will be entitled to receive the full contract adjustment payment due on the related contract adjustment payment date regardless of whether the holder of such purchase contract elects to settle such purchase contract early (whether at its option or in connection with a fundamental change) following such record date. However, the holder will be required to pay us an amount equal to the contract adjustment payments payable on such contract adjustment payment date upon early settlement of its purchase contract where the early settlement date occurs during the period from the close of business on the record date preceding such contract adjustment payment date to the opening of business on such contract adjustment payment date, as described above under “—Early Settlement.”

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our Senior Indebtedness (as defined under “Description of Debt Securities—General—Subordinated Debt Securities” in the accompanying prospectus) and will rank junior to the Notes.

We may, at our option and upon prior written notice of at least one business day before the record date to the purchase contract agent and the holders, defer all or part of the contract adjustment payments, but not beyond the purchase contract settlement date (or, with respect to an early settlement upon a fundamental change, not beyond the fundamental change early settlement date or, with respect to an early settlement other than upon a fundamental change, not beyond the contract adjustment payment date immediately preceding the early settlement date).

Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate equal to 6.25% per annum (which is equal to the rate of total distributions on the Corporate Units), compounded on each contract adjustment payment date, to, but excluding, the contract adjustment payment date on which such deferred contract adjustment payments are paid. We refer to additional contract adjustment payments that accrue on deferred contract adjustment payments as “compounded contract adjustment payments.” We may pay any such deferred contract adjustment payments (including compounded contract adjustment payments thereon) on any scheduled contract adjustment payment date; provided that in order to pay deferred contract adjustment payments on any scheduled contract adjustment payment date other than the purchase contract settlement date, we must deliver written notice thereof to holders of the Equity Units and the purchase contract agent on or before the relevant record date. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or similar reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments (including compounded contract adjustment payments thereon) will also terminate.

If we exercise our option to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments (including compounded contract adjustment payments thereon) have been paid, we will not (1) declare or pay any dividends on, or make any distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares of our capital stock, (2) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that rank on parity with, or junior to, the contract adjustment payments, or (3) make any guarantee payments under any guarantee by us of securities of any of our subsidiaries if our guarantee ranks on parity with, or junior to, the contract adjustment payments.

The restrictions listed above do not apply to:

(a)

purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the contract adjustment payment is deferred requiring us to purchase, redeem or acquire our capital stock;

(b)

any payment, repayment, redemption, purchase, acquisition or declaration of dividends described in clause (1) above as a result of a reclassification of our capital stock, or the exchange or conversion of all or a portion of one class or series of our capital stock, for another class or series of our capital stock;

(c)

the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the contract adjustment payment is deferred;

(d)

dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in exchange for capital stock and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the contract adjustment payment is deferred;

(e)

redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the contract adjustment payment is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f)

payments on any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case, that rank equal in right of payment to the contract adjustment payments, so long as the amount of payments made on account of such securities or guarantees and the purchase contracts is paid on all such securities and guarantees and the purchase contracts then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities, guarantees or purchase contracts is then entitled if paid in full; provided that, for the avoidance of doubt, we will not be permitted under the purchase contract and pledge agreement to make contract adjustment payments in part; or

(g)

any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity or junior securities that, if not made, would cause us to breach the terms of the instrument governing such parity or junior securities.

Anti-dilution Adjustments

Each fixed settlement rate will be subject to the following adjustments:

(1)

Stock Dividends. If we pay or make a dividend or other distribution on our common stock in common stock, each fixed settlement rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution will be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the denominator will be the sum of such number of shares and the total number of shares constituting the dividend or other distribution.

If any dividend or distribution in this paragraph (1) is declared but not so paid or made, the new fixed settlement rates shall be readjusted, on the date that our board of directors determines not to pay or make such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.

(2)

Stock Purchase Rights. If we issue to all or substantially all holders of our common stock rights, options, warrants or other securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), entitling them to subscribe for or purchase shares of our common stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of our common stock less than the current market price (as defined below) calculated as of the date fixed for the determination of stockholders entitled to receive such rights, options, warrants or other securities, each fixed settlement rate in effect at the opening of business on the day following the date fixed for such determination will be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our common stock which the aggregate consideration expected to be received by us upon the exercise of such rights, options, warrants or other securities would purchase at such current market price and the denominator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our common stock so offered for subscription or purchase.

If any right, option, warrant or other security described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof (and as a result no additional shares of common stock are delivered or issued pursuant to such rights, options, warrants or other securities), the new fixed settlement rates shall be readjusted, as of the date of such expiration, to the fixed settlement rates that would then be in effect had the increase with respect to the issuance of such rights, options, warrants or other securities been made on the basis of delivery or issuance of only the number of shares of common stock actually delivered.

For purposes of this clause (2), in determining whether any rights, options, warrants or other securities entitle the holders to subscribe for or purchase shares of the common stock at a price per share of our common stock less than the current market price on the date fixed for the determination of stockholders entitled to receive such rights, options, warrants or other securities, and in determining the aggregate price payable to exercise such rights, options, warrants or other securities, there shall be taken into account any consideration received by us for such rights, options, warrants or other securities and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by our board of directors.

(3)

Stock Splits; Reverse Splits; and Combinations. If outstanding shares of our common stock shall be subdivided, split or reclassified into a greater number of shares of common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of our common stock shall each be combined or reclassified into a smaller number of shares of common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.

(4)

Debt, Asset or Security Distributions. If we, by dividend or otherwise, distribute to all or substantially all holders of our common stock evidences of our indebtedness, assets or securities or any rights, options or warrants (or similar securities) to subscribe for, purchase or otherwise acquire evidences of our indebtedness, other assets or property or other securities (but excluding any rights, options, warrants or other securities referred to in paragraph (2) above, any dividend or distribution paid exclusively in cash referred to in paragraph (5) below (in each case, whether or not an adjustment to the fixed settlement rates is required by such paragraph) and any dividend paid in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours in the case of a spin-off referred to below, or dividends or distributions referred to in paragraph (1) above), each fixed settlement rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be the current market price of our common stock calculated as of the date fixed for such determination less the then fair market value (as determined in good faith by our board of directors) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of our common stock and the denominator of which shall be such current market price.

Notwithstanding the foregoing, if the then fair market value (as determined in good faith by our board of directors) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of our common stock exceeds the current market price of our common stock on the date fixed for the determination of stockholders entitled to receive such distribution, in lieu of the foregoing increase, each holder of a purchase contract shall receive, for each purchase contract, at the same time and upon the same terms as holders of shares of our common stock, the amount of such distributed assets, securities or evidences of indebtedness that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such dividend or distribution.

In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, which are or will, upon issuance, be listed on a U.S. securities exchange or quotation system, which we refer to as a “spin-off,” each fixed settlement rate in effect immediately before the close of business on the date fixed for determination of stockholders entitled to receive that distribution will be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which is the current market price of our common stock and the denominator of which is such current market price plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

The adjustment to the fixed settlement rates under the preceding paragraph will occur on:

•	the 10th trading day from and including the effective date of the spin-off; or

•

if the spin-off is effected simultaneously with an initial public offering of the securities being distributed in the spin-off and the ex date for the spin-off occurs on or before the date that the initial public offering price of the securities being distributed in the spin-off is determined, the issue date of the securities being offered in such initial public offering.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

Subject to the immediately following paragraph, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities on the principal U.S. securities exchange or quotation system on which such securities are listed or quoted at that time over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock on the principal U.S. securities exchange or quotation system on which our common stock is listed or quoted at that time over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off and the ex date for the spin-off occurs on or before the date that the initial public offering price of the securities being distributed in the spin-off is determined, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the principal U.S. securities exchange or quotation system on which our common stock is listed or quoted at that time on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

If any dividend or distribution described in this paragraph (4) is declared but not so paid or made, the new fixed settlement rates shall be readjusted, as of the date our board of directors determines not to pay or make such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.

(5)

Cash Distributions. If we, by dividend or otherwise, make distributions to all or substantially all holders of our common stock exclusively in cash during any quarterly period in an amount that exceeds $1.0125 per share per quarter in the case of a regular quarterly dividend (such per share amount being referred to as the “reference dividend,” which shall be adjusted proportionally for any change in frequency of our regular dividends), then immediately after the close of business on the date fixed for determination of the stockholders entitled to receive such distribution, each fixed settlement rate in effect immediately prior to the close of business on such date will be increased by dividing:

•	each fixed settlement rate by

•	a fraction, the numerator of which will be equal to the current market price on the date fixed for such determination less the amount, if any, by which the per share amount of the distribution exceeds the reference dividend and the denominator of which will be equal to such current market price.

Notwithstanding the foregoing, if (x) the amount by which the per share amount of the cash distribution exceeds the reference dividend exceeds (y) the current market price of our common stock on the date fixed for the determination of stockholders entitled to receive such distribution, in lieu of the foregoing increase, each holder of a purchase contract shall receive, for each purchase contract, at the same time and upon the same terms as holders of shares of our common stock, the amount of distributed cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

The reference dividend will be subject to an inversely proportional adjustment whenever each fixed settlement rate is adjusted, other than pursuant to this paragraph (5). For the avoidance of doubt, the reference dividend will be zero in the case of a cash dividend that is not a regular quarterly dividend.

If any dividend or distribution described in this paragraph (5) is declared but not so paid or made, the new fixed settlement rate shall be readjusted, as of the date our board of directors determines not to pay or make such dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(6)

Tender and Exchange Offers. In the case that a tender offer or exchange offer made by us or any subsidiary for all or any portion of our common stock shall expire and such tender or exchange offer (as amended through the expiration thereof) requires the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of purchased shares) of an aggregate consideration having a fair market value per share of our common stock that exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (which we refer to as the “expiration time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each fixed settlement rate in effect immediately prior to the close of business on the date of the expiration time will be increased by dividing:

•	each fixed settlement rate by

•

a fraction (1) the numerator of which will be equal to (a) the product of (i) the current market price on the date of the expiration time and (ii) the number of shares of common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (b) the amount of cash plus the fair market value of the aggregate consideration payable to stockholders pursuant to the tender offer or exchange offer (assuming the acceptance by us of purchased shares (as defined below)), and (2) the denominator of which will be equal to the product of (x) the current market price on the date of the expiration time and (y) the result of (i) the number of shares of our common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (ii) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the expiration time (such actually validly tendered or exchanged shares, up to any maximum acceptance amount specified by us in the terms of the tender offer or exchange offer, being referred to as the “purchased shares”).

For purposes of paragraphs (2) and (4) (except as otherwise expressly provided therein with respect to spin-offs) above, the “current market price” per share of our common stock or any other security on any day means the average VWAP of our common stock or such other security on the principal U.S. securities exchange or quotation system on which our common stock or such other security, as applicable, is listed or quoted at that time for the 10 consecutive trading days preceding the earlier of the trading day preceding the day in question and the trading day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of paragraph (5) above, the “current market price” per share of our common stock means the closing price of our common stock on the trading day immediately preceding the ex date for the relevant cash dividend or distribution. For purposes of paragraph (6) above, the “current market price” per share of our common stock means the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the relevant tender offer or exchange offer. The term “ex date,” when used with respect to any issuance or distribution on our common stock or any other security, means the first date on which our common stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which our common stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or system (in the form of due bills or otherwise) as determined by such exchange or system.

We currently do not have a shareholders rights plan with respect to our common stock. To the extent that we have a shareholders rights plan involving the issuance of share purchase rights or other similar rights to all or substantially all holders of our common stock in effect upon settlement of a purchase contract, you will receive, in addition to the common stock issuable upon settlement of any purchase contract, the related rights for the common stock under the shareholders rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights under the shareholder rights plan.

Unless made pursuant to a bona fide, reasonable anti-dilution formula, you may be treated as receiving a constructive distribution from us for U.S. federal income tax purposes with respect to the purchase contract if the fixed settlement rates are adjusted (or fail to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased. For example, if the fixed settlement rate is adjusted as a result of a distribution that is taxable to the holders of our common stock, such as a cash dividend, you may be deemed to have received a “constructive distribution” of our stock. Thus, under certain circumstances, an adjustment to the fixed settlement rates might give rise to a taxable dividend to you even though you will not receive any cash in connection with such adjustment. In addition, non-U.S. holders (as defined in “Material United States Federal Income Tax Consequences”) may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Material United States Federal Income Tax Consequences—Adjustment to Settlement Rate” and “Material United States Federal Income Tax Consequences— Non-U.S. Holders—Dividends and Constructive Dividends.”

In addition, we may increase the fixed settlement rates if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

Adjustments to the fixed settlement rates will be calculated by us to the nearest ten thousandth of a share. No adjustment to the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent in one or both fixed settlement rates. If any adjustment is not required to be made because it would not change one or both fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment. All anti-dilution adjustments will be made not later than the time at which we are required to determine the relevant settlement rate or amount of make-whole shares (if applicable) in connection with any settlement with respect to the purchase contracts.

No adjustment to the fixed settlement rates will be made if holders of Equity Units participate, as a result of holding the Equity Units and without having to settle the purchase contracts that form part of the Equity Units, in the transaction that would otherwise give rise to an adjustment as if they held a number of shares of our common stock equal to the maximum settlement rate, at the same time and upon the same terms as the holders of common stock participate in the transaction.

The fixed settlement rates will not be adjusted (subject to our right to increase them if our board of directors deems it advisable as described in the third preceding paragraph):

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of options, restricted stock or other awards in connection with any employment contract, executive compensation plan, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or the exercise of such options or other awards;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid contract adjustment payments.

We will, as promptly as practicable after a fixed settlement rate is adjusted, provide written notice of the adjustment to the holders of Equity Units and the purchase contract agent.

If an adjustment is made to the fixed settlement rates, an adjustment also will be made to the reference price and the threshold appreciation price on an inversely proportional basis solely to determine which of the clauses of the definition of settlement rate will be applicable to determine the settlement rate with respect to the purchase contract settlement date or any fundamental change early settlement date.

If any adjustment to the fixed settlement rates becomes effective, or any effective date, expiration time, ex date or record date for any stock split or reverse stock split, tender or exchange offer, issuance, dividend or distribution (relating to a required fixed settlement rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first trading day of the 20 scheduled trading-day period during which the applicable market value is calculated or (ii) in the case of the optional early settlement or fundamental change early settlement, the relevant early settlement date or the date on which the fundamental change early settlement right is exercised and, in each case, ending on, and including, the date on which we deliver shares of our common stock under the related purchase contract, we will make appropriate adjustments to the fixed settlement rates and/or the number of shares of our common stock deliverable upon settlement with respect to the purchase contract, in each case, consistent with the methodology used to determine the anti-dilution adjustments set forth above. If any adjustment to the fixed settlement rates becomes effective, or any effective date, expiration time, ex date or record date for any stock split or reverse stock split, tender or exchange offer, issuance, dividend or distribution (relating to a required fixed settlement rate adjustment) occurs, during the period used to determine the “stock price” or any other averaging period hereunder, we will make appropriate adjustments to the applicable prices, consistent with the methodology used to determine the anti-dilution adjustments set forth above.

Reorganization Events

The following events are defined as “reorganization events”:

•

any consolidation or merger of the Company with or into another person or of another person with or into the Company or a similar transaction (other than a consolidation, merger or similar transaction in which the Company is the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another person);

•

any sale, transfer, lease or conveyance to another person of the property of the Company as an entirety or substantially as an entirety, as a result of which the shares of our common stock are exchanged for cash, securities or other property;

•	any statutory exchange of the common stock of the Company with another corporation (other than in connection with a merger described in the first bullet above); and

•	any liquidation, dissolution or termination of the Company (other than as a result of or after the occurrence of a termination event described below under “—Termination”).

Following the effective date of a reorganization event, the settlement rate shall be determined by reference to the value of an exchange property unit, and we shall deliver, upon settlement of any purchase contract, a number of exchange property units equal to the number of shares of our common stock that we would otherwise be required to deliver. An “exchange property unit” is the kind and amount of common stock, other securities, other property or assets (including cash or any combination thereof) receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable settlement date) per share of our common stock by a holder of common stock that is not a person with which we are consolidated or into which we are merged or which merged into us or to which such sale or transfer was made, as the case may be (we refer to any such person as a “constituent person”), or an affiliate of a constituent person, to the extent such reorganization event provides for different treatment of common stock held by the constituent person and/or the affiliates of the constituent person, on the one hand, and non-affiliates of a constituent person, on the other hand. In the event holders of our common stock (other than any constituent person or affiliate thereof) have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate Units or Treasury Units are entitled to receive will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock.

In the event of such a reorganization event, the person formed by such consolidation or merger or the person that acquires our assets shall execute and deliver to the purchase contract agent an agreement providing that the holder of each Equity Unit that remains outstanding after the reorganization event (if any) shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit and/or adjustments to the fixed settlement rates, which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for under “—Anti-dilution Adjustments” above. The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events.

In connection with any reorganization event, we will also adjust the reference dividend based on the number of shares of common stock comprising an exchange property unit and (if applicable) the value of any non-stock consideration comprising an exchange property unit. If an exchange property unit is composed solely of non-stock consideration, the reference dividend will be zero.

Termination

The purchase contract and pledge agreement provides that the purchase contracts and the obligations and rights of us and of the holders of Corporate Units and Treasury Units thereunder (including the holders’ obligation and right to purchase and receive shares of our common stock and to receive accrued and unpaid contract adjustment payments, including deferred contract adjustment payments and compounded contract adjustment payments thereon) will immediately and automatically terminate upon the occurrence of a termination event (as defined below).

Upon any termination event, the Equity Units will represent the right to receive the Notes underlying the undivided beneficial interest in the Notes, applicable ownership interests in the Treasury portfolio, or the Treasury securities, as the case may be, forming part of such Equity Units. Upon the occurrence of a termination event, we will promptly give the purchase contract agent, the collateral agent and the holders written notice of such termination event and the collateral agent will release the related interests in the Notes, applicable ownership interests in the Treasury portfolio or Treasury securities, as the case may be, from the pledge arrangement and transfer such interests in the Notes, applicable ownership interests in the Treasury portfolio or Treasury securities to the purchase contract agent for distribution to the holders of Corporate Units and Treasury Units. If a holder is entitled to receive Notes in an aggregate principal amount that is not an integral multiple of $1,000, we will issue upon request of the purchase contract agent Notes in denominations of $50 and integral multiples thereof in exchange for Notes in denominations of $1,000 or integral multiples thereof. In addition, if any holder is entitled to receive, with respect to its applicable ownership interests in the Treasury portfolio or its pledged Treasury securities, any securities having a principal amount at maturity of less than $1,000, the purchase contract agent will dispose of such securities for cash and pay the cash received to the holder in lieu of such applicable ownership in the Treasury portfolio or such Treasury securities. Upon any termination event, however, such release and distribution may be subject to a delay. In the event that the Company becomes the subject of a case under the U.S. Bankruptcy Code, such delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until such automatic stay has been lifted. Moreover, claims arising out of the Notes will be subject to the equitable jurisdiction and powers of the bankruptcy court.

A “termination event” means any of the following events with respect to the Company:

(1)

at any time on or prior to the purchase contract settlement date, a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization arrangement, adjustment or composition of or in respect of the Company under the U.S. Bankruptcy Code or any other similar applicable federal or state law and such decree or order shall have been entered more than 90 days prior to the purchase contract settlement date and shall have continued undischarged and unstayed for a period of 90 consecutive days;

(2)

at any time on or prior to the purchase contract settlement date, a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of the Company or of all or any substantial part of the Company’s property, or for the winding up or liquidation of the Company’s affairs, and such decree or order shall have been entered more than 90 days prior to the purchase contract settlement date and shall have continued undischarged and unstayed for a period of 90 consecutive days; or

(3)

at any time on or prior to the purchase contract settlement date, the Company shall institute proceedings to be adjudicated bankrupt or insolvent, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition or answer or consent seeking reorganization under the U.S. Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver, liquidator, trustee, assignee, sequestrator or other similar official of the Company or of all or any substantial part of the Company’s property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

Pledged Securities and Pledge

The undivided beneficial ownership interests in the Notes, or, following a successful optional remarketing, the applicable ownership interests in the Treasury portfolio (as described under the first bullet of the definition of “Treasury portfolio”), that are a component of the Corporate Units or, if substituted, the beneficial ownership interest in the Treasury securities that are a component of the Treasury Units, collectively, the “pledged securities,” will be pledged to the collateral agent for our benefit pursuant to the purchase contract and pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the Corporate Units and Treasury Units with respect to the pledged securities will be subject to our security interest therein. No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

•

in the case of Corporate Units, to substitute a Treasury security for the related Note, as provided under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note;”

•	in the case of Treasury Units, to substitute a Note for the related Treasury security, as provided under “Description of the Equity Units—Recreating Corporate Units;” and

•	upon early settlement, settlement through the payment of separate cash or termination of the related purchase contracts.

Subject to our security interest and the terms of the purchase contract and pledge agreement, each holder of a Corporate Unit (unless the Treasury portfolio has replaced the Notes as a component of the Corporate Unit), will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related Notes (including distribution, voting, redemption, repayment and liquidation rights). Each holder of Treasury Units and each holder of Corporate Units (if the Treasury portfolio has replaced the Notes as a component of the Corporate Units), will retain beneficial ownership of the related Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contract and Pledge Agreement—General,” upon receipt of distributions on the pledged securities, the collateral agent will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the Corporate Units or Treasury Units are registered at the close of business on the record date for the distribution.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

In this Description of the Purchase Contract and Pledge Agreement, “DTE Energy,” “we,” “us,” “our” and the “Company” refer only to DTE Energy Company and any successor obligor, and not to any of its subsidiaries.

The following is a summary of some of the other terms of the purchase contract and pledge agreement. The summary contains a description of additional material terms of the agreement but is only a summary and is not complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, including the definitions of certain terms used therein, the form of which has been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

Except as described under “—Book-Entry System” below, payments on the Corporate Units and Treasury Units will be payable, the purchase contracts will be settled, and transfers of the Corporate Units and Treasury Units will be registrable at, the office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units or Treasury Units do not remain in book-entry form, we will make payments on the Corporate Units and Treasury Units by check mailed to the address of the person entitled thereto as shown on the security register or, if the holder timely so requests, by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (subject to delays, including potentially as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code, as described under “Description of the Purchase Contracts—Termination”) at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York, upon presentation and surrender of the applicable Corporate Unit or Treasury Unit certificate, if in certificated form.

If Corporate Units or Treasury Units are in certificated form and the holder fails to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement with respect to the related purchase contract will be registered in the name of the purchase contract agent or its nominee. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units, if in certificated form, to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented, if in certificated form, or the holder provides the evidence and indemnity described above.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection therewith.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts it holds pending payment to any holder.

Modification

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under the purchase contract and pledge agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to the requirements applicable to reorganization events; and

•

to cure any ambiguity or to correct or supplement any provisions that may be inconsistent with any other provision in the purchase contract and pledge agreement or to make such other provisions in regard to matters or questions arising under the purchase contract and pledge agreement that do not adversely affect the interests of any holders of Equity Units; it being understood that any amendment made to conform the provisions of the purchase contract and pledge agreement to the description of such agreement, the Equity Units and the purchase contracts contained in the preliminary prospectus supplement for the Equity Units as supplemented and/or amended by the related pricing term sheet will be deemed not to adversely affect the interests of the holders.

The purchase contract and pledge agreement will contain provisions allowing us, the purchase contract agent and the collateral agent, subject to certain limited exceptions, to modify the terms of the purchase contracts or the purchase contract and pledge agreement with the consent of the holders of not less than a majority of the outstanding Equity Units, with holders of Corporate Units and Treasury Units voting as a single class. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

•	subject to our right to defer contract adjustment payments, change any payment date;

•	impair the holders’ right to institute suit for the enforcement of a purchase contract or payment of any contract adjustment payments (including compounded contract adjustment payments);

•

except as required pursuant to any anti-dilution adjustment, reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or change the right to early settlement or fundamental change early settlement in a manner adverse to the holders or otherwise adversely affect the holder’s rights under any purchase contract, the purchase contract and pledge agreement or remarketing agreement in any respect;

•	increase the amount or change the type of collateral required to be pledged to secure a holder’s obligations under the purchase contract and pledge agreement;

•	impair the right of the holder of any purchase contract to receive distributions on the collateral, or otherwise adversely affect the holder’s rights in or to such collateral;

•

reduce any contract adjustment payments or any deferred contract adjustment payments (including compounded contract adjustment payments) or change any place where, or the coin or currency in which, any contract adjustment payment is payable; or

•

reduce the percentage of the outstanding purchase contracts whose holders’ consent is required for the modification, amendment or waiver of the provisions of the purchase contracts and the purchase contract and pledge agreement.

However, if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected class of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such class or, if referred to in the seven bullets above, each holder affected thereby.

No Consent to Assumption

Each holder of a Corporate Unit or a Treasury Unit will be deemed under the terms of the purchase contract and pledge agreement, by the purchase of such Corporate Unit or Treasury Unit, to have expressly withheld any consent to the assumption under Section 365 of the U.S. Bankruptcy Code or otherwise, of the related purchase contracts by us, our receiver, liquidator or trustee or person or entity performing similar functions in the event that we become a debtor under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Consolidation, Merger and Conveyance of Assets as an Entirety

We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing entity, or the successor entity (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes all of our responsibilities and liabilities under the purchase contracts, the Corporate Units, the Treasury Units, the purchase contract and pledge agreement, the remarketing agreement (if any) and the indenture by one or more supplemental agreements in form satisfactory to the purchase contract agent, the collateral agent and the indenture trustee, executed and delivered to the purchase contract agent, the collateral agent and the indenture trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any of its obligations or covenants under such agreements.

In case of any such consolidation, merger, sale or conveyance, and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the purchase contracts, the Corporate Units, the Treasury Units, the purchase contract and pledge agreement and the remarketing agreement (if any) as us and (other than in the case of a lease) we shall be relieved of any further obligation under the purchase contracts, the Corporate Units, the Treasury Units, the purchase contract and pledge agreement and the remarketing agreement (if any).

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment (subject to the record date provisions described above), settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent at the corporate trust office of the purchase contract agent or its agent, in each case, in the Borough of Manhattan, The City of New York. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder before a replacement certificate will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date or the date on which the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will, in the case of the purchase contract settlement date, deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contracts and the purchase contract and pledge agreement and the remarketing agreement will be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles thereof).

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon Trust Company, N.A. (or its successor) will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Corporate Units, the Treasury Units or the purchase contract and pledge agreement.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

In addition to serving as the purchase contract agent and collateral agent, as described below, The Bank of New York Mellon Trust Company, N.A. will serve as the custodial agent and securities intermediary under the purchase contract and pledge agreement and as the “indenture trustee” for the Notes. We and certain of our affiliates maintain banking and credit relationships with The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

Information Concerning the Collateral Agent

The Bank of New York Mellon Trust Company, N.A. (or its successor) will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and the Treasury Units except for the obligations owed by a pledgee of property to the owner thereof under the purchase contract and pledge agreement and applicable law.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Miscellaneous

The purchase contract and pledge agreement will provide that we will, at all times prior to the purchase contract settlement date, reserve and keep available, free from preemptive rights, out of our authorized but unissued common stock the maximum number of shares of our common stock issuable against payment

(including the maximum number of make-whole shares issuable upon a fundamental change early settlement) in respect of all purchase contracts included in the Corporate Units or Treasury Units evidenced by the outstanding certificates.

The purchase contract and pledge agreement will provide that we will indemnify the purchase contract agent and pay all fees and expenses related to (1) the retention of the purchase contract agent, the collateral agent, the custodial agent and the securities intermediary and (2) any enforcement by the purchase contract agent of the rights of the holders of the Corporate Units and Treasury Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses. The purchase contract agent shall be under no obligation to exercise any of the rights or powers vested in it by the purchase contract and pledge agreement at the request or direction of any of the holders pursuant to the purchase contract and pledge agreement, unless such holders shall have offered to the purchase contract agent security or indemnity reasonably satisfactory to the purchase contract agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The purchase contract and pledge agreement will also provide that any court of competent jurisdiction may in its discretion require, in any suit for the enforcement of any right or remedy under the purchase contract and pledge agreement, or in any suit against the purchase contract agent for any action taken, suffered or omitted by it as purchase contract agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. The foregoing shall not apply to any suit instituted by the purchase contract agent, to any suit instituted by any holder, or group of holders, holding in the aggregate more than 10% of the outstanding Equity Units, or to any suit instituted by any holder for the enforcement of any interest on any Notes owed pursuant to such holder’s applicable ownership interests in Notes or contract adjustment payments on or after the respective payment date therefor in respect of any Equity Unit held by such holder, or for enforcement of the right to purchase shares of our common stock under the purchase contracts constituting part of any Equity Unit held by such holder.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the “depository,” will act as securities depository for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depository’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depository or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants (“direct participants”) deposit with the depository. The depository also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include U.S. and Non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation, and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the depository’s system is also available to others, including securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

If (1) the depository notifies us that it is unwilling or unable to continue its services as depository and no successor depository has been appointed within 90 days after our receipt of such notice; (2) the depository ceases to be a clearing agency registered under the Exchange Act when the depository is required to be so registered and we receive notice of such cessation, and no successor depository has been appointed within 90 days after our receipt of such notice or our becoming aware of such cessation; or (3) any Event of Default (as defined in “Description of the Remarketable Senior Notes—Events of Default”) has occurred and is continuing or any other event has occurred and is continuing, which after notice or lapse of time, would become an Event of Default with respect to the Notes, or we have failed to perform any of our obligations under the purchase contract and pledge agreement, the Corporate Units, the Treasury Units or the purchase contracts, and any beneficial owner requests that its beneficial interest be exchanged for a physical certificate, then (x) we will prepare definitive certificates with respect to such Corporate Units or Treasury Units, as applicable, and will deliver such certificates to the purchase contract agent and (y) upon surrender of the global security certificates representing Corporate Units or Treasury Units by the depository, accompanied by registration instructions, we will cause definitive certificates to be delivered to the beneficial owners in accordance with instructions provided by the depository. We and the purchase contract agent will not be liable for any delay in delivery of such instructions and may conclusively rely on, and will be authorized and protected in relying on, such instructions. Each definitive certificate so delivered will evidence Corporate Units or Treasury Units, as applicable, of the same kind and tenor as the global security certificate so surrendered in respect thereof. With respect to the Corporate Units and the Treasury Units, this paragraph replaces the antepenultimate and penultimate paragraphs of the “Book-Entry Securities” section of the accompanying prospectus in their entirety.

As long as the depository or its nominee is the registered owner of the global security certificates, the depository or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates for all purposes under the Corporate Units, Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names; and

•

will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units, Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related Notes, Treasury securities and common stock will be made to the depository or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depository or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depository or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depository, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depository from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent will have any responsibility or liability for any aspect of the depository’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depository’s records or any participant’s records relating to these beneficial ownership interests.

Although the depository has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, the depository is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depository or its direct participants or indirect participants under the rules and procedures governing the depository.

The information in this section concerning the depository and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information. See “Book-Entry Securities” in the accompanying prospectus for additional information regarding DTC.

DESCRIPTION OF THE REMARKETABLE SENIOR NOTES

In this Description of the Remarketable Senior Notes, “DTE Energy,” “we,” “us,” “our” and the “Company” refer only to DTE Energy Company and any successor obligor, and not to any of its subsidiaries.

The following summary sets forth the specific terms and provisions of the 2019 Series F 2.25% remarketable senior notes due 2025 (the “Notes”). The following description of the specific terms of the Notes supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities and the indenture governing the Notes set forth in the accompanying prospectus under “Description of Debt Securities.” The following summary is qualified in its entirety by reference to the terms and provisions of the Notes and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section, or in the accompanying prospectus, have the meanings given to them in the Notes and in the indenture.

General

We will issue the Notes as a series of unsecured debt securities under the indenture. We may issue an unlimited amount of other securities under the indenture which are on parity with the Notes.

The Notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “—Ranking.”

The Notes will be issued in fully registered form only, without coupons. Any Notes that are issued as separate securities as a result of the creation of Treasury Units or in connection with an early settlement, early settlement upon a fundamental change, a remarketing, a termination or a settlement with separate cash will be initially represented by one or more fully registered global securities (the “global securities”) deposited with the indenture trustee, as custodian for DTC, as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a global security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Issuance—The Depository Trust Company.” The authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000. However, if a holder is entitled to receive Notes in an aggregate principal amount that is not an integral multiple of $1,000 upon termination of the purchase contracts as described under “Description of the Purchase Contracts—Termination” above, we will issue upon request the purchase contract agent Notes in denominations of $50 and integral multiples thereof. Except in certain circumstances described below, the Notes that are issued as global securities will not be exchangeable for Notes in definitive certificated form.

Each Corporate Unit includes a 1/20, or 5%, undivided beneficial ownership interest in a Note having a principal amount of $1,000 that corresponds to the stated amount of $50 per Corporate Unit.

The Notes will not be subject to a sinking fund provision and, prior to the purchase contract settlement date, will not be subject to discharge or defeasance. After the purchase contract settlement date, the Notes will be subject to discharge and defeasance as described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus. The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 1, 2025 (subject to our ability to move up the maturity date in connection with a remarketing as described below under “—Remarketing”). As described below under “—Put Option upon Failed Remarketing,” holders will have the right to require us to purchase their Notes under certain circumstances. The limitation on secured debt set forth in the indenture (see Section 1009) and described in the accompanying prospectus will be applicable to the Notes. See “Description of Debt Securities—Covenants—Limitation on Secured Debt” in the accompanying prospectus. Except for this limitation and as set forth under “—Put Option upon Failed Remarketing,” the indenture will not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. Except for the covenants described under “—Consolidation, Merger or Sale,” the indenture does not contain provisions that afford holders of the Notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture limits our incurrence of Secured Debt as described above, but does not limit our ability to issue or incur other debt or issue preferred stock.

The Notes are initially being offered in the principal amount of $1,150,000,000. If we issue additional Corporate Units as a result of the underwriters’ exercise of their over-allotment option, we may, without the consent of the holders of the Notes, increase the principal amount of the Notes and issue up to an additional $150,000,000 principal amount of Notes having the same ranking, interest rate, maturity and other terms as the Notes. Any such new Notes, together with the existing Notes, will constitute a single class of securities under the indenture. The existing Notes and any new Notes having the same terms as the Notes offered hereby subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, voting waivers and amendments.

We will not pay any additional amounts to holders of the Notes that are not U.S. persons in respect of any tax, assessment or governmental charge.

Ranking

The Notes will be issued by us under an indenture (the “base indenture”) dated as of April 9, 2001 between us and The Bank of New York Mellon Trust Company, N.A. (referred to herein as the “indenture trustee”), as supplemented by a supplemental indenture, the terms of which are described in this prospectus supplement (the “supplemental indenture” and, together with the base indenture, the “indenture”). We may issue under the base indenture additional debt securities that rank on parity with the Notes.

The Notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all liabilities of our subsidiaries. See “Description of Debt Securities—General—Ranking” in the accompanying prospectus.

Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of September 30, 2019, we had $5.2 billion principal amount of outstanding indebtedness on an unconsolidated basis that would rank on parity with the Notes and $1.2 billion principal amount of outstanding indebtedness that would rank junior to the Notes. As of September 30, 2019, our subsidiaries have approximately $8.8 billion principal amount of indebtedness, which would be senior to our rights as creditors of those companies. The provisions of the indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries. We and our subsidiaries expect to incur additional indebtedness from time to time, including pursuant to the Transaction (see “Prospectus Supplement Summary—Recent Developments”).

Principal and Interest

The Notes will initially mature on November 1, 2025 (the “stated maturity date”) and will initially bear interest from the date of original issuance at the rate of 2.25% per annum. In connection with a successful remarketing, we may shorten the stated maturity date of the Notes to any date not earlier than November 1, 2024. Subject to the changes to the interest payment dates made pursuant to a successful remarketing, interest will be payable quarterly on February 1, May 1, August 1 and November 1 of each year (each, an “interest payment date”), commencing on February 1, 2020, and at maturity. Subject to certain exceptions, the indenture provides for the payment of interest on an interest payment date only to persons in whose names the Notes are registered at the close of business on the record date; which will be the close of business on the 15th day of the calendar month immediately preceding the calendar month in which the applicable interest payment date falls (whether or not a business day). Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed in a 30-day month. However, if we remarket the Notes as floating-rate notes, without the consent of any holder of Notes we may modify the basis on which interest will be calculated after the optional remarketing settlement date or the purchase contract settlement date, as applicable, to conform to the market convention applicable to floating-rate notes using the same interest rate index.

Except as described under “—Book-Entry Issuance—The Depository Trust Company” below, and notwithstanding anything to the contrary in the accompanying prospectus, payment of interest on the Notes will be made by check mailed to the address of the person entitled thereto as shown on the security register or, if the holder timely so requests, by a wire transfer to the account designated by the holder by a prior written notice.

If any interest payment date, redemption date, maturity date or the date (if any) on which we are required to purchase the Notes is not a business day, then the applicable payment will be made on the next succeeding day that is a business day, and no interest will accrue or be paid in respect of such delay. If we remarket the Notes as floating-rate notes, without the consent of any holder of Notes we may modify the interest payment dates to provide that if any February 1, May 1, August 1 and November 1 is not a business day, the relevant interest payment date shall be the immediately succeeding business day. “Business day,” for purposes of the indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in the City of New York, New York are generally authorized or required by law, regulation or executive order to remain closed.

The interest rate on the Notes may be reset in connection with a successful remarketing, as described below under “—Interest Rate Reset.” However, if there is not a successful remarketing, the interest rate will not be reset and the Notes will continue to bear interest at the initial interest rate, all as described below under “—Interest Rate Reset.” Except in the case of a failed final remarketing or when the Notes are remarketed as floating-rate notes, interest on the Notes following the optional remarketing settlement date or the purchase contract settlement date, as applicable, will be payable on a semi-annual basis.

Remarketing

The Notes will be remarketed as described under “Description of the Purchase Contracts—Remarketing.”

In consultation with the remarketing agent and without the consent of any holders of Notes, we may elect in connection with a remarketing (but shall not be required to elect) to:

•	move up the maturity date of the Notes to a date earlier than November 1, 2025 but not earlier than November 1, 2024;

•	reset the interest rate on the Notes as described below and under “—Interest Rate Reset” below; and

•

remarket the Notes as fixed-rate notes or floating-rate notes and, in the case of floating-rate notes, provide that the interest on the Notes will be equal to an interest rate index determined by us plus a spread determined by the remarketing agent, in consultation with us, in which case interest on the Notes may be calculated on the basis of a 365 day year and the actual number of days elapsed (or such other basis as is customarily used for floating-rate notes bearing interest at a rate based on such interest rate index).

All such modifications will take effect only if the remarketing is successful, without the consent of holders, on the settlement date for the remarketing, and will apply to all Notes, whether or not included in the remarketing. If we conduct an optional remarketing that is not successful, we may make different elections for the final remarketing period.

We will use commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, with regard to the full amount of the Notes to be remarketed will be effective under the securities laws in a form that may be used by the remarketing agent in connection with the remarketing (unless a registration statement is not required under the applicable laws and regulations that are in effect at that time or unless we conduct any remarketing in accordance with an exemption under the securities laws).

In order to remarket the Notes, the remarketing agent, in consultation with us, may reset the interest rate on the Notes (either upward or downward) or, if the Notes are remarketed as floating-rate notes, determine the interest rate spread applicable to the Notes, in order to produce the required price in the remarketing, as discussed under “Description of the Purchase Contracts—Remarketing.” The Notes will not be redeemable at our option after a successful remarketing (in which case the provisions described under “—Redemption at Our Option” and “—Redemption Procedures” below will no longer apply to the Notes).

Except in the case of Notes remarketed as floating-rate notes or in the case of a failed final remarketing, interest on the Notes following the optional remarketing settlement date or the purchase contract settlement date, as applicable, will be payable on a semi-annual basis.

Remarketing of Notes That Are Not Included in Corporate Units

At any time after we give notice of a remarketing (other than during a blackout period), holders of Notes that do not underlie Corporate Units may elect to have their Notes remarketed in such remarketing in the same manner as Notes that underlie Corporate Units by delivering their Notes along with a notice of this election to the custodial agent. The custodial agent will hold the Notes separate from the collateral account in which the pledged securities will be held. Holders of Notes electing to have their Notes remarketed will also have the right to make or withdraw such election at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of an optional remarketing period or final remarketing period, as the case may be, in each case, other than during a blackout period. In the event of a successful remarketing during the optional remarketing period, each holder of separate Notes that elects to have its Notes remarketed will receive, for each $1,000 principal amount of Notes sold, the remarketing price per Note. The “remarketing price per Note” means, for each $1,000 principal amount of Notes, an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of Notes having a principal amount of $1,000 included in such remarketing that are held as components of Corporate Units. For the purposes of determining the proceeds that the remarketing agent will seek to obtain for the Notes in an optional remarketing, the “separate Notes purchase price” means the amount in cash equal to the product of (1) the remarketing price per Note, multiplied by (2) the number of Notes having a principal amount of $1,000 included in such remarketing that are not part of Corporate Units. In the event of a successful remarketing during the final remarketing period, each holder of separate Notes that elects to have its Notes remarketed will receive an amount, for each $1,000 principal amount of Notes, equal to $1,000 in cash. Any accrued and unpaid interest on such Notes will be paid in cash by us on the purchase contract settlement date.

Interest Rate Reset

In the case of a successful remarketing, the interest rate on the Notes may be reset or, if the Notes are remarketed as floating-rate notes, may be changed to a floating rate equal to an interest rate index selected by us plus a reset spread, on the date of a successful remarketing and the relevant reset rate will become effective on the settlement date of the remarketing, which will be, in the case of an optional remarketing, the third business day following the optional remarketing date (or, if the remarketed Notes are priced after 4:30 p.m. New York time on the optional remarketing date, the fourth business day following the optional remarketing date) and, in the case of the final remarketing period, the purchase contract settlement date. If a reset occurs pursuant to a successful optional remarketing, the reset rate or, if the Notes are remarketed as floating-rate notes, the reset spread, will be the interest rate or spread, as the case may be, determined by the remarketing agent, in consultation with us, as the rate or spread, as the case may be, the Notes should bear in order for the remarketing proceeds to equal at least 100% of the Treasury portfolio purchase price plus the separate Notes purchase price, if any. If a reset occurs pursuant to a successful final remarketing, the reset rate or reset spread, as the case may be, will be the interest rate or spread determined by the remarketing agent, in consultation with us, as the rate the Notes should bear in order for the remarketing proceeds to equal at least 100% of the principal amount of the Notes being remarketed. In any case, a reset rate or the applicable interest rate index plus the reset spread may be higher or lower than the initial interest rate of the Notes depending on the results of the remarketing and market conditions at that time. However, in no event will the reset rate or the applicable interest rate index plus the reset spread exceed the maximum rate permitted by applicable law. In addition, following a successful remarketing, interest on the Notes remarketed as fixed-rate notes will be payable on a semi-annual basis.

If the Notes are not successfully remarketed, the interest rate will not be reset and the Notes will continue to bear interest at the initial annual interest rate of 2.25%.

The remarketing agent is not obligated to purchase any Notes that would otherwise remain unsold in the remarketing. None of the Company, the remarketing agent or any agent of the Company or the remarketing agent will be obligated in any case to provide funds to make payment upon tender of Notes for remarketing.

Put Option upon Failed Remarketing

If the Notes have not been successfully remarketed on or prior to the last day of the final remarketing period, holders of Notes will have the right to require us to purchase their Notes on the purchase contract settlement date, upon at least two business days’ prior notice in the case of Notes that are not included in Corporate Units, at a price equal to the principal amount of such Notes. In such circumstances, holders of Notes that underlie Corporate Units will be deemed to have exercised such put right as described under “Description of the Purchase Contracts—Remarketing,” unless they settle the related purchase contracts with separate cash.

Redemption at Our Option

We may redeem the Notes at our option only if there has been a failed final remarketing. In that event, any Notes that remain outstanding after the purchase contract settlement date will be redeemable on or after November 1, 2024 at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. We may at any time irrevocably waive the right to redeem the Notes for any specified period (including the remaining term of the Notes). We may not redeem the Notes if the Notes have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or prior to the redemption date. Following a successful remarketing of the Notes, the Notes will cease to be redeemable at our option.

Redemption Procedures

We will send notice of any optional redemption to the registered holder of the Notes being redeemed not less than 30 days and not more than 60 days before the redemption date. The notice of redemption will identify, among other things, the redemption date, the redemption price and that on the redemption date, the redemption price will become due and payable and that Notes called for redemption will cease to accrue interest on and after the redemption date (unless there is a default on payment of the redemption price). Prior to the redemption date, we will deposit with the paying agent or the indenture trustee money sufficient to pay the redemption price of the Notes to be redeemed on that date. If we redeem less than all of the Notes, and the Notes are issued as global securities, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not issued as global securities, the indenture trustee will choose the Notes to be redeemed by lot or in any manner that it may deem fair and appropriate.

In the event the final remarketing fails and you do not settle the related purchase contracts with separate cash, if you hold Notes as part of Corporate Units you will be deemed to exercise your option to put the Notes to us unless you elect to settle the purchase contracts with separate cash as described under “Description of the Purchase Contracts—Notice to Settle with Cash,” and we will apply the put price against your obligations under the purchase contracts. This remedy has the effect similar to an automatic redemption of the Notes, but we do not have to give you prior notice or follow any of the other redemption procedures.

We may block the transfer or exchange of (i) all Notes during a period beginning 15 days prior to the date on which notice of selection of the Notes for optional redemption is given and ending on the day the relevant notice of redemption is sent or (ii) any Note being redeemed, except with respect to the unredeemed portion of any Note being redeemed solely in part.

Events of Default

The Events of Default and related provisions set forth under “Description of Debt Securities—Events of Default” in the accompanying prospectus will apply to the Notes. In addition, an “Event of Default” with respect to the Notes will occur if we fail to pay the purchase price of any Note on the purchase contract settlement date, if required under “—Put Option upon Failed Remarketing” above.

The holders of a majority in principal amount of outstanding Notes may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the Notes (including the redemption price or purchase price of the Notes, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

If any portion of the amount payable on the Notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

Limitation on Secured Debt

The limitation on secured debt set forth in the base indenture (see Section 1009 of the base indenture) and described in the accompanying prospectus will be applicable to the Notes. See “Description of Debt Securities—Covenants—Limitation on Secured Debt” in the accompanying prospectus.

Consolidation, Merger or Sale

We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing entity, or the successor entity (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the due and punctual payment of the principal of and interest on the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us by supplemental indenture in form satisfactory to the indenture trustee, executed and delivered to the indenture trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger, sale or conveyance, and upon any such assumption by the successor corporation, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named as us in the indenture and (other than in the case of a lease), we will be discharged of all of our obligations and covenants under the indenture and the Notes.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of our assets that does not constitute all, or substantially all, of our assets.

This “—Consolidation, Merger or Sale” section replaces the “Description of Debt Securities—Consolidation, Merger and Sale of Assets” section of the accompanying prospectus in its entirety.

Modification of Indenture

The modification and waiver and related provisions set forth under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the Notes. In addition to the provisions set forth in the accompanying prospectus, without the consent of any holders of Notes, we and the indenture trustee may from time to time amend and/or supplement the indenture and the Notes for the following purposes:

•

to set forth the terms of the Notes following a successful remarketing, including to incorporate the reset interest rate or floating rate and reset spread and, if applicable, semi-annual interest payment dates and the modified maturity date, and to eliminate the Notes’ optional redemption provisions; and

•

to conform the terms of the indenture and the Notes to the descriptions thereof contained in the “Description of the Remarketable Senior Notes,” “Description of the Equity Units,” “Description of the Purchase Contracts” and “Certain Provisions of the Purchase Contract and Pledge Agreement” sections in the preliminary prospectus supplement for the Equity Units, as supplemented and/or amended by the related pricing term sheet.

In addition to the limitations set forth in the accompanying prospectus, no modification or amendment may, without the consent of the holder of each Note affected thereby:

•	modify the put right of holders of the Notes upon a failed remarketing in a manner materially adverse to the holders; or

•	modify the remarketing provisions of the Notes in a manner materially adverse to the holders.

For the avoidance of doubt, the immediately preceding sentence will not limit our ability to modify the terms of the Notes in connection with a remarketing that is made in accordance with the terms of the indenture.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture expressly included solely for the benefit of holders of securities other than the Notes, or which modifies the rights of the holders of securities other than the Notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the Notes.

Title

Prior to due presentment for registration of transfer of any Note, we, the indenture trustee and any agent of ours or the indenture trustee may deem and treat the person in whose name such Note is registered as the absolute owner of such Note (whether or not payments in respect of such Note are overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or an account of the principal of and interest on such Note and for all other purposes; and neither we nor the indenture trustee nor any agent of ours or the indenture trustee will be affected by any notice to the contrary.

Governing Law

The indenture and the Notes provide that they will be governed by and for all purposes construed in accordance with the laws of the State of New York.

The Indenture Trustee

The trustee under the indenture will be The Bank of New York Mellon Trust Company, N.A. We and certain of our affiliates maintain banking and credit relationships with The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

Book-Entry Issuance—The Depository Trust Company

The Notes that form a part of the Corporate Units will be issued in fully registered form and will be registered in the name of the purchase contract agent. The Notes that do not form a part of the Corporate Units will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Such global notes will be deposited with the indenture trustee as custodian for DTC. See “Certain Provisions of the Purchase Contract and Pledge Agreement— Book-Entry System” in this prospectus supplement and “Book-Entry Securities” in the accompanying prospectus for a description of DTC.

Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which they purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those direct participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of principal and interest on the Notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the indenture trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

In a few special situations described below, a book-entry security representing the Notes will terminate and interests in it will be exchanged for physical certificates representing the Notes. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank, broker or other financial institution to find out how to have your interests in the Notes transferred to your name, so that you will be a direct holder.

The special situations for termination of a global security representing the Notes are:

•

DTC notifies us that it is unwilling or unable to continue as depository for that global security or DTC ceases to be a “clearing agency” registered under the Exchange Act and we are unable to find a qualified replacement for DTC within 90 days; or

•

any Event of Default with respect to the Notes has occurred and is continuing, or any other event has occurred and is continuing, which after notice or lapse of time, would become an Event of Default with respect to the Notes, and any beneficial owner requests that its beneficial interest be exchanged for a physical certificate.

With respect to the Notes, this paragraph replaces the antepenultimate and penultimate paragraphs of the “Book-Entry Securities” section of the accompanying prospectus in their entirety.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the indenture trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

The indenture trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among direct participant of DTC or beneficial owners of interests in any Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Purchase Contract Agent, the indenture trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences to U.S. holders (as defined below) and non-U.S. holders (as defined below) of the purchase, ownership and disposition of Equity Units acquired in this offering and DTE Energy’s common stock acquired under a purchase contract and is the opinion of Hunton Andrews Kurth LLP, counsel to the Company, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions, each as in effect as of the date of this prospectus supplement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

Unless otherwise stated, this discussion deals only with Equity Units, including components thereof, and DTE Energy common stock held as capital assets (generally, assets held for investment) by holders that purchase Equity Units upon original issuance at their “issue price,” which will equal the first price to the public at which a substantial amount of the Equity Units is sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders that may be subject to special tax treatment such as, for example, banks, insurance companies, broker-dealers, traders in securities that elect mark-to-market treatment, tax exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons subject to special tax accounting rules as a result of their use of applicable financial statements, certain former citizens or former longer term residents of the United States, persons holding Equity Units, including components thereof, or shares of DTE Energy common stock as part of a straddle, hedge, conversion transaction or other integrated investment, partnerships and any entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and persons holding the Equity Units through a partnership or other pass-through entity), and U.S. holders whose functional currency is not the U.S. dollar. This discussion does not address any aspects of state, local, or non-U.S. tax laws.

In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to holders, the unearned income Medicare contribution tax or U.S. federal tax laws other than those pertaining to income tax, and the effect of those taxes on the ownership and disposition of the Equity Units, including components thereof, or DTE Energy common stock acquired under a purchase contract.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Equity Units that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of Equity Units that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Equity Units, any component thereof, including applicable ownership interests in Notes (or the Treasury portfolio, or Treasury securities), or any DTE Energy common stock acquired under a purchase contract, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships holding any of the above instruments, and partners in such partnerships, should consult their tax advisors.

Revenue Ruling 2003-97 issued by the IRS addresses certain aspects of instruments similar to the Equity Units. In the Revenue Ruling, the IRS concluded that, for U.S. federal income tax purposes, an interest in a unit comprising a note and a purchase contract would be treated as a separate interest in such note and a separate interest in such purchase contract. The IRS also concluded that the notes issued as part of such unit were treated as debt for U.S. federal income tax purposes. Based on, among other material factors, (i) Revenue Ruling 2003-97, (ii) certain assumptions and representations, (iii) the enforceable legal rights of a holder of a Note in the event of a bankruptcy of DTE Energy and (iv) the express terms and conditions of the relevant transaction documents evidencing the Equity Units, a beneficial owner of Equity Units will be treated for U.S. federal income tax purposes as separately owning the purchase contract and the undivided beneficial ownership interests in the Notes, the Treasury portfolio or the Treasury securities constituting the Equity Unit, as applicable and the Notes will be treated as indebtedness for U.S. federal income tax purposes. However, the terms of the Equity Units, which are complex financial instruments, vary in some respects from the terms of the units addressed by the IRS in the Revenue Ruling, and there is no statutory, judicial, or administrative authority directly addressing the tax treatment of instruments with substantially identical terms as the Equity Units. Thus, no assurance can be given that the IRS or a court will agree with the tax consequences described herein.

Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Equity Units, any component thereof including applicable ownership interests in Notes (or the Treasury portfolio or Treasury securities), and any DTE Energy common stock acquired under a purchase contract, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in the U.S. federal or other tax laws.

U.S. HOLDERS

Equity Units

Allocation of Purchase Price

A holder’s acquisition of an Equity Unit will be treated for U.S. federal income tax purposes as an acquisition of a unit consisting of two components—a separate undivided beneficial ownership interest in each of the Note (or the Treasury portfolio, or Treasury securities) and a related purchase contract. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder’s initial tax basis in the applicable ownership interest in the Notes (or the Treasury portfolio, or Treasury securities) and the purchase contract. DTE Energy will report the fair market value of the applicable ownership interest in the Notes as 100% of the purchase price paid for the Equity Unit and the fair market value of each purchase contract as $0, and by purchasing an Equity Unit, a holder will be deemed to agree to such allocation. This position will be binding upon a holder (but not on the IRS) unless the holder explicitly discloses a contrary position on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for U.S. federal income tax purposes.

Ownership of Applicable Interests in the Notes or Treasury Securities

Holders will be treated as owning the applicable interests in Notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for U.S. federal income tax purposes. DTE Energy and, by virtue of their acquisition of Equity Units, holders agree to treat the applicable interests in the Notes or

Treasury securities constituting a part of the Equity Units as owned separately by holders for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

Sales, Exchanges or Other Taxable Dispositions of Equity Units

Upon a sale, exchange or other taxable disposition of an Equity Unit (collectively, a “disposition”), a U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the applicable ownership interest in the Notes, or the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, that constitute such Equity Unit, and the proceeds realized on such disposition will be allocated among the components of the Equity Unit in proportion to the respective fair market values of the components. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received that is allocable to the component and such holder’s adjusted tax basis in the applicable component, except to the extent the holder is treated as receiving an amount with respect to accrued interest, accrued contract adjustment payments or deferred contract adjustment payments on the purchase contract, which amount may be treated as ordinary income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held the particular component for more than one year at the time of such disposition. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates with respect to long-term capital gains. The deductibility of capital losses is subject to certain limitations.

If the disposition of an Equity Unit by a U.S. holder occurs when the purchase contract has a negative value, a U.S. holder may be considered to have received additional consideration for the applicable ownership interest in the Notes, or the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the U.S. holder’s obligation under the purchase contract. However, the U.S. federal income tax consequences are, in the absence of any authorities on point, unclear. U.S. holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

Notes

The discussion in this section applies to a U.S. holder that holds Notes or Corporate Units that include applicable ownership interests in Notes.

Interest Income and Original Issue Discount

DTE Energy intends to treat the Notes as “variable rate debt instruments” that are subject to applicable U.S. Treasury regulations that apply to “reset bonds” and that are deemed to mature, solely for the purposes of the accrual of original issue discount (“OID”), on the date immediately preceding the purchase contract settlement date for an amount equal to 100% of their principal amount. Based on the above, interest payable on the Notes generally will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued, in accordance with such holder’s method of accounting for tax purposes. There are, however, no Treasury regulations, rulings or other authorities that address whether debt instruments that are substantially similar to the Notes should be treated as “variable rate debt instruments,” and therefore the U.S. federal income tax treatment of the Notes is unclear. For example, it is possible that the Notes could be treated as “contingent payment debt instruments.” In that case, U.S. holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when payments are made that differ from the payments calculated based on the assumed yield. In addition, U.S. holders would be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. U.S. holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are (1) not treated as contingent payment debt instruments and (2) treated as variable rate debt instruments in the manner described above.

Tax Basis in Applicable Ownership Interests in Notes

A U.S. holder’s tax basis in an applicable ownership interest in Notes will be based on the purchase price for the Equity Unit that is allocated to the Notes as described under “—Equity Units—Allocation of Purchase Price” above.

Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in Notes

A U.S. holder will recognize gain or loss on a disposition (including a redemption for cash or the remarketing thereof) of an applicable ownership interest in Notes in an amount equal to the difference between the amount realized by the U.S. holder on the disposition of the applicable ownership interest in Notes and the U.S. holder’s adjusted tax basis in the applicable ownership interest in Notes. For purposes of determining gain or loss, the proceeds received by such U.S. holder upon such a disposition will not include any amount properly attributable to accrued but unpaid interest, which amount will be taxable as ordinary interest income to the extent not previously included in income by such U.S. holder. Any gain or loss on a disposition of an appreciated interest in the Notes generally will be capital gain or loss and will be long-term capital gain or loss if at the time of such disposition, the U.S. holder held such Note for a period of more than one year. Under U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Treasury Securities

The discussion in this section applies to a U.S. holder that holds Treasury Units or Treasury securities.

Original Issue Discount

If a U.S. holder holds Treasury Units, such U.S. holder will be required to treat its ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date the U.S. holder acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by such U.S. holder will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. A U.S. holder will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of the holder’s regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A U.S. holder’s adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such U.S. holder’s gross income.

Sales, Exchanges or Other Taxable Dispositions of Treasury Securities

As discussed below, in the event that a U.S. holder obtains the release of Treasury securities by delivering applicable ownership interests in Notes to the collateral agent, such U.S. holder generally will not recognize gain or loss upon such substitution. A U.S. holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by such U.S. holder on such disposition and the U.S. holder’s adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held such Treasury securities for more than one year at the time of such disposition. Under U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Purchase Contracts

Contract Adjustment Payments

There is no direct authority addressing the treatment of the contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent the DTE Energy is required to file information returns with respect to contract adjustment payments, it intends to report such payments as taxable ordinary income to U.S. holders. The following discussion assumes that the contract payments are so treated for U.S. federal income tax purposes. However, other treatments are possible. In addition, if DTE Energy exercises its right to defer contract adjustment payments, a holder may be required to continue to recognize income for U.S. federal income tax purposes in respect of the purchase contracts in advance of the receipt of any corresponding cash payments. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis, as well as the treatment of deferred contract adjustment payments, if any. The treatment of contract adjustment payments and deferred contract adjustment payments, if any, could affect a U.S. holder’s adjusted tax basis in a purchase contract or DTE Energy’s common stock received under a purchase contract or the amount realized by a holder upon the sale or other disposition of an Equity Unit or the termination of a purchase contract.

Acquisition of DTE Energy Common Stock under a Purchase Contract

A U.S. holder generally will not recognize gain or loss on the purchase of DTE Energy common stock under a purchase contract, including upon early settlement upon a fundamental change or any other early settlement, except with respect to any cash paid in lieu of a fractional share of DTE Energy common stock. A U.S. holder’s aggregate initial tax basis in DTE Energy common stock received under a purchase contract generally will equal the purchase price paid for such common stock, plus the properly allocable portion of the U.S. holder’s adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to a fractional share. The holding period for DTE Energy common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

Ownership of DTE Energy Common Stock Acquired under the Purchase Contract

Any distribution on DTE Energy common stock paid by DTE Energy out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. To the extent the distribution exceeds DTE Energy’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock that is subject to the tax treatment described below in the next paragraph. Any dividend will be eligible for the dividends-received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. Under U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, who receive dividends are eligible for a reduced rate of taxation if certain holding period and other requirements are satisfied.

Upon a disposition of DTE Energy common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in DTE Energy common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held such common stock for more than one year at the time of such disposition. Under U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Early Settlement of Purchase Contract

A U.S. holder will not recognize gain or loss on the receipt of its proportionate share of applicable interests in Notes or Treasury securities or the applicable ownership interest in a Treasury portfolio upon early settlement of a purchase contract, and the U.S. holder will have the same adjusted tax basis in such applicable interests in Notes, Treasury securities or the applicable ownership interest in a Treasury portfolio as before such early settlement.

Termination of Purchase Contract

If a purchase contract terminates, a U.S. holder will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and the U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held such purchase contract for more than one year prior to such termination. Under U.S. federal income tax law, certain non-corporate holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations. A U.S. holder will not recognize gain or loss on the receipt of the U.S. holder’s proportionate share of applicable ownership interests in Notes or Treasury securities or the applicable ownership interest in a Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in the applicable ownership interests in Notes, Treasury securities or the applicable ownership interest in a Treasury portfolio as before such distribution.

Adjustment to Settlement Rate

A U.S. holder may be treated as receiving a constructive distribution from DTE Energy if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of that adjustment (or failure to adjust) such U.S. holder’s proportionate interest in DTE Energy’s assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to DTE Energy common stock. Thus, under certain circumstances, an adjustment to (or a failure to adjust) the settlement rate might give rise to a taxable dividend to such U.S. holder even though such U.S. holder would not receive any cash related thereto. In addition, the U.S. Department of the Treasury and the IRS have published proposed Treasury regulations that, if finalized, may affect a U.S. holder deemed to receive such a distribution. U.S. holders should consult their tax advisors regarding the effect, if any, of the proposed Treasury regulations in their particular circumstances. Under the proposed regulations, we may be required to report certain information as a result of constructive distributions by filing a return with the IRS or posting such return on DTE Energy’s website.

Substitution of Treasury Securities to Create or Recreate Treasury Units

A U.S. holder of Corporate Units that delivers Treasury securities to the collateral agent in substitution for applicable ownership interests in the Notes or the applicable ownership interest in a Treasury portfolio will not recognize gain or loss upon its delivery of such Treasury securities or its receipt of the applicable ownership interest in Notes or the applicable ownership interest in a Treasury portfolio. In each case, the U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such Treasury securities and such applicable ownership interests in Notes or the applicable ownership interest in a Treasury portfolio, and its adjusted tax basis in the Treasury securities, the applicable ownership interests in Notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Substitution of Applicable Ownership Interests in Notes or the Applicable Ownership Interest in a Treasury Portfolio to Recreate Corporate Units

A U.S. holder of Treasury Units that delivers applicable ownership interests in Notes or the applicable ownership interest in a Treasury portfolio to the collateral agent in substitution for Treasury securities to recreate Corporate Units will not recognize gain or loss upon its delivery of such applicable ownership interests in Notes or the applicable ownership interest in a Treasury portfolio or its receipt of the Treasury securities. A U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such Treasury securities and applicable ownership interests in Notes or the applicable ownership interest in a Treasury portfolio, and its adjusted tax basis in the Treasury securities, applicable ownership interests in the Notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Remarketing or Redemption of Notes

A remarketing or a redemption of the Notes will be a taxable event for a U.S. holder of applicable ownership interests in Notes, which will be subject to tax in the manner described above under “—Notes—Sales, Exchanges or Other Taxable Dispositions of Applicable Ownership Interests in Notes.”

Ownership of Treasury Portfolio

In the event of a successful optional remarketing of the Notes, DTE Energy and, by virtue of its acquisition of Corporate Units, each U.S. holder agrees to treat the applicable ownership interest in the Treasury portfolio constituting a part of its Corporate Units as owned by such U.S. holder for U.S. federal income tax purposes. In such a case, a U.S. holder will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for U.S. federal income tax purposes. The remainder of this discussion assumes that a U.S. holder of Corporate Units will be treated as the owner of the applicable ownership interest in the Treasury portfolio constituting a part of such Corporate Units for U.S. federal income tax purposes.

Interest Income and Original Issue Discount

The Treasury portfolio will consist of U.S. Treasury securities (or principal or interest strips thereof). Following a successful optional remarketing of the Notes, a U.S. holder of Corporate Units will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to its pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of such U.S. holder of Corporate Units. A U.S. holder will be required to include such OID (other than OID on short-term U.S. Treasury securities (as defined below)) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of the U.S. holder’s regular method of tax accounting. To the extent that a payment from the Treasury portfolio made in respect of a scheduled interest payment on remarketed or redeemed applicable ownership interests in Notes exceeds the amount of such OID, such payment will be treated as a return of a U.S. holder’s investment in the Treasury portfolio and will not be considered current income for U.S. federal income tax purposes.

In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a “short-term U.S. Treasury security”), a U.S. holder generally will be required to include OID in income as it accrues only if the U.S. holder is an accrual basis taxpayer. If a U.S. holder is an accrual basis taxpayer, such U.S. holder generally will accrue such OID on a straight line basis, unless such U.S. holder makes an election to accrue such OID on a constant yield to maturity basis. If a U.S. holder is a cash method taxpayer, such U.S. holder generally will be required to recognize the acquisition discount as ordinary income upon payment on the U.S. Treasury securities. Prospective holders should consult with their own tax advisors regarding the consequences to them of OID or acquisition discount with respect to Treasury securities.

Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio

The initial tax basis of a U.S. holder in its applicable ownership interest in a Treasury portfolio will equal its pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A U.S. holder’s adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received other than any payments of qualified stated interest with respect of the Treasury portfolio.

Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio

A U.S. holder that obtains the release of its applicable ownership interest in a Treasury portfolio and subsequently disposes of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holder’s adjusted tax basis in the applicable ownership interest in that Treasury portfolio. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. holder held such applicable interest in the Treasury portfolio for more than one year at the time of such disposition. Under U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, are eligible for preferential tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments made on, or the proceeds from the sale or other disposition of, the Equity Units (or any component thereof) or shares of the DTE Energy common stock. Unless a U.S. holder is an exempt recipient (and, if requested, demonstrates such fact), such as a corporation, any interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, Equity Units, applicable ownership interests in Notes, purchase contracts, Treasury securities, the applicable ownership interest in a Treasury portfolio, or DTE Energy common stock acquired under a purchase contract, as the case may be, generally will be subject to information reporting and also may be subject to U.S. federal backup withholding (currently at a rate of 24%) if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely and properly to the IRS.

NON-U.S. HOLDERS

The following discussion applies to “non-U.S. holders” as defined above. Prospective non-U.S. holders that are subject to special tax treatment, and non-U.S. holders that own or are deemed to own, for purposes of section 871(h)(3) of the Code, 10% or more of the total combined voting power of all classes of DTE Energy’s stock entitled to vote, are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences to them of an investment in the Equity Units, in light of their own particular circumstances.

Interest on the Notes, Treasury Securities and the Treasury Portfolio

Except as provided below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Requirements,” no U.S. withholding tax will be imposed on any payment of interest (including any OID) on applicable ownership interests in Notes, Treasury securities or the applicable ownership interest in the Treasury portfolio, to a non-U.S. holder provided that (1) such interest is not effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States, (2) in the case of applicable ownership interests in Notes, the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of DTE Energy’s voting stock for U.S. federal income tax purposes and is not a controlled foreign corporation that is related to DTE Energy directly or constructively through stock ownership, (3) in the case of applicable ownership interest in Notes, the non-U.S. holder is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (4) (a) the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or (b) if the non-U.S. holder is a foreign partnership or holds the Equity Units, applicable ownership interests in Notes, Treasury securities, or the applicable ownership in a Treasury portfolio through certain foreign intermediaries, certain alternative certification requirements are satisfied.

If a non-U.S. holder cannot satisfy one of the last three requirements described above and interest on the Notes, the Treasury securities or the Treasury portfolio, as applicable, is not effectively connected with the conduct of a trade or business in the United States, payments of interest on the Notes, the Treasury securities or the Treasury portfolio, as applicable, generally will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Any interest payments that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such payments generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Dividends and Constructive Dividends

Dividends received by a non-U.S. holder on DTE Energy common stock, to the extent paid out of DTE Energy’s current and accumulated earnings and profits, generally will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides a properly completed and executed IRS Form W-8ECI (or successor form). In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding pursuant to an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form).

As discussed above, an adjustment to the settlement rate may result in a constructive distribution that is treated as a taxable constructive dividend to the holder of Equity Units. See “U.S. Holders—Purchase Contracts—Adjustment to Settlement Rate”. If DTE Energy determines that any such adjustment results in a constructive dividend to a non-U.S. holder of Equity Units, DTE Energy (or another applicable withholding agent) may withhold on any amount paid to a non-U.S. holder in order to pay the proper U.S. withholding tax on such constructive dividend.

Any dividend payments (including deemed or constructive dividends) to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such payments generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Contract Adjustment Payments

DTE Energy intends to treat any contract adjustment payments paid to a non-U.S. holder as amounts generally subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides a properly completed and executed IRS Form W-8ECI (or successor form). In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding (or a complete exemption from withholding) pursuant to an applicable income tax treaty. In order to claim any benefits of an applicable income tax treaty that may be available, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form). Prospective non-U.S. holders should consult their own tax advisors concerning the U.S. tax treatment of contract adjustment payments.

Any contract adjustment payments to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such payments generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, or Other Disposition of Equity Units, Applicable Ownership Interests in Notes, Purchase Contracts, Treasury Securities, the Applicable Ownership Interest in the Treasury Portfolio or DTE Energy Common Stock

Any gain recognized by a non-U.S. holder upon the sale, exchange, or other disposition of Equity Units, applicable ownership interests in Notes, purchase contracts, Treasury securities, the applicable ownership interest in the Treasury portfolio, or DTE Energy common stock generally will not be subject to U.S. federal income tax, unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met, (2) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) or (3) in the case of purchase contracts or shares of DTE Energy’s common stock, such purchase contracts or shares of DTE Energy’s common stock are considered “United States real property interests” for U.S. federal income tax purposes. Purchase contracts or DTE Energy common stock generally will be treated as United States real property interests if DTE Energy is (or, during a specified period, has been) a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

Any gain described in item (1) above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Any gain described in item (2) above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

With respect to item (3) above, DTE Energy believes that it has not been and currently is not a USRPHC and DTE Energy does not expect to become one in the future based on anticipated business operations. However, because the determination whether DTE Energy is a USRPHC depends on the fair market value of DTE Energy’s U.S. real property relative to the fair market value of its worldwide real property interests and other business assets, there can be no assurance that DTE Energy is not currently or will not in the future become a USRPHC. Even if DTE Energy is or becomes a USRPHC, so long as DTE Energy’s common stock continues to be regularly traded on an established securities market, (1) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of DTE Energy common stock so long as such non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition or such non-U.S. holder’s holding period) more than 5% (actually or constructively) of DTE Energy’s total outstanding common stock and (2) a non-U.S. holder generally will not be subject to U.S. federal income tax on the disposition of a purchase contract if either (A) on the day it acquired its purchase contracts, such purchase contracts had a fair market value no greater than 5% of the fair market value of DTE Energy’s outstanding common stock (in the case where the Equity Units are not regularly traded on an established securities market) or (B) such non-U.S. holder has not held (at any time during the shorter of the five-year period preceding the date of disposition or such non-U.S. holder’s holding period) more than 5% (actually or constructively) of the purchase contracts (in the case where the Equity Units are regularly traded on an established securities market). Non-U.S. holders should consult their tax advisors about the consequences that could result if DTE Energy is, or becomes, a USRPHC.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest, contract adjustment payments and distributions with respect to, or the proceeds from the disposition of, the Equity Units, the Notes, the Treasury securities, the Treasury portfolio, a purchase contract and DTE Energy common stock purchased under the purchase contract paid to a non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. federal backup withholding is imposed on certain payments to persons that fail to furnish the information required under the United States information reporting rules. Payments of interest, contract adjustment payments and dividends with respect to, or the proceeds from the disposition of, the Equity Units, the Notes, the Treasury securities, the Treasury portfolio, a purchase contract and DTE Energy’s common stock purchased under the purchase contract generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against the non-U.S. holder’s U.S. federal income tax liability, or allowed as a refund, provided that the required information is timely and properly provided to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”) and the Treasury regulations promulgated thereunder, the relevant withholding agent may be required to withhold 30% of any “withholdable payments,” which would include any interest (including OID), dividends and contract adjustment payments, in each case with respect to DTE Energy stock, Notes, Treasury securities or an applicable ownership interest in a Treasury portfolio, to (1) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its holders of U.S. accounts and meets certain other specified requirements or (2) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective holders should consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Equity Units.

ERISA CONSIDERATIONS

ERISA, the Code and other federal, state and local laws that are substantively similar or are of similar effect (“Similar Law”) impose certain restrictions (and in some instances, excise taxes and other liabilities) on:

•	employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA (“ERISA Plans”);

•	plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans;

•

any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of an ERISA Plan’s or a plan’s investment in such entities;

•

governmental plans and certain church plans (each as defined under ERISA) that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but are subject to Similar Law (“Non-ERISA Plans”) (together with ERISA Plans, plans described in Section 4975(e)(1) of the Code and entities whose underlying assets include plan assets by reason of an ERISA Plan’s or a plan’s investment in such entities, referred to as “Plans”); and

•

persons who have certain specified relationships to a Plan (“Parties in Interest” as defined under ERISA and “Disqualified Persons” as defined under the Code). ERISA, the Code and Similar Law impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control respecting the management of a Plan or the management or disposition of assets of such a Plan, or who renders investment advice to such a Plan for a fee or other compensation, or who has any discretionary authority or responsibility in the administration of such a Plan is generally considered a fiduciary of the Plan.

A Plan may purchase Corporate Units (and the securities underlying the Corporate Units) subject to the representations and warranties set forth below and the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law. Accordingly, among other factors, the investing fiduciary should consider whether:

•

the investment would satisfy the prudence and diversification requirements of ERISA or Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

•

an investment in the Corporate Units (and the securities underlying such Corporate Units) is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio;

•	the investment would be consistent with the documents and instruments governing the Plan;

•	the investment is made solely in the interest of participants and beneficiaries of the Plan;

•

the acquisition, holding and disposition of Corporate Units (and the securities underlying the Corporate Units) would result in (1) a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption or (2) a violation of Similar Law; and

•	the investment would violate ERISA’s prohibition on improper delegation of control over or responsibility for Plan assets.

Any Corporate Units (and the securities underlying the Corporate Units) that are acquired or held by, or on behalf of, a Plan will be deemed to constitute assets of such Plan. If DTE Energy, any of the underwriters, or any of their respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan’s acquisition, holding or disposition of the Corporate Units (and the securities underlying the Corporate Units) may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (e.g., the extension of credit or the sale or exchange of property between a Plan and a Party in Interest or Disqualified Person)(which can result in excise taxes and other liabilities), unless Corporate Units (and the securities underlying the Corporate Units) are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor (“DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of Corporate Units (and the securities underlying the Corporate Units). These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company pooled separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers in which the Plan must pay no more, and receive no less, than “adequate consideration.”

Even if the conditions specified in one or more of the prohibited transaction exemptions described above (or any similar administrative or statutory exemption) are met, the scope of the relief provided may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions do not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, there can be no assurance that any exemptions will be available with respect to any particular transaction involving the Corporate Units (and the securities underlying the Corporate Units).

Special considerations also apply to insurance company general accounts. Based on the reasoning of the U.S. Supreme Court in John Hancock Mut. Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the “General Account Regulations”) with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer’s general account. As a result of the General Account Regulations, assets of an insurance company’s general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to Plans on or before December 31, 1998 and the insurer satisfies certain conditions. The treatment of plan assets held in an insurance company’s separate accounts is unaffected by Section 401(c) of ERISA, and the assets of a separate account (other than a separate account maintained solely in connection with fixed contractual obligations of the insurance company under which the amounts payable are not affected in any manner by the investment performance of the separate account) continue to be treated as the plan assets of any Plan subject to ERISA and/or Section 4975 of the Code invested in such a separate account.

The Corporate Units (and the securities underlying the Corporate Units) should not be acquired or held by a Plan or any person acting on behalf of, or investing assets of, a Plan if such acquisition, holding or disposition would constitute a non-exempt prohibited transaction under ERISA or the Code and should not be acquired or held by a Non-ERISA Plan or a person acting on behalf of, or investing assets of, a Non-ERISA Plan if such acquisition, holding or disposition would violate applicable Similar Law. Additionally, each purchaser, transferee or holder of Corporate Units (and the securities underlying the Corporate Units) that is acquiring or holding the Corporate Units (and the securities underlying the Corporate Units) on behalf of, or with the assets of, any Plan will be deemed to have directed DTE Energy, its affiliates, the purchase contract agent, the collateral agent and the remarketing agents to take the respective actions set forth in this prospectus supplement to be taken by such parties.

Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of, or use the assets of, a Plan) to acquire or hold the Corporate Units (and the securities underlying the Corporate Units) should consult with its own counsel with respect to the potential applicability of ERISA, the Code or Similar Law, the potential consequences in its specific circumstances, and whether any exemption or exemptions under ERISA, the Code or Similar Law would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in the Corporate Units (and the securities underlying the Corporate Units) satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law.

Accordingly, by its acquisition, holding or disposition of the Corporate Units (and the securities underlying the Corporate Units), each purchaser or holder of the Corporate Units will be deemed to have represented and warranted that either:

•	the purchaser or holder is not acquiring or holding the Corporate Units (and the securities underlying the Corporate Units) on behalf of, or with the assets of, any Plan; or

•

(1) the purchase, holding and/or disposition of the Corporate Units (and the securities underlying the Corporate Units) will not result in a non-exempt prohibited transaction under ERISA or the Code, or a violation of Similar Law, (2) none of DTE Energy, any of the underwriters, or any of their affiliates exercised any discretionary authority or discretionary control respecting the purchase, holding and/or disposition of the Corporate Units (and the securities underlying the Corporate Units) and none of DTE Energy, any of the underwriters, or any of their affiliates provided advice that has formed the primary basis for the decision to purchase, hold or dispose of the Corporate Units (and the securities underlying the Corporate Units) and (3) the purchaser or holder hereby directs DTE Energy, its affiliates, the purchase contract agent, the collateral agent and the remarketing agents to take the actions set forth in this prospectus supplement to be taken by such parties.

The sale or transfer of Corporate Units (and the securities underlying the Corporate Units) to a Plan or person acting on behalf of a Plan is in no way a representation by DTE Energy that the purchase, holding or disposition of Corporate Units (and the securities underlying the Corporate Units) meets the legal requirements for investments by Plans or is appropriate for Plans.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, each of the underwriters named below, for whom Barclays Capital Inc. is acting as representative, has severally agreed to purchase, and we have agreed to sell to the underwriters, the following number of Corporate Units:

Underwriters	Number of Corporate Units
Barclays Capital Inc.	8,050,000
BofA Securities, Inc.	1,159,200
J.P. Morgan Securities LLC	1,159,200
Wells Fargo Securities, LLC	1,159,200
Citigroup Global Markets Inc.	1,159,200
Scotia Capital (USA) Inc.	1,159,200
BMO Capital Markets Corp.	747,500
BNP Paribas Securities Corp.	747,500
BNY Mellon Capital Markets, LLC	747,500
Fifth Third Securities, Inc.	747,500
KeyBanc Capital Markets Inc.	747,500
Mizuho Securities USA LLC	747,500
Morgan Stanley & Co. LLC	747,500
MUFG Securities Americas Inc.	747,500
SunTrust Robinson Humphrey, Inc.	747,500
TD Securities (USA) LLC	747,500
U.S. Bancorp Investments, Inc.	747,500
Comerica Securities, Inc.	310,500
PNC Capital Markets LLC	310,500
The Williams Capital Group, L.P.	310,500

Total	23,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the Corporate Units included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the Corporate Units if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Corporate Units may be terminated.

The underwriters propose to offer the Corporate Units directly to the public at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession not in excess of $0.75 per Corporate Unit. After the initial public offering, the underwriters may change the public offering price and other selling terms. Sales of Corporate Units made outside of the United States may be made by affiliates of the underwriters.

We estimate that our out of pocket expenses for this offering, excluding the underwriting discount, will be approximately $2.1 million.

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

Prior to this offering, there has been no market for the Corporate Units. We will apply for the listing of the Corporate Units on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 30 days after the Corporate Units are first issued. The underwriters have advised us that they intend to make a market in the Corporate Units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to how liquid the trading market for the Corporate Units will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Corporate Units in excess of the principal amount of the Corporate Units the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Corporate Units in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Corporate Units originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Corporate Units or preventing or retarding a decline in the market price of the Corporate Units. As a result, the price of the Corporate Units may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

The Company has agreed for the period beginning on the date of this prospectus supplement and continuing to and including a period of 45 days, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Equity Units, purchase contracts or shares of common stock or other capital stock of the Company or any securities convertible or exercisable or exchangeable for securities, purchase contracts or common stock or other capital stock of the Company (other than common stock of the Company described in “Prospectus Supplement Summary—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering”), without the prior written consent of the representative of the underwriters, subject to certain limited exceptions, including issuances in connection with any stock option plan, stock purchase or other equity incentives or dividend reinvestment plan.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of the representative, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or preferred stock or other capital stock (including, without limitation, our common stock which may be deemed to be beneficially owned by us or such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued pursuant to any stock incentive plan, employee stock purchase plan or dividend reinvestment plan) or (2) enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock, other capital stock, or such other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing. In addition, our directors and executive officers may not, without the prior written consent of the representative, during the period ending 45 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The Company has granted the underwriters an option to purchase up to an additional 3,000,000 Corporate Units. Upon mutual agreement between the Company and the underwriters, the underwriters may purchase such additional Corporate Units within the 13-day period beginning on, and including, the initial closing date for this offering, solely to cover over-allotments. If the underwriters exercise this option each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase from the Company a principal amount of Corporate Units proportionate to such underwriter’s initial principal amount of Corporate Units to be purchased, as reflected in the above table. Assuming full exercise of this over-allotment option, the amounts stated on the cover page of this prospectus supplement would increase as shown below:

	Without Option	With Option
Public offering price	$1,150,000,000	$1,300,000,000
Underwriting discounts and commissions	$28,750,000	$32,500,000
Proceeds, before expenses, to us	$1,121,250,000	$1,267,500,000

It is expected that delivery of the Corporate Units will be made on or about the date specified on the cover page of this prospectus supplement.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of Corporate Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. None of the other information appearing on or that can be accessed through websites maintained by any of the underwriters or selling group members is a part of, or is incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. One or more of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of these other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Corporate Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Corporate Units offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, an affiliate of one of the underwriters is acting as purchase contract agent, collateral agent, custodial agent and securities intermediary under the purchase contract and pledge agreement.

Certain of the underwriters and their affiliates have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and banking services for DTE Energy and its affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for DTE Energy and its affiliates in the ordinary course of their business for which they will receive customary fees and expenses. Barclays Capital Inc. is acting as a financial advisor to DTE Energy in connection with the Transaction. Certain of the underwriters in the offering of equity units are also acting as underwriters in the offerings described in “Prospectus Supplement Summary—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering.” In addition, certain underwriters, or their affiliates, have committed to provide us with an interim financing for the Transaction in the form of a bridge facility in an aggregate amount of $2.25 billion in the event this offering is not consummated. Commitments under such facility would be reduced by the net proceeds of this offering and the other offerings described in “Prospectus Supplement Summary—Recent Developments—Concurrent Common Stock Offering and Anticipated Senior Notes Offering.” Underwriters, or their affiliates, who participate in the bridge facility will receive customary fees.

Notice to Investors

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the corporate units or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the Corporate Units in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Corporate Units or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Corporate Units by it will be made on the same terms.

European Economic Area

The equity units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the equity units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the equity units or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of equity units in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of equity units. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the Corporate Units in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the Corporate Units in, from or otherwise involving the United Kingdom.

Canada

The Equity Units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Equity Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Equity Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Equity Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Equity Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Equity Units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Corporate Units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Equity Units may not be circulated or distributed, nor may the Equity Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in

Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Equity Units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Equity Units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Equity Units are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Equity Units will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Equity Units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Equity Units with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Equity Units may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Equity Units without disclosure to investors under Chapter 6D of the Corporations Act.

The Equity Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Equity Units must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Cayman Islands

We are prohibited under Cayman Islands law from making any invitation to the public in the Cayman Islands to subscribe for any of our securities. The securities are not offered or sold, and will not be offered or sold, directly or indirectly, to the public in the Cayman Islands and this Prospectus shall not constitute an offer, invitation or solicitation to any member of the public in the Cayman Islands to subscribe for any of the securities.

LEGAL MATTERS

The validity of the Corporate Units and certain other legal matters relating to this offering will be passed upon for DTE Energy by Wendy Ellis, Associate General Counsel, and by Hunton Andrews Kurth LLP, New York, New York. Ms. Ellis beneficially owns shares of DTE Energy common stock. Certain legal matters relating to this offering will be passed upon for the underwriters by Bracewell LLP, New York, New York. Bracewell LLP has represented, and may in the future continue to represent, certain of our subsidiaries in matters relating to the development of gas pipeline and storage infrastructure, a landfill gas project, and in certain limited federal electric regulatory matters unrelated to this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

DTE Energy Company

Common Stock

Debt Securities

Stock Purchase Contracts

Stock Purchase Units

By this prospectus, DTE Energy Company may offer from time to time:

•	common stock;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	Stock Purchase Contracts; and

•	Stock Purchase Units.

We will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

We may offer these securities directly or through underwriters, agents or dealers. This prospectus may also be used by a selling security holder of the securities described herein. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements, and will identify any selling security holders. See the “Plan of Distribution” section beginning on page  26 of this prospectus for more information.

See “Risk Factors” beginning on page 3 regarding risks associated with an investment in these securities.

The mailing address of DTE Energy Company’s principal executive office is One Energy Plaza, Detroit, Michigan 48226-1279, and its telephone number is (313) 235-4000.

DTE Energy Company’s common stock is traded on the New York Stock Exchange under the symbol “DTE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated April 1, 2019

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or supplements. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated in this prospectus is accurate as of any time after the date of this prospectus, or, if later, the date of an incorporated document, because our business, financial condition, results of operations and prospects may have changed since such dates.

We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.

In this prospectus references to “DTE Energy,” the “Company,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that DTE Energy filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, DTE Energy may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities DTE Energy may offer. Each time DTE Energy sells securities, DTE Energy will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

An investment in the securities involves risks. You should carefully consider the “Risk Factors” set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” below.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration,” and “goals” or similar expressions in this prospectus or in documents incorporated herein that signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to numerous assumptions, risks, and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted. Many factors may impact forward-looking statements including, but not limited to, the following:

•

impact of regulation by the Environmental Protection Agency, the Federal Energy Regulatory Commission, the Michigan Public Service Commission, the Nuclear Regulatory Commission, and the Commodity Futures Trading Commission, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs;

•	economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and natural gas;

•	the operational failure of electric or gas distribution systems or infrastructure;

•	impact of volatility of prices in the oil and gas markets on our gas storage and pipelines operations;

•	impact of volatility in prices in the international steel markets on our power and industrial projects operations;

•	the risk of a major safety incident;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements;

•	the cost of protecting assets against, or damage due to, cyber incidents and terrorism;

•	health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities;

•	volatility in the short-term natural gas storage markets impacting third-party storage revenues;

•	volatility in commodity markets, deviations in weather, and related risks impacting the results of our energy trading operations;

•	changes in the cost and availability of coal and other raw materials, purchased power, and natural gas;

•	advances in technology that produce power or reduce power consumption;

•	changes in the financial condition of significant customers and strategic partners;

•	the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions;

•	access to capital markets and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the potential for increased costs or delays in completion of significant capital projects;

•	changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	unplanned outages;

•	employee relations and the impact of collective bargaining agreements;

•	the availability, cost, coverage, and terms of insurance and stability of insurance providers;

•	cost reduction efforts and the maximization of plant and distribution system performance;

•	the effects of competition;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues;

•	contract disputes, binding arbitration, litigation, and related appeals; and

•	the risks discussed in our public filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as otherwise required by applicable law.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

DTE ENERGY COMPANY

DTE Energy Company is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy-related businesses.

DTE Electric is a public utility engaged in the generation, purchase, distribution, and sale of electricity to approximately 2.2 million customers in southeastern Michigan.

DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipeline, which consists of natural gas pipeline, gathering, transportation, and storage businesses; Power and Industrial Projects, which is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial, and institutional customers, produce reduced emissions fuel, and sell electricity and gas from renewable energy projects; and Energy Trading, which consists of energy marketing and trading operations.

USE OF PROCEEDS

Except as we may otherwise state in an accompanying prospectus supplement, DTE Energy expects to use the net proceeds from the sale of its securities for general corporate purposes, which may include, among other things:

•	financing, development and construction of new facilities;

•	additions to working capital; and

•	repurchase or refinancing of securities.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements, market conditions and the availability and cost of other funds. Pending the application of proceeds, we may also invest the funds temporarily in short-term investment grade securities.

THE SECURITIES THAT WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain terms and provisions of the various types of securities that DTE Energy may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and any securities exchange on which the securities may be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	stock purchase contracts; and

•	stock purchase units.

In this prospectus, we refer to the common stock, senior debt securities, subordinated debt securities, stock purchase contracts and stock purchase units together as “securities.” We refer to the senior debt securities and the subordinated debt securities together as the “debt securities.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

The authorized capital stock of DTE Energy currently consists of 400,000,000 shares of DTE Energy common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of March 31, 2019, there were 183,212,427 shares of DTE Energy common stock issued and outstanding. All outstanding shares of common stock are, and the common stock offered hereby when issued and paid for will be, duly authorized, validly issued, fully paid and nonassessable. As of March 31, 2019, there were no shares of preferred stock issued and outstanding.

Under the DTE Energy amended and restated articles of incorporation, which we refer to as the articles of incorporation, our board of directors may cause the issuance of one or more new series of the authorized shares of preferred stock, determine the number of shares constituting any such new series and fix the voting, distribution, dividend, liquidation and all other rights and limitations of the preferred stock. These rights may be superior to those of the DTE Energy common stock. To the extent any shares of DTE Energy’s preferred stock have voting rights, no share of preferred stock may be entitled to more than one vote per share.

Common Stock

The following description of our common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of this type of security. If indicated in a prospectus supplement, the terms of any common stock offered under that prospectus supplement may differ from the terms described below. For the complete terms of our common stock, please refer to our articles of incorporation and bylaws that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of our common stock may also be affected by the laws of the State of Michigan.

Dividends

Holders of common stock are entitled to participate equally in respect to dividends as, when and if dividends are declared by our board of directors out of funds legally available for their payment. However, this dividend right is subject to any preferential dividend rights we may grant to future holders of preferred stock and to the prior rights of DTE Energy’s debt holders and other creditors. As a Michigan corporation, we are subject to statutory limitations on the declaration and payment of dividends. Dividends on DTE Energy common stock will depend primarily on the earnings and financial condition of DTE Energy. DTE Energy is a holding company and its assets consist primarily of its investment in its operating subsidiaries. Thus, as a practical matter, dividends on common stock of DTE Energy will depend in the foreseeable future primarily upon the earnings, financial condition and capital requirements of DTE Electric, DTE Gas and our other subsidiaries, and the distribution of such earnings to DTE Energy in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to make payments with respect to any of DTE Energy’s securities, or to pay dividends to or make funds available to DTE Energy so that DTE Energy can make payments on its securities, including its common stock. In addition, existing or future covenants limiting the right of DTE Electric, DTE Gas or our other subsidiaries to pay dividends on or make other distributions with respect to their common stock may affect DTE Energy’s ability to pay dividends on our common stock. See “Description of Debt Securities — Ranking.”

Voting

Subject to any special voting rights that may vest in the holders of preferred stock, the holders of DTE Energy common stock are entitled to vote as a class and are entitled to one vote per share for each share held of record on all matters voted on by shareholders. All questions are decided by a majority of the votes cast by the holders of shares entitled to vote on that question, unless a greater or different vote is required by the articles of incorporation or Michigan law. However, if the number of director nominees for any director election exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of the shares entitled to vote at any meeting for the election of directors at which a quorum is present will be elected.

We are subject to Chapter 7A of the Michigan Business Corporation Act, which we refer to as the Corporation Act, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

Board of Directors

The number of directors is fixed by the board of directors from time to time. At the date of this Prospectus, DTE Energy has 12 directors, although one director intends to retire effective May 9, 2019 at which time the size of the board will be reduced to 11 directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.

Amendments to DTE Energy’s Articles of Incorporation

Under Michigan law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include the common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of DTE Energy, holders of our common stock have the right to share in DTE Energy’s assets remaining after satisfaction in full of the prior rights of creditors, and all liabilities and the aggregate liquidation preferences of any outstanding shares of DTE Energy preferred stock.

Preemptive Rights

The holders of DTE Energy common stock have no conversion or redemption rights, or any rights to subscribe for or purchase other stock of DTE Energy.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DTE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, P.O. Box 64874, St. Paul, MN 55164-0854.

Advance Notice Requirements; Possible Anti-Takeover Effects

Certain provisions of our articles of incorporation and bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of DTE Energy. Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders or a shareholder-requested special meeting of shareholders must deliver timely notice of their proposal in writing to our principal executive offices. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders, a shareholder requested special meeting of shareholders or make nominations for directors. These provisions may limit the ability of individuals to bring matters before shareholder meetings, change the composition of the board of directors and pursue a merger, takeover, business combination or tender offer involving DTE Energy, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the board of directors rather than pursue a non-negotiated takeover attempt, including one that shareholders might favor, and could reduce the market value of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with any applicable prospectus supplement, summarizes certain material terms and provisions of the debt securities we may offer under this prospectus and the related indenture. We will issue the debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, which we refer to as the “indenture,” between DTE Energy and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the indenture, as the “trustee” for purposes of this section. The indenture may, but need not, have separate trustees for senior and subordinated debt securities.

This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

Because the descriptions of provisions of the indenture below are summaries, they do not describe every aspect of the indenture. The summaries below are subject to, and are qualified in their entirety by reference to, all provisions of the indenture, including the definitions therein of certain terms. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture for provisions that may be important to you. Wherever we refer to particular articles, sections or defined terms of the indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture contains, and the debt securities, when issued, will contain, additional important terms and provisions. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. As of December 31, 2018, approximately $5.6 billion aggregate principal amount of debt securities were issued and outstanding under the indenture.

Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

We will describe material U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in the form of global securities, deposited with and registered in the name of The Depository Trust Company, as depositary, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “Book-Entry Securities.”

General

The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered debt securities. These terms may include some or all of the following:

•	the title or designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of DTE Energy in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•

the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

•	whether the debt securities will be issued in the form of one or more global securities;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the rate or rates, at which the debt securities will bear any interest or the method or methods, if any, by which such rate or rates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•

whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of certain taxes, assessments or governmental charges, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, and where any registered securities may be surrendered for registration of transfer or exchange;

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a description of any provisions providing for redemption or repurchase of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption or repurchase;

•	any sinking fund or other mandatory redemption or similar terms;

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whether the debt securities will be convertible into shares of common stock of DTE Energy and/or exchangeable for other securities, whether or not issued by DTE Energy, property or cash, or a combination of any of the foregoing, and, if so, the terms and conditions of such conversion or exchange, either mandatory, at the option of the holder, or at the option of DTE Energy, and any deletions from or modifications or additions to the indenture to allow the issuance of such convertible or exchangeable debt securities;

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the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

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if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them that shall be payable upon declaration of acceleration of the maturity in accordance with the indenture upon an event of default or the method by which such portion is to be determined;

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if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

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if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

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if either or both of the sections of the indenture relating to defeasance and covenant defeasance are applicable to the debt securities, or if any covenants in addition to or other than those specified in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

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if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•

any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture, and whether the limitations on secured debt under the indenture will be applicable; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

Other than as described below under “— Covenants” with respect to any applicable series of debt securities and as may be described in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding the applicability of the covenant described below under “— Covenants — Limitation on Secured Debt” or any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Ranking

Because DTE Energy is a holding company that conducts substantially all of its operations through subsidiaries, holders of debt securities and guarantees of DTE Energy will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred shareholders, if any. Our subsidiaries, principally DTE Electric and DTE Gas, from time to time incur debt to finance their business activities. Substantially all of the physical properties of DTE Electric and DTE Gas are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds.

Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including any debt securities and guarantees, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make payments to us in order for us to pay our obligations under the debt securities. In addition, existing and future contractual and other legal requirements may limit the ability of our subsidiaries to pay dividends to us.

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, DTE Energy’s obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

DTE Energy’s obligation to pay the principal of, and any premium and interest on, any series of subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent provided in the supplemental indenture relating to the series and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of assets or securities of DTE Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of DTE Energy, the holders of Senior Indebtedness will first be entitled to receive payment in full of the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of DTE Energy being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

By reason of such subordination, in the event of liquidation or insolvency of DTE Energy, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of DTE Energy that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of DTE Energy applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Indebtedness” means:

•	indebtedness for borrowed money;

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business);

•	obligations evidenced by notes, bonds, debentures or other similar instruments;

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property;

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases;

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit;

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obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

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guarantees of Indebtedness of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss; and

•	Indebtedness described above secured by any Lien (as defined below) on property.

“Senior Indebtedness,” for purposes of subordinated debt securities of each series, means all Indebtedness, whether outstanding on the date of issuance of subordinated debt securities of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the subordinated debt securities or Indebtedness ranking junior to the subordinated debt securities. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Indebtedness ranking equally with the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to:

•	the subordinated debt securities, and

•	any other Indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking junior to the subordinated debt securities.

Covenants

The indenture contains covenants for the benefit of holders of debt securities of each series. The following covenant will apply to a series of debt securities only to the extent specified in the applicable prospectus supplement.

Limitation on Secured Debt

If this covenant is made applicable to the debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which this covenant is made, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made equally and ratably with the Secured Debt; or

•

deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made and meeting certain other requirements in the indenture.

“Debt” means:

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy that is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the debt securities of any series or thereafter acquired.

Consolidation, Merger and Sale of Assets

DTE Energy may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

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if DTE Energy merges into or consolidates with, or transfers its properties and assets as an entirety (or substantially as an entirety) to any person, such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

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any successor person (if not DTE Energy) assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Upon any merger or consolidation described above or conveyance or transfer of the properties and assets of DTE Energy as or substantially as an entirety as described above, the successor person will succeed to DTE Energy’s obligations under the indenture and, except in the case of a lease, the predecessor person will be relieved of such obligations.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of the properties of DTE Energy which does not constitute the entirety, or substantially the entirety, thereof.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be any of the following events:

(1) failure to pay interest on the debt securities of that series, or any additional amounts payable with respect thereto, for 30 days after payment is due;

(2) failure to pay principal or any premium on the debt securities of that series, or any additional amounts payable with respect thereto, when due;

(3) failure to pay any sinking fund installment or analogous payment when due;

(4) failure to perform, or breach of, any other covenant or warranty or obligation of DTE Energy in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the registered owners of at least 25% in principal amount of the debt securities of that series;

(5) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

•	either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment has not been made, waived or extended within 30 days of such payment default; or

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as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and

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the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates to at least $40 million;

(6) certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy; or

(7) any other event of default provided with respect to debt securities of that series.

If an event of default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization specified in the indenture as described in paragraph (6) above, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the debt securities of that series, or a lesser amount as provided for in the debt securities of that series, will be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the trustee must transmit to the holders of the debt securities of such series, in the manner set forth in the indenture, notice of the default known to the trustee, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. In addition, in the case of any event of default described in paragraph (4) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings.

The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture provides that no holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

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for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event that after notice or lapse of time or both would constitute an event of default.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Exchange, Registration and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	the day of the mailing of the relevant notice of redemption if the debt securities are issuable only as registered securities; or

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the day of the first publication of the notice of redemption if the debt securities are issuable as bearer securities, or, if the debt securities are also issuable as registered securities and there is no publication, the mailing of the notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

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exchange any bearer security so selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

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issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we specify otherwise in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•

as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•

a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

However, if the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon may look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form;

•	will not be considered the owners or holders under the indenture relating to those debt securities; and

•	will not be able to transfer or exchange the global debt securities, except in the limited circumstances as described in this prospectus or any supplement.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the owner’s ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable. The deposited amount must be sufficient to pay the entire amount of principal of, and any premium, interest and additional amounts on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity or redemption date of the debt securities, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the debt securities, and certain other conditions are met.

Unless we specify otherwise in the applicable prospectus supplement, we may elect:

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “defeasance”; or

•

with respect to any debt securities, to be released from certain covenant obligations as described in the related prospectus supplement, as may be provided for under Section 301 of the indenture, which we refer to as “covenant defeasance.”

In the case of defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities. The deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that (1) the debt securities of such series provide for the payment of additional amounts and (2) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on their scheduled due dates.

In addition, we can only elect defeasance or covenant defeasance if, among other things:

•

the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event that with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•

we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

The indenture deems a foreign currency to be any currency, currency unit or composite currency including, without limitation, the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

The indenture defines government obligations as securities that are not callable or redeemable at the option of the issuer or issuers and are:

•

direct obligations of the United States or the government or governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, and additional amounts, if any, with respect to, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•

in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

The indenture defines a “conversion event” as the cessation of use of:

•

a foreign currency both by the government of the country or the confederation that issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Modification and Waiver

DTE Energy and the trustee may generally modify certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification, except that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•

change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•

change the place of payment or the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment; or

•	modify any of the above provisions or certain provisions regarding the waiver of past defaults or the waiver of certain covenants, with limited exceptions.

In addition, we and the trustee may, without the consent of any holders, modify provisions of the indenture for certain purposes, including, among other things:

•	evidencing the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the debt securities;

•

adding to the covenants of DTE Energy for the benefit of the holders of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or surrendering any right or power herein conferred upon DTE Energy with respect to the debt securities;

•

adding any additional events of default with respect to the debt securities (and, if such event of default is applicable to less than all series of debt securities, specifying the series to which such event of default is applicable);

•

adding to or changing any provisions of the indenture to provide that bearer debt securities may be registrable, changing or eliminating any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, permitting bearer debt securities to be issued in exchange for registered debt securities, permitting bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitating the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment of a successor trustee and adding to or changing any of the provisions of the indenture to facilitate the administration of the trusts;

•

curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein, or making or amending any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time;

•

adding to, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as therein set forth;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form;

•	securing the debt securities;

•	making provisions with respect to conversion or exchange rights of holders of securities of any series;

•

amending or supplementing any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement will adversely affect the interests of the holders of any debt securities then outstanding in any material respect; or

•	modifying, deleting or adding to any of the provisions of the indenture other than as contemplated above.

The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time with respect to the debt securities of one or more series by giving written notice thereof to us.

The trustee may also be removed with respect to the debt securities of any series by act of the holders of a majority in principal amount of the then outstanding debt securities of such series.

No resignation or removal of such trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the retiring trustee will be deemed to have resigned.

Governing Law

The indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the successor trustee under the indenture. In addition to acting as trustee under the indenture and in certain other capacities as described in this prospectus, the trustee and its affiliates may act as trustee under various other indentures, trusts and guarantees of DTE Energy and its affiliates and may act as a lender and provide other banking, trust and investment services for DTE Energy and its affiliates in the ordinary course of business.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of DTE Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with DTE Energy and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts that obligate holders to purchase from us, and obligate us to sell to these holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either our debt securities or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units and will contain a discussion of the material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement or other offering materials will not necessarily be complete, and reference will be made for additional information to the purchase contract agreement or unit purchase agreement, as applicable, that we will enter into at the time of issue, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

BOOK-ENTRY SECURITIES

Unless we otherwise specify in the applicable prospectus supplement, the securities, other than our common stock, will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources, including DTC, that we believe to be reliable. We make no representation as to the accuracy of such information.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments, distributions and dividend payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the securities will be printed and delivered to DTC.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

DTE Energy may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

DTE Energy may designate one or more agents to sell the securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If DTE Energy uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. If DTE Energy uses a dealer in the sale, it will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from DTE Energy and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. DTE Energy may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. DTE Energy may elect to list any other class or series of securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice DTE Energy cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities and certain other legal matters will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel. Mr. Carey beneficially owns shares of DTE Energy common stock. Except as otherwise set forth in a prospectus supplement, certain legal matters relating to the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Pillsbury Winthrop Shaw Pittman LLP has represented, and may in the future continue to represent, us and certain of our affiliates in connection with certain nuclear waste and other nuclear regulatory matters and certain insurance recovery matters unrelated to the offering of securities described in this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

We maintain a web site at http://www.dteenergy.com, that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•

Annual Report on Form 10-K for the year ended December 31, 2018 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2019 annual meeting of shareholders filed on March 14, 2019);

•	Current Report on Form 8-K filed February 4, 2019; and

•	Description of DTE Energy common stock on Form 8-B, filed on January 2, 1996.

Each of these documents is available from the SEC’s web site described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning DTE Energy Investor Relations at:

DTE Energy Company

Attention: Investor Relations, 819 WCB

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 235-8030